AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 2002
REGISTRATION NO. 333-100044

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-11
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

APPLE HOSPITALITY FIVE, INC.
(Exact name of Registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	10 South Third Street Richmond, Virginia 23219 (804) 344-8121 (Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)	76-0713476 (I.R.S. Employer Identification No.)

Glade M. Knight
Chairman of the Board of Directors
Apple Hospitality Two, Inc.
10 South Third Street
Richmond, Virginia 23219
(804) 344-8121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Leslie A. Grandis, Esq.
McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219

Approximate Date of Commencement of Proposed Sale to Public    From time to time following the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If the delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (2)

Units (Each Unit is equal to one Common Share, no par value and one Series A preferred share)	4,761,905	$10.50	$50,000,000	$4,600

	40,909,090	$11.00	$450,000,000	$41,400

(1)
The Registrant registered 15,454,545 Units in its initial filing on September 24, 2002. The Registrant registered an additional 30,216,450 Units in its filing on November 8, 2002. The total amount of Units is 45,670,995.

(2)
The Registrant paid a registration fee in the amount of $18,400 with its initial filing on September 24, 2002 with respect to the Units. The Registrant paid an additional registration fee in the amount of $27,600 with its filing on November 8, 2002 with respect to the additional Units.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion December 3, 2002
PROSPECTUS

APPLE HOSPITALITY FIVE, INC.

45,670,995 UNITS CONSISTING OF ONE COMMON SHARE
AND ONE SERIES A PREFERRED SHARE

We plan to own upper-end, extended-stay hotel and other limited-service hotel properties and qualify as a real estate investment trust. We are offering up to 45,670,995 Units. Each Unit consists of one common share and one Series A preferred share. The Series A preferred shares will have no voting rights, no conversion rights and no distribution rights. The only right associated with the Series A preferred shares will be a priority distribution upon the sale of our assets or other event of liquidation. Moreover, the Series A preferred shares will not be separately tradable from the common shares to which they relate. If a minimum of 4,761,905 Units are not sold within one year after the date of this prospectus, we will terminate this offering and all money received will be promptly refunded to investors with interest. The Units are being offered on a best efforts, minimum offering basis through David Lerner Associates, Inc. Until the minimum offering is achieved, all funds received from investors will be deposited into an interest-bearing escrow account.

Consider carefully the Risk Factors beginning on Page 10 of this Prospectus. This Offering involves material risks and investment considerations including:
•
There will be no public trading market for the common shares (and accompanying Series A preferred shares) for an indefinite period of time, if ever. Therefore, the Units will be highly illiquid and very difficult to trade.

•
There are conflicts of interest between us and our chairman and president, Glade M. Knight, because he is the sole shareholder of companies with which we will enter into contracts for services for day-to-day operations and for the purchase or sale of real estate, Apple Hospitality Five Advisors, Inc. and Apple Suites Realty Group, Inc., respectively.

•
We will pay a fee of 2% of the gross purchase or sale price of each hotel to Apple Suites Realty Group, Inc. and an annual fee ranging from 0.1% to 0.25% of total equity proceeds to Apple Hospitality Five Advisors, Inc., both of which are owned by our chairman and president, Glade M. Knight. This compensation has been established without the benefit of arms-length negotiation. Apple Hospitality Five Advisors will subcontract with Apple Suites Advisors, Inc., which is currently wholly-owned by Glade M. Knight. Mr. Knight is a principal in other real estate investment programs, which may compete with us. Mr. Knight is the chairman of the board and president of Apple Apple Hospitality Two, Inc., Apple Suites, Inc. and Cornerstone Realty Income Trust, Inc., which are real estate investment trusts.

•
We have issued to our chairman and president, Glade M. Knight, 240,000 Series B convertible preferred shares at a purchase price of $0.10 per share. Shareholders’ interests will be diluted upon conversion of the Series B convertible preferred shares. The number of common shares into which the Series B convertible preferred shares are convertible range from approximately 0.92 to 12.11 per Series B convertible preferred share or from 4.45% to 5.99% of the total number of common shares then outstanding. Upon liquidation, Mr. Knight has a junior right to our assets after distributions to the holders of the Series A preferred shares. However, Mr. Knight can influence the conversion of the Series B convertible preferred shares and the resulting dilution of shareholder’s interests. Upon conversion of the Series B convertible preferred shares, the Series A preferred shares will terminate and will no longer have the priority distribution on liquidation associated with the Series A preferred shares.

•
Our board of directors may have a conflict of interest in its oversight responsibility for the entity providing us with our day-to-day advisory services, affecting the ability of the board to serve us impartially. Our board will be responsible for ensuring that services provided to us by our advisor are fair and adequate to us; however, the same Board may be responsible for ensuring that our advisor maximizes profits for Apple Hospitality Two.

•
We own no properties at this time and we have not identified any properties to purchase with the proceeds of this offering. This is a “blind pool” offering and, therefore, investors will have to rely upon the ability of Mr. Knight and his affiliates to acquire a suitable portfolio of unspecified properties.

•
We may be unable to generate sufficient cash for distributions. If our properties do not generate sufficient revenue to meet operating expenses, our cash flow and our ability to make distributions to shareholders may be adversely affected.

•
We have no restriction on changes in our investment and financing policies. This lack of restrictions on changes in our policies could result in those policies being changed without Unit holder approval. Further, our board of directors may, in its sole discretion, determine the amount of our aggregate debt. Therefore, our properties may be highly leveraged and thereby subject to a greater risk of default. In addition, since Apple Suites Realty Group, Inc.’s commission is based on gross purchase price, it may have an incentive to encourage us to purchase highly-leveraged properties in order to maximize commissions.

	Price To Public	Commissions & Marketing Expenses	Proceeds To Apple Hospitality Five, Inc.
Per Unit(1)	$10.50	$1.05	$9.45
Total Minimum Offering	$50,000,000	$5,000,000	$45,000,000
Total Maximum Offering	$500,000,000	$50,000,000	$450,000,000

(1)
Once the minimum offering of 4,761,905 Units is achieved, the per Unit offering price will rise to $11, the selling commission and marketing expenses per Unit will become $1.10, and the proceeds per Unit to Apple Hospitality Five, Inc. will be $9.90.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is December 3, 2002.
The information in this preliminary Prospectus is not complete and may be changed.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Except for the states specifically described below, each purchaser of Units must certify that he has either (1) a minimum annual gross income of $45,000 and a net worth (exclusive of equity in home, home furnishings and personal automobiles) of at least $45,000, or (2) a net worth (similarly defined) of at least $150,000.
Each New Hampshire purchaser must certify that he has either (1) a minimum annual gross income of $50,000 and a net worth (similarly defined) of at least $125,000, or (2) a net worth (similarly defined) of at least $250,000.
Each North Carolina purchaser must certify that he has either (1) a minimum annual gross income of $60,000 and a net worth (similarly defined) of at least $60,000, or (2) a net worth (similarly defined) of at least $225,000.
Each Pennsylvania purchaser must certify that he has either (1) a minimum annual gross income of $30,000 and a net worth (similarly defined) of at least $30,000 or (2) a net worth (similarly defined) of at least $75,000. No Pennsylvania purchaser may purchase Units costing more than 10% of the purchaser’s net worth (similarly defined).
No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made by this Prospectus, and, if given or made, any other information or representations must not be relied upon. This Prospectus does not constitute an offer in any state in which an offer may not legally be made. The delivery of this Prospectus at any time does not imply that information contained in this Prospectus has not changed as of any time after its date.

Page
SUMMARY	1
APPLE HOSPITALITY FIVE, INC.	1
APPLE HOSPITALITY FIVE ADVISORS, INC. AND APPLE SUITES REALTY GROUP, INC.	1
RISK FACTORS	3
THE OFFERING	4
USE OF PROCEEDS	4
CONFLICTS OF INTEREST	5
LIQUIDITY	6
INVESTMENT AND DISTRIBUTION POLICY	7
BORROWING POLICY	7
COMPENSATION	8
SHARE REDEMPTION PROGRAM	9
RISK FACTORS	10
There is no public market for our common shares, so investors may be unable to dispose of their investment.	10
There will never be a public market for our Series A preferred shares separate from any market that may develop for our common shares and investors will not be able to separately dispose of their Series A preferred shares without disposing of the common shares to which the Series A preferred shares relate.	10
The Board of Directors may decide in its sole discretion to dissolve us.	10
The compensation to Apple Hospitality Five Advisors, Inc. and Apple Suites Realty Group, Inc. is payable before distributions and, therefore, will tend to reduce the return on our shareholders’ investment.	11
There were no arms-length negotiations for our agreements with Apple Hospitality Five Advisors, Inc. and Apple Suites Realty Group, Inc. and the terms of those agreements with those entities may be more favorable to those entities and to our detriment than had the negotiations been arms-length with third parties.	11
Commissions, acquisition, advisory and other fees and expenses will limit our ability to make distributions to investors because they will reduce our net proceeds and distributions available to shareholders.	11
The compensation to Apple Suites Realty Group, Inc. and Apple Hospitality Five Advisors, Inc. is indeterminable and cannot be stated with certainty.	11
There are conflicts of interest with our President and Chairman of the Board because he has duties as an officer and director to companies with which we contract or with which we may compete for properties.	12
There are conflicts of interest with our advisor and broker because it could be financially advantageous for them to recommend certain actions that may be disadvantageous to us.	12
Our management will spend time on other activities with other entities that may compete with us.	13
Apple Hospitality Five Advisors, Inc. may terminate the Advisory Agreement, which would require us to find a new advisor.	13
There will be dilution of shareholder’s interests upon conversion of the Series B convertible preferred shares.	13
The Series A preferred shares will terminate and have no liquidation preference upon the conversion of the Series B convertible preferred shares and there will be dilution of the common shares.	14
The Series B convertible preferred shares will have a liquidation preference before any distribution of liquidation proceeds on the common shares.	15
Our Board of Directors may have a conflict of interest in its oversight responsibility for Apple Suites Advisors, Inc., the entity providing us with our day-to-day advisory services, affecting the ability of our board to serve us impartially.	15
We have no operating history and we can give no assurance of success.	15
We own no properties at this time and must rely on Glade M. Knight and his affiliates to purchase appropriate properties for us.	15

i

Page
We are not diversified and are dependent on our investment in a single industry.	16
There may be operational limitations associated with management and franchise agreements affecting our properties and these limitations may prevent us from using these properties to their best advantage for our shareholders.	16
There is a possible lack of diversification and our shareholders may recognize a lower return due to the minimum size of our offering.	16
There may be delays in investment in real property, and this delay may decrease the return to shareholders.	16
The actual amount of proceeds available for investment in properties is uncertain and we cannot guarantee that investors will receive a specific return on their investment.	17
Our board may, in its sole discretion, determine the amount and nature of our aggregate debt and as a result may achieve a debt ratio that decreases shareholder returns.	17
The per-Unit offering prices have been established arbitrarily by us and may not reflect the true value of the Units; therefore investors may be paying more for a Unit than the Unit is actually worth.	17
We may be unable to make distributions to our stockholders.	17
We will face competition in the hotel industry, which may limit our profitability and return to our shareholders.	17
Investors may wait up to one year before receiving their Units or a refund of their money if the minimum offering is not achieved.	18
There would be significant adverse consequences of our failure to qualify as a REIT, including our ability to make distributions to shareholders.	18
Our real estate investments will be relatively illiquid and may adversely affect returns to our shareholders.	18
We have no restriction on changes in our investment and financing policies and our board may change these policies without shareholder approval.	18
Our shareholders’ interests may be diluted in various ways, which may result in lower returns to our shareholders.	18
You are limited in your ability to sell your Units pursuant to the share redemption program.	19
Our articles and bylaws contain antitakeover provisions and ownership limits, which may impede our shareholders’ ability to change our management.	19
We may become subject to environmental liabilities, which may decrease profitability and shareholder’s return.	20
We may incur significant costs complying with the Americans with Disabilities Act and similar laws, which may decrease profitability and shareholder return.	20
We make forward-looking statements in this prospectus which may prove to be inaccurate.	20
USE OF PROCEEDS	21
COMPENSATION	23
CONFLICTS OF INTERESTS	26
General	26
Conflicts with Respect to Fees Paid by us to Apple Hospitality Five Advisors and Apple Suites Realty	26
Series B Convertible Preferred Shares	27
Policies to Address Conflicts	27
Transactions with Affiliates and Related Parties	27
Interlocking Boards of Directors	28
Competition Between Us and Mr. Knight	28
Compensation for Management Services	29
INVESTMENT OBJECTIVES AND POLICIES	30
Investments in Real Estate or Interests in Real Estate	30
Borrowing Policies	30
Reserves	31
Sale Policies	31

SUMMARY

The following information is a summary about this offering and may not contain all of the detailed information that is important to you. Accordingly, this summary should be read together with the information contained in this prospectus.

Apple Hospitality Five, Inc.

We will focus on purchasing and owning upper-end, limited-service hotels in selected metropolitan areas in the United States, concentrating on extended-stay hotel properties. Limited-service hotels provide fewer guest amenities such as restaurants, concierge and room service, porter or valet parking than do full-service hotels. Our extended-stay hotel properties will offer upscale, high-quality, residential style lodging with a comprehensive package of guest services and amenities for extended-stay business and leisure travelers. We will have no limitation as to the brand of franchise or license with which our hotels will be associated. There is no specific geographic area in which we propose to acquire or not acquire properties. However, we own no properties at this time.

We plan to elect to be treated as a real estate investment trust for federal income tax purposes beginning with our taxable year ending December 31, 2003. As a real estate investment trust, we will generally not be subject to federal income tax. We will, however, be subject to a number of organizational and operational requirements and limitations.

As a real estate investment trust, we are prohibited under federal tax laws from operating our extended-stay hotel properties directly. The provisions of the Internal Revenue Code, however, allow us to enter into leases for each of our hotel properties, which must in turn be operated by third-party hotel operators and franchisers. All our hotel properties will be leased to Apple Hospitality Five Management, Inc., our wholly owned, taxable REIT subsidiary. Apple Hospitality Five Management has no significant assets.

Glade M. Knight, our chairman and president, is our only promoter. His business address is 10 South Third Street, Richmond, Virginia 23219.

We are located at 10 South Third Street, Richmond, Virginia and our telephone number is (804) 344-8121.

Apple Hospitality Five Advisors, Inc. and Apple Suites Realty Group, Inc.

Apple Hospitality Five Advisors, Inc. will provide us with our day-to-day management. Apple Hospitality Five Advisors does not have any employees nor any significant assets. Apple Hospitality Five Advisors will subcontract these management services to Apple Suites Advisors, Inc., which is currently wholly-owned by our chairman and President, Glade M. Knight. Apple Suites Advisors does not have any significant assets. Apple Suites Realty Group, Inc. will provide us with property acquisition and disposition services. Apple Suites Realty has no significant assets. Glade M. Knight, who is our president and chairman of the board, owns all of the outstanding capital stock of Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty.

The following chart illustrates the relationships among Apple Hospitality Five, Inc., Apple Hospitality Five Management, Apple Hospitality Five Advisors, Apple Suites Advisors, and Apple Suites Realty.

Risk Factors

We urge you to consider carefully the matters discussed under “Risk Factors” beginning on Page 10 before you decide to purchase our Units. An investment in our securities involves a number of risks including:

•
There will be no public trading market for the common shares and the Series A preferred shares for an indefinite period of time, if ever. Therefore, the Units will be highly illiquid and very difficult to trade.

•
We will pay a fee of 2% of the gross purchase or sale price of each hotel to Apple Suites Realty Group, Inc. and an annual fee ranging from 0.1% to 0.25% of total equity proceeds received to Apple Hospitality Five Advisors, Inc. Glade M. Knight, our chairman and president, is the sole shareholder of Apple Suites Realty Group, Inc. and Apple Hospitality Five Advisors, Inc. This compensation has been established without the benefit of arms-length negotiation.

•
There are conflicts of interest between us and our chairman and president, Glade M. Knight, because he is the chief executive officer or sole shareholder of companies with which we will enter into contracts for services for day-to-day operations and for the purchase or sale of real estate. Mr. Knight is the sole shareholder and chief executive officer of Apple Suites Advisors, Inc., with which Apple Hospitality Five Advisors will subcontract for our day-to-day management services. In addition, Mr. Knight is and will be a principal in other real estate investment programs, which may compete with us. Mr. Knight is the chairman of the board and President of Apple Hospitality Two, Inc., Apple Suites, Inc., and Cornerstone Realty Income Trust, Inc., which are real estate investment trusts.

•
We have issued to our chairman and president, Glade M. Knight, 240,000 Series B convertible preferred shares at a purchase price of $0.10 per share. Shareholders’ interests will be diluted upon conversion of the Series B convertible preferred shares. The number of common shares into which the Series B convertible preferred shares are convertible range from approximately 0.92 to 12.11 per Series B convertible preferred share or from 4.45% to 5.99% of the total number of common shares then outstanding. Mr. Knight can influence the conversion of the Series B convertible preferred shares and the resulting dilution of shareholders’ interests. Upon conversion of the Series B convertible preferred shares into common shares, the Series A preferred shares will terminate and will no longer have the priority distribution in liquidation associated with the Series A preferred shares.

•
Our board of directors may have a conflict of interest in its oversight responsibility for the entity providing us with our day-to-day advisory services, affecting the ability of the board to serve us impartially. Our board will be responsible for ensuring that services provided to us by our advisor are fair and adequate to us; however, the same Board may be responsible for ensuring that our advisor maximizes profits for Apple Hospitality Two.

•
We own no properties at this time. This is a “blind pool” offering and, therefore, investors will have to rely upon the ability of Mr. Knight and his affiliates to acquire a suitable portfolio of unspecified properties.

•
We may be unable to generate sufficient cash for distributions. If our properties do not generate sufficient revenue to meet operating expenses, our cash flow and our ability to make distributions to shareholders may be adversely affected.

•
We have no restrictions on changes in our investment and financing policies. This lack of restrictions on changes in our policies could result in those policies being changed without Unit holder approval. Further, our board may, in its sole discretion, determine the amount of our aggregate debt. Therefore, our properties may be highly leveraged and thereby subject to a greater risk of default. In addition, since Apple Suites Realty Group, Inc.’s commission is based on gross purchase price, it may have an incentive to encourage us to purchase highly-leveraged properties in order to maximize commissions.

•
Apple Hospitality Five Advisors, Inc. will receive an asset management fee based on the ratio of our modified funds from operations to the amount raised in this offering. In order to increase this fee, Apple Hospitality Five Advisors could have an incentive to recommend riskier or more speculative investments. As subcontractor, Apple Suites Advisors, Inc. would have the same incentive.

•	We will primarily acquire upper-end, extended-stay hotel properties and, therefore, are subject to the risks inherent in investing in a single industry.

•
Due to federal income tax restrictions, we cannot operate our properties directly. Therefore, our properties will be managed pursuant to franchise or license agreements with nationally recognized hotel brands. These agreements may contain limitations on the operation and maintenance of our properties.

•	We do not have an operating history and, therefore, there is no assurance that we will be successful in our operations.

The Offering

We are offering Units at $10.50 per Unit until a minimum of 4,761,905 Units have been sold. Thereafter, the Units will be offered at $11 per unit until a maximum of 45,670,995 Units have been sold. Purchasers must purchase a minimum of $5,000 in Units except that certain benefit plans may purchase a minimum of $2,000 in Units. The Units are being offered through David Lerner Associates, Inc.

If at least 4,761,905 Units have not been sold within one year after the date of this prospectus, we will terminate this offering of Units and all moneys received will be promptly refunded to investors with interest. Our officers and directors and those of Apple Hospitality Five Advisors, Inc., Apple Suites Advisors, Inc., Apple Suites Realty Group, Inc., and Apple Hospitality Five Management, Inc. will not be permitted to purchase Units in order to reach the minimum offering of Units.

This offering of Units will continue until all the Units offered under this prospectus have been sold or until one year from the date of this prospectus, unless we extend the offering for up to an additional year in order to achieve the maximum offering of 45,670,995 Units. The States of Colorado, Delaware, New York and Virginia will allow us to extend the offering without taking any further action. In all of the other states where we plan to sell the Units, we may be required to make certain filings, including the filing of new applications, with the state administrators, to extend the offering.

This is a best efforts offering. Purchasers will be sold Units at one or more closings. An initial closing will occur after the minimum offering of 4,761,905 Units is achieved. Thereafter, additional closings are expected to occur on a monthly basis as Units are sold during the offering period.

With each purchase of a Unit you will receive one common share and one Series A preferred share. The Series A preferred shares will have no voting rights, no conversion rights and no distribution rights. The only right associated with the Series A preferred shares will be a priority distribution upon the sale of our assets or other event of liquidation. The priority would be equal to $11.00 per Series A preferred share, and no more, before any distributions are made to the holders of any other shares. The Series A preferred shares will not be separately tradable from the common shares to which they relate.

Use of Proceeds

The proceeds of the offering will be used

•	to pay expenses and fees of selling the Units;

•	to invest in properties;

•	to pay expenses and fees associated with acquiring properties; and

•	to establish a working capital reserve.

If the minimum offering of $50 million is sold, we expect to acquire three to five properties, if we have little or no debt. If the properties purchased are encumbered by debt equal to 50% of their fair market values, we expect to acquire six to ten properties with proceeds from the minimum offering. If the maximum offering of $500 million is sold, we expect to acquire 35-50 properties, if we have little or no debt. If the properties purchased are encumbered by debt equal to 50% of their fair market values, we expect to acquire 60-100 properties with the proceeds of the maximum offering.

We have obtained an unsecured line of credit in a principal amount of up to $300,000 to fund our start-up costs. The lender is Wachovia Bank, N.A. This line of credit bears interest at the bank’s prime rate. Interest is payable monthly, Glade M. Knight, our president and chairman of the board, will guarantee repayment of the line of credit. Mr. Knight will not receive any consideration in exchange for providing the guarantee. We would expect to repay this debt with proceeds from the sale of Units.

Conflicts of Interest

We may be subject to conflicts of interest arising from our relationship with Apple Hospitality Five Advisors, Inc., Apple Suites Advisors, Inc., Apple Suites Realty Group, Inc., and Glade M. Knight, our chairman and president, as they are not restricted from engaging for their own account in business activities of the type conducted by us. There may be conflicts with respect to commissions we pay to Apple Suites Realty because its compensation will increase in proportion to the number of properties purchased and sold by us and the properties’ purchase and sale prices. In addition, since Apple Suites Realty’s commission is based on gross purchase price, it may have an incentive to encourage us to purchase highly leveraged properties in order to maximize commissions. Under our bylaws, the maximum leverage initially permitted is equal to half of the purchase price of all properties bought by us.

There may be conflicts with respect to the asset management fee we pay to Apple Hospitality Five Advisors since its compensation is a percentage of total proceeds received from time to time by us from the sales of our Units. Glade M. Knight is the sole executive officer and director of Apple Suites Advisors, with which Apple Hospitality Five Advisors will subcontract to provide us with our day-to-day management. Glade M. Knight, the sole executive officer and director of Apple Hospitality Five Advisors, also serves as the executive officer and director of Apple Hospitality Two and Apple Suites, which engage in the ownership of extended stay hotel properties. Under certain circumstances as described below, Apple Suites Advisors will become a wholly-owned subsidiary of Apple Hospitality Two. The employees of Apple Suites Advisors may disproportionately allocate their time and efforts between Apple Hospitality Two, Apple Suites and us.

Apple Suites Advisors, Inc., is, in addition to its other duties, responsible for locating suitable properties for us. Apple Suites Advisors has in the past performed the same service for Apple Suites and Apple Hospitality Two. It is anticipated that after February 1, 2003, Apple Hospitality Two will have largely completed its intended property acquisitions. Therefore, it is anticipated that by then Apple Suites Advisors will concentrate its property acquisition efforts on behalf of us rather than Apple Hospitality Two.

Apple Suites, Inc. may merge into a subsidiary of Apple Hospitality Two, Inc. In connection with that merger, Apple Suites Advisors will become a wholly-owned subsidiary of Apple Hospitality Two, Inc. If these transactions occur, our day-to-day management would be provided to us by a subsidiary of a real estate investment trust that engages in the ownership of extended-stay hotel properties and that may compete with us for properties.

We issued 240,000 Series B convertible preferred shares to Mr. Knight in exchange for $0.10 per share. Under limited circumstances these shares may be converted into common shares, thereby resulting in dilution of the shareholders’ interest in us. The Series B convertible preferred shares are convertible into common shares if

(1) substantially all of our assets, stock or business is transferred as a going concern, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business, or (2) our common shares are listed on any securities exchange or quotation system or in any established market. Mr. Knight, as our chief executive officer, can influence whether substantially all of our assets, stock or business is transferred as a going concern or whether our common shares are listed or quoted. Accordingly, Mr. Knight can influence both the conversion of the Series B convertible preferred shares issued to him and the resulting dilution of other shareholders. Upon conversion of the Series B convertible preferred shares into common shares, the Series A preferred shares terminate and will no longer have the priority distribution in liquidation associated with the Series A preferred shares.

If we terminate or fail to renew the Advisory Agreement with Apple Hospitality Five Advisors, the Series B convertible preferred shares will be entitled to dividend distributions and voting rights on an as converted basis. In this event, the liquidation preference of the Series A preferred shares will continue.

We have obtained an unsecured line of credit in a principal amount of up to $300,000 to fund our start-up costs. This line of credit will be guaranteed by Glade M. Knight, our president and chairman of the board. We would expect to repay this debt with proceeds of this offering. Because Mr. Knight is personally liable for repayment of this debt, he would have an incentive to see that at least the minimum offering is raised. This could present a conflict of interest for Mr. Knight since his personal interests would be adversely affected if the offering is not successful for any reason.

Glade M. Knight, the sole executive officer and director of Apple Hospitality Five Advisors, Inc., Apple Suites Advisors, Inc. and Apple Suites Realty Group, Inc., also serves as an officer and director of entities that engage in the ownership of extended-stay hotel properties. These entities are Apple Hospitality Two, Inc. and Apple Suites, Inc. In addition, Apple Suites Advisors and Apple Suites Realty provide brokerage, sale, operation or management services to Apple Hospitality Two and Apple Suites. Mr. Knight and the employees of Apple Suites Advisors and Apple Suites Realty may disproportionately allocate their time and resources between these other entities and us. There may also be conflicts if we were to purchase properties from entities affiliated with Mr. Knight.

Glade M. Knight, Lisa B. Kern, Bruce H. Matson, Michael S. Waters and Robert M. Wily will serve as directors on our board and concurrently serve as directors for Apple Suites, Inc. and Apple Hospitality Two, Inc. Mr. Knight is chairman and president of Apple Suites, Inc. and Apple Hospitality Two, Inc. There may be instances where our hotels will be in the same markets as Apple Suites, Inc. and Apple Hospitality Two, Inc. However, because the hotels are managed by third-party management companies and neither our board nor the boards of Apple Suites, Inc. and Apple Hospitality Two, Inc. are engaged in the management of the hotels, we do not believe that having the same board of directors as Apple Suites, Inc. and Apple Hospitality Two, Inc. or having hotels in some of the same markets as Apple Suites, Inc. and Apple Hospitality Two, Inc. will present a conflict of interest. If, in connection with the potential merger, Apple Suites Advisors, Inc. becomes a subsidiary of Apple Hospitality Two, Inc., our board may have a conflict with respect to any actions we may take regarding Apple Suites Advisors, and vice versa.

Liquidity

Before this offering there has been no public market for the Units and initially we do not expect a market to develop for the common shares or the Series A preferred shares. Prospective shareholders should view the Units as illiquid and must be prepared to hold their investment for an indefinite length of time.

We do not plan to cause the common shares or the Series A preferred shares to be listed on any securities exchange or quoted on any system or in any established market either immediately or at any definite time in the future. We may cause the common shares to be listed or quoted if the board of directors determines this action to be prudent. However, there can be no assurance that this event will ever occur. We expect that within approximately seven years from the initial closing we will:

(1)  cause the common shares to be listed on a national securities exchange or quoted on the NASDAQ National Market System,

(2)  dispose of all of our properties in a manner which will permit distributions to shareholders of cash, or

(3)  merge, consolidate or otherwise combine with a real estate investment trust or similar investment vehicle.

However, we are under no obligation to take any of these actions, and these actions, if taken, might be taken after seven years from the initial closing.

Investment and Distribution Policy

We intend to maximize shareholder value by acquiring upper-end, extended-stay hotel properties and other limited-service hotel properties for long-term ownership. We intend to acquire fee ownership of our hotel properties. We will seek opportunities, through the direct ownership of hotels, that provide acceptable investment returns and growth in cash distributions to our shareholders. As a REIT we are required to make dividend distributions to our shareholders. We intend to make monthly distributions commencing after the first full month following the closing of the minimum offering of 4,761,905 Units. We will depreciate our fixed assets on a straight-line basis over their expected useful lives.

Borrowing Policy

We intend to purchase our properties using cash and interim borrowings. We will endeavor to repay any interim borrowings with proceeds from the sale of Units. However, we may not necessarily hold our properties on an unleveraged basis. When advisable, we may incur medium or long-term debt secured by our properties. Borrowings may come from third-party, non-affiliated lenders.

After the initial closing of Units, our bylaws will prohibit us from incurring debt if the debt would result in our total debt exceeding 100% of the value of our assets at cost. The value of our assets at cost means the cost of the asset before deducting depreciation less liabilities. However, our bylaws allow us to incur debt in excess of this limitation when the excess borrowing is approved by a majority of the directors and disclosed to the shareholders. The bylaws also will prohibit us from allowing total borrowings to exceed 50% of the fair market value of our assets, before subtracting liabilities, subject to the same exception described in the previous sentence. The two limitations on debt described in this paragraph are applied separately and independently. For example, it is possible that incurring debt may require approval by a majority of the directors under one limitation even though the other limitation on debt does not apply. In addition, the bylaws will provide that our borrowings must be reasonable in relation to our net assets and must be reviewed quarterly by the directors. Subject to these limitations on the permitted maximum amount of debt, there is no limitation on the number of mortgages or deeds of trust that may be placed against any particular property.

Assuming the directors approve, we may borrow in excess of the debt limitations described in the previous paragraph in order to acquire a portfolio of upper-end, extended-stay hotel properties and other limited-service hotel properties. If attainable, the acquisition of a portfolio of properties early in our existence would, in the opinion of our management, provide us with greater ability to acquire upper-end, extended-stay and other limited-service hotel properties in the future as proceeds from the sale of Units are received and provide us with economies of scale from the outset.

Compensation

We do not pay salaries to our officers. Mr. Knight is currently our sole executive officer. Mr. Knight is also our sole promoter. In addition, he is currently the sole shareholder of Apple Hospitality Five Advisors, Inc., Apple Suites Advisors, Inc. and Apple Suites Realty Group, Inc., which are entitled to receive fees for services rendered by then to us. Mr. Knight will not receive a salary from those entities, but will receive income due to his ownership of those entities. Our officers and directors may receive grants of options and/or restricted stock under our Incentive Plan or the Director’s Plan.

The compensation and reimbursements payable to Apple Hospitality Five Advisors and Apple Suites Realty are listed below. Apple Hospitality Five Advisors has entered into a subcontract with Apple Suites Advisors under which the compensation payable to Apple Hospitality Five Advisors is passed on to Apple Suites Advisors. Except as indicated, we cannot determine the maximum dollar amount of this compensation and reimbursement.

Apple Hospitality Five Advisors is entitled to receive an annual asset management fee of between 0.1% and 0.25% of the amount raised in this offering plus reimbursement of certain expenses. Under the sub-contract with Apple Suites Advisors, this fee will be passed onto Apple Suites Advisors. The percentage used to calculate the asset management fee is based on the ratio of our modified funds from operations (as defined below) to the amount raised in this offering. This ratio is referred to as the “return ratio.” Modified funds from operations is defined as net income excluding gains or losses from debt restructuring and sales of property, plus depreciation of real property, after adjustments for significant non-recurring items and unconsolidated partnerships and joint ventures, if any.

The percentage used to determine the asset management fee will be:

•	0.1% if the return ratio for the preceding calendar quarter is 6% or less,

•	0.15% if the return ratio for the preceding calendar quarter is more than 6% but not more than 8%, or

•	0.25% if the return ratio for the preceding calendar quarter is more than 8%.

Assuming the minimum offering amount of $50,000,000 in Units is sold, the annual asset management fee would be:

•	$50,000 if the return ratio is 6% or less,

•	$75,000 if the return ratio is more than 6% but no more than 8%, or

•	$125,000 if the return ratio is more than 8%.

Assuming the maximum offering amount of $500,000,000 in Units is sold, the annual asset management fee would be:

•	$500,000 if the return ratio is 6% or less,

•	$750,000 if the return ratio is more than 6% but no more than 8%, or

•	$1,250,000 if the return ratio is more than 8%.

Apple Suites Realty will serve as the real estate advisor in connection with our purchases and sales of properties, and will receive fees from us of up to 2% of the gross purchase price including any debt assumed or incurred in acquiring the property and up to 2% of the gross sale price of each property. If the person from whom we purchase or to whom we sell a property pays any fee to Apple Suites Realty, that amount will decrease the amount of our obligation to Apple Suites Realty. Apple Suites Realty will not be entitled to any disposition fee in connection with a sale of a property by us to any affiliate of Apple Suites Realty, but will be reimbursed for certain costs incurred on our behalf in marketing the property.

We may request that Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty provide other services or property to us in exchange for fees. We currently have no plans to request services or properties of the type described in this paragraph and, therefore, do not expect to incur any additional fees.

Share Redemption Program

We may use proceeds received from the sale of Units pursuant to our Additional Share Option plan to redeem your Units. After you have held your Units for a minimum of one year, our share redemption program provides an opportunity for you to redeem your Units, subject to certain restrictions and limitations, for the lesser of (1) $11 per Unit, or (2) the price you actually paid for your Units. The board of directors reserves the right to reject any request for redemption of Units or to amend or terminate the share redemption program at any time. You will have no right to request redemption of your Units after the Units are listed on any securities exchange or quoted on any system or in any established market. If you redeem Units under the share redemption program you will not be permitted to purchase additional Units in this offering for a period of one year from the date of redemption.

RISK FACTORS

An investment in Units involves a number of risks. You should carefully consider the following information describing the material risks inherent in investing in Units, together with the other information in this prospectus, before making a decision to purchase our Units.

There is no public market for our common shares, so investors may be unable to dispose of their investment.

Prospective shareholders should view the common shares, to be issued as part of each Unit sold, as illiquid and must be prepared to hold their common shares for an indefinite length of time. Before this offering, there has been no public market for our common shares, and initially we do not expect a market to develop. We have no current plans to cause our common shares to be listed on any securities exchange or quoted on any system or in any established market either immediately or at any definite time in the future. While we, acting through our board of directors, may cause the common shares to be listed or quoted if the board of directors determines this action to be prudent, there can be no assurance that this event will ever occur. Shareholders may be unable to resell their common shares at all, or may be able to resell them only later at a substantial discount from the purchase price. Thus, the common shares should be considered a long-term investment. In addition there are restrictions on the transfer of our common shares. In order to qualify as a REIT our shares must be beneficially owned by 100 or more persons and no more than 50% of the value of our issued and outstanding shares may be owned directly or indirectly by five or fewer individuals. Therefore, our bylaws provide that no person may own more than 9.8% of the issued and outstanding Units. Any purported transfer of our shares that would result in a violation of either of these limits will be declared null and void. See “Description of Capital Stock—Restrictions on Transfer.”

There will never be a public market for our Series A preferred shares separate from any market that may develop for our common shares and investors will not be able to separately dispose of their Series A preferred shares without disposing of the common shares to which the Series A preferred shares relate.

Prospective shareholders should view the Series A preferred shares as illiquid and must be prepared to hold those shares for as long as they hold the common shares to which each Series A preferred share relates. No public market for our Series A preferred shares will exist separate from any public market that may exist for our common shares. Each Series A preferred share will not trade separately from each common share to which it relates. Our Series A preferred shares will never trade separately from our common shares nor ever be listed on any securities exchange or quoted on any system or in any established market. Shareholders will be unable to resell their Series A preferred shares without selling the common shares to which they relate.

The Board of Directors may decide in its sole discretion to dissolve us.

We expect that within approximately seven years from the initial closing of the minimum offering of 4,761,905 Units we will:

(1)  cause our common shares to be listed on a national securities exchange or quoted on the NASDAQ National Market System

(2)  dispose of all of our properties in a manner which will permit distributions to our shareholders of cash, or

(3)  merge, consolidate or otherwise combine with a real estate investment trust or similar investment vehicle.

Any of these actions will be conditioned on the board of directors determining the action to be prudent and in the best interests of our shareholders. However, we are under no obligation to take any of these actions, and any action, if taken, might be taken after the seven period mentioned above.

If we liquidate all of our assets, the Series A preferred shares would have a priority distribution followed by a priority distribution to the Series B convertible preferred shares, on an as converted basis. In the event that the liquidation of our assets resulted in proceeds that exceeded the distribution rights of the Series A preferred shares and Series B convertible preferred shares, the remaining proceeds would be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

The compensation to Apple Hospitality Five Advisors, Inc. and Apple Suites Realty Group, Inc. is payable before distributions and, therefore, will tend to reduce the return on our shareholder’s investment.

We will pay a fee of 2% of the gross purchase or sale price of each hotel to Apple Suites Realty and an annual fee ranging from 0.1% to 0.25% of total equity proceeds received plus reimbursement of certain expenses to Apple Hospitality Five Advisors. The payment of compensation to Apple Hospitality Five Advisors and Apple Suites Realty from proceeds of the offering and property revenues will reduce the amount of proceeds available for investment in properties, or the cash available for distribution, and will therefore tend to reduce the return on our shareholders’ investments. In addition, this compensation is payable regardless of our profitability, and is payable prior to distributions, and without regard to whether we have sufficient cash for distributions.

There were no arms-length negotiations for our agreements with Apple Hospitality Five Advisors, Inc. and Apple Suites Realty Group, Inc. and the terms of those agreements with those entities may be more favorable to those entities and to our detriment than had the negotiations been arms-length with third parties.

Apple Hospitality Five Advisors and Apple Suites Realty will receive substantial compensation from us in exchange for management/investment and brokerage services they have agreed to render to us. This compensation has been established without the benefits of arms-length negotiation. The terms of those agreements may be more favorable to those entities and to our detriment than had the negotiations been arms-length with third parties. Apple Hospitality Five Advisors will supervise and arrange for the day-to-day management of our operations and will assist us in maintaining a continuing and suitable property investment program. Apple Suites Realty will act as a real estate broker in connection with our purchase and sales of properties.

Commissions, acquisition, advisory and other fees and expenses will limit our ability to make distributions to investors because they will reduce our net proceeds and distributions available to shareholders.

The investment return to our shareholders likely will be less than could be obtained by a shareholder’s direct acquisition and ownership of the same properties. We will pay to David Lerner Associates, Inc. substantial fees to sell our Units, which will reduce the net proceeds available for investment in properties. We will pay to Apple Suites Realty substantial acquisition fees to acquire properties, which will reduce the net proceeds available for investment in properties. In addition, we will pay to Apple Hospitality Five Advisors substantial advisory and related compensation, which will reduce cash available for distribution to shareholders. Since these commissions and fees will reduce the gross proceeds of the offering available for investment in properties, the revenues we obtain may be reduced compared to the revenues we might have achieved in the absence of these fees.

The compensation to Apple Suites Realty Group, Inc. and Apple Hospitality Five Advisors, Inc. is indeterminable and cannot be stated with certainty.

Apple Suites Realty and Apple Hospitality Five Advisors will receive compensation for services rendered by them to us that cannot be determined with certainty. Apple Hospitality Five Advisors will receive an asset management fee that may range from $50,000 to $1,250,000 per year. The asset management fee will be based upon the ratio of our modified funds from operations to the amount raised in this offering. Apple Suites Realty will receive a commission for each property purchased or sold based upon the gross purchase price of the properties we purchase. The total compensation to Apple Suites Realty is therefore dependent upon (1) the number of properties we purchase or sell and (2) the gross purchase or sale price of each property purchased or sold. Because the commission payable to Apple Realty Group, Inc. is determined by the gross purchase price of each property purchased, Apple Realty Group, Inc. may encourage us to purchase highly-leveraged properties in order to maximize those commissions. In addition, Apple Hospitality Five Advisors and Apple Suites Realty will be reimbursed for certain of their costs incurred on our behalf and are entitled to compensation for other services and property we may request that they provide to us. The dollar amount of the cost and the compensation cannot now be determined. The compensation we pay to Apple Hospitality Five Advisors will be passed through to Apple Suites Advisors due to the subcontract between Apple Suites Advisors and Apple Hospitality Five Advisors.

There are conflicts of interest with our President and Chairman of the Board because he has duties as an officer and director to companies with which we contract or with which we may compete for properties.

Generally, conflicts of interest between Glade M. Knight and us arise because he is the sole shareholder, sole director and president of Apple Hospitality Five Advisors, Inc., Apple Suites Advisors, Inc. and Apple Suites Realty Group, Inc. These companies will enter into contracts with us to provide us with asset management, property acquisition and disposition services. Mr. Knight will not receive a salary from us but will receive benefit from fees paid to Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty.

In addition, Glade M. Knight is and will be a principal in other real estate investment transactions or programs that may compete with us. Currently, Mr. Knight is the chairman of the board and president of Apple Hospitality Two, Inc., Apple Suites, Inc. and Cornerstone Realty Income Trust, Inc., which are real estate investment trusts. Mr. Knight has economic interests in these other programs by virtue of his positions in those companies. Mr. Knight receives a salary from Cornerstone and indirect compensation from Apple Hospitality Two and Apple Suites. Mr. Knight is a minority shareholder in Apple Hospitality Two, Cornerstone, and Apple Suites.

Under our articles of incorporation and bylaws, we will indemnify our directors and officers, such as Mr. Knight, from any liability and related expenses incurred in dealing with us or our shareholders, except in the case of willful misconduct, bad faith, reckless disregard of duties or violations of the criminal law committed by our directors or officers.

We have obtained an unsecured line of credit in a principal amount of up to $300,000 to fund our start-up costs. This line of credit will be guaranteed by Glade M. Knight, our president and chairman of the board. We would expect to repay this debt with proceeds of this offering. Because Mr. Knight is personally liable for repayment of this debt, he would have an incentive to see that at least the minimum offering is raised. This could present a conflict of interest for Mr. Knight since his personal interests would be adversely affected if the offering is not successful for any reason.

There are conflicts of interest with our advisor and broker because it could be financially advantageous for them to recommend certain actions that may be disadvantageous to us.

We will pay Apple Suites Realty Group, Inc. an acquisition commission in connection with each acquisition of a property, and a disposition commission in connection with property dispositions. As a consequence, Apple Suites Realty may have an incentive to recommend the purchase or disposition of a property in order to receive a commission. In addition, since Apple Suites Realty’s commission is based on gross purchase price, it may have an incentive to encourage us to purchase highly-leveraged properties in order to maximize commissions. Because of its subcontract with Apple Hospitality Five Advisors, Apple Suites Advisors will receive a fee, which is a percentage of the total consideration we receive from sale of Units, and, therefore, it could have an incentive to see that sales of shares are closed as rapidly as possible. Apple Suites Advisors performs similar services for Apple Hospitality Two, Inc., which is a real estate investment that may compete with us. In addition, we will have no control over any employees of Apple Suites Advisors and Apple Suites Realty because we will have no ownership interest in these entities.

In addition, under the terms of the advisory agreement, we have agreed to indemnify Apple Hospitality Five Advisors if:

•
our directors have determined in good faith, that the course of conduct which caused the liability or loss was undertaken in good faith within what the advisor reasonably believed to be the scope of its employment or authority and for a purpose which it reasonably believed to be in our best interests;

•
our directors have determined, in good faith, that the liability or loss was not the result of willful misconduct, bad faith, reckless disregard of duties or violation of the criminal law on the part of the advisor; and

•	the indemnified amount is recoverable only out of our assets and not from the shareholders.

We will also indemnify Apple Suites Advisors to the same extent under the same circumstances.

Our management will spend time on other activities with other entities that may compete with us.

Glade Knight, the sole executive officer and director of Apple Hospitality Five Advisors, Inc., Apple Suites Advisors, Inc. and Apple Suites Realty Group, Inc., also serves as an officer and director of entities that engage in the ownership of extended-stay hotel properties. These entities are Apple Hospitality Two, Inc. and Apple Suites, Inc. These entities share similar investment objectives and policies. Apple Suites and Apple Hospitality Two may compete for properties against us. In addition, Apple Suites Advisors and Apple Suites Realty provide brokerage, sale, operation or management services to Apple Hospitality Two and Apple Suites. Mr. Knight and the employees of Apple Suites Advisors and Apple Suites Realty may disproportionately allocate their time and resources between these other entities and us. Neither the Advisory Agreement, the Property Acquisition/Disposition Agreement nor our organizational documents and those of Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty specify a minimum standard of time and attention that Apple Hospitality Five Advisors, Apple Suites Advisors, Apple Suites Realty and Mr. Knight are required to devote to us.

Apple Hospitality Five Advisors, Inc. may terminate the Advisory Agreement, which would require us to find a new advisor.

Our management advisor, Apple Hospitality Five Advisors, may terminate the Advisory Agreement entered into with us upon 60-days written notice. Apple Hospitality Five Advisors will provide us with supervisory and day-to-day management services and will assist us in maintaining a continuing and suitable property investment program. If Apple Hospitality Five Advisors were to terminate the Advisory Agreement we would need to find another advisor to provide us with these services or hire employees to provide these services directly to us. There can be no assurance that we would be able to find another advisor or hire employees to provide us these services or that we could enter into an advisory agreement with a new advisor on terms as favorable to us.

There will be dilution of shareholder’s interests upon conversion of the Series B convertible preferred shares.

Glade M. Knight, who is our director, chairman of the board and president, holds 240,000 Series B convertible preferred shares that are convertible into common shares, as described under “Principal and Management Shareholders.” The Series B convertible preferred shares are convertible into common shares upon the occurrence of any of the following events: (1) substantially all of our assets, stock or business is transferred as a going concern, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business, or (2) our common shares are listed on any securities exchange or quotation system or in any established market. The number of common shares into which the Series B convertible preferred shares are convertible depends on the gross proceeds of the offering.

The conversion ratio is approximately 0.92-to-one for gross proceeds of $50 million (4,761,905 Units.) The conversion ratio increases to approximately 12.11-to-one for gross proceeds of $500 million. The conversion of Series B convertible preferred shares into common shares will result in dilution of the shareholders’ interests. Upon conversion of the Series B convertible preferred shares into common shares, the Series A preferred shares will terminate and will no longer have the priority distribution in liquidation associated with the Series A preferred shares.

•
Assuming 4,761,905 Units offered by this prospectus were sold, and all of the Series B convertible preferred shares were converted into common shares, the holder of the Series B convertible preferred shares would own 217,557 common shares or approximately 4.45% of the total number of common shares then outstanding in exchange for an aggregate payment of $24,000.

•
If half of the offering is sold, this would represent the sale of 22,943,723 Units. Assuming 22,943,723 Units were sold, and all of the Series B convertible preferred shares were converted into common shares, the holder of the Series B convertible preferred shares would own 1,466,563 common shares or approximately 6.01% of the total number of common shares then outstanding in exchange for an aggregate payment of $24,000.

•
Assuming all Units offered by this prospectus were sold, and all of the authorized Series B convertible preferred shares were converted into common shares, the holder of the Series B convertible preferred shares would own 2,907,415 common shares or approximately 5.99% of the total number of common shares outstanding in exchange for an aggregate payment of $24,000.

Mr. Knight, as our chief executive officer, can influence whether substantially all of our assets, stock or business is transferred as a going concern or whether our common shares are listed or quoted. Accordingly, Mr. Knight can influence both the conversion of the Series B convertible preferred shares issued to him and the resulting dilution of other shareholders. The Series B convertible preferred shares also enjoy a liquidation preference upon our liquidation, as described under “Principal and Management Shareholders.” Upon our liquidation, the holders of the Series B convertible preferred shares are entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, priority liquidation payments to the holders of the Series B convertible preferred shares are junior to the holders of the Series A preferred shares distribution rights. The holders of the Series B convertible preferred shares are entitled to a liquidation payment of $11 per number of common shares into which each Series B convertible preferred share would be convertible according to the formula described under “Principal and Management Shareholders.”

The Series A preferred shares will terminate and have no liquidation preference upon the conversion of the Series B convertible preferred shares and there will be dilution of the common shares.

Once the Series B convertible preferred shares are converted into common shares, a Unit holder will only hold common shares and will no longer have the priority distribution upon the sale of our assets in liquidation associated with the Series A preferred shares. The Series B convertible preferred shares are convertible into common shares upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of our assets, stock or business is transferred as a going concern, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business; or

(2) our common shares are listed on any securities exchange or quotation system or in any established market.

If we terminate or fail to renew the Advisory Agreement with Apple Hospitality Five Advisors, the Series B convertible preferred shares will be entitled to dividend distributions and voting rights on an as converted basis. In this event, the liquidation preference of the Series A preferred shares will continue.

The Series B convertible preferred shares will have a liquidation preference before any distribution of liquidation proceeds on the common shares.

Glade M. Knight, who is our director, chairman of the board and president, holds all of the outstanding 240,000 Series B convertible preferred shares which have a liquidation preference upon our liquidation, as described under “Principal and Management Shareholders.” Upon our liquidation, the holders of the Series B convertible preferred shares are entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, priority liquidation payments to the holders of the Series B convertible preferred shares are junior to the holders of the Series A preferred shares distribution rights. The holders of the Series B convertible preferred shares are entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described under “Principal and Management Shareholders.”

Although the liquidation preference of the Series A preferred shares has priority over the liquidation preference of the Series B convertible preferred shares, Mr. Knight can effectively eliminate that priority by influencing whether substantially all of our assets, stock or business is transferred as a going concern or whether our common shares are listed or quoted, resulting in the conversion of the Series B convertible preferred shares into Units. The effect of the conversion of the Series B convertible preferred shares is that Mr. Knight would own approximately 4.45% to 5.99% of the total number of Units outstanding, depending on the conversion ratio applicable to the Series B convertible preferred shares, in exchange for an aggregate payment of $24,000.

Our Board of Directors may have a conflict of interest in its oversight responsibility for Apple Suites Advisors, Inc., the entity providing us with our day-to-day advisory services, affecting the ability of our board to serve us impartially.

In connection with the proposed merger of Apple Suites, Inc. into a subsidiary of Apple Hospitality Two, Inc., Apple Suites Advisors, Inc. will become a wholly-owned subsidiary of Apple Hospitality Two. Apple Suites Advisors provides us with our day-to-day management and other services by virtue of its subcontract with Apple Hospitality Five Advisors, Inc. If these transactions occur, our day-to-day management would be provided to us by a subsidiary of a real estate investment trust that engages in the ownership of extended-stay hotel properties and that may compete with us for properties. In addition, our board also serves as the board of directors of Apple Hospitality Two. After the acquisition of Apple Suites Advisors by Apple Hospitality Two, our board will have oversight responsibility for our advisor in two separate and conflicting capacities. On the one hand our board will be responsible for ensuring that services provided to us by our advisor, Apple Suites Advisors, are fair and adequate to us. On the other hand, the same board may be responsible for ensuring that our advisor maximizes profits for Apple Hospitality Two. Therefore, the same board will be monitoring the performance of the entity providing us with our day-to-day management and will be benefiting from that contract in its capacity as the board of directors of Apple Hospitality Two.

We have no operating history and we can give no assurance of success.

We do not have an operating history. We can give no assurance that we will operate successfully or achieve our objectives. We have no significant assets at this time. In addition, we have no employees and will be dependent upon Apple Suites Advisors, Inc. and Apple Suites Realty Group, Inc.

We own no properties at this time and must rely on Glade M. Knight and his affiliates to purchase appropriate properties for us.

We have not committed to purchasing any specific properties with the proceeds of this offering as of the date of this prospectus. This offering is a “blind pool” offering and, therefore, investors will have to rely upon the ability of Mr. Knight and his affiliates to acquire a suitable portfolio of unspecified properties. However, when at any time during the offering period we believe that there is a reasonable probability that any specific property will be acquired, this prospectus will be supplemented to provide a description of the property and the anticipated terms of its purchase, financing and management. A prospective shareholder will only be able to evaluate information as to properties that are disclosed in a prospectus supplement issued before the prospective shareholder makes its investment.

We are not diversified and are dependent on our investment in a single industry.

Our current strategy is to acquire interests primarily in upper-end, extended-stay hotel properties and other limited-service hotel properties. As a result, we are subject to the risks inherent in investing in a single industry. A downturn in the extended-stay hotel industry may have more pronounced effects on the amount of cash available to us for distribution or on the value of our assets than if we had diversified our investments. We will also be subject to any downturns in the business, commercial and tourism travel industry as a whole.

There may be operational limitations associated with management and franchise agreements affecting our properties and these limitations may prevent us from using these properties to their best advantage for our shareholders.

Apple Hospitality Five Management, Inc., our wholly-owned taxable REIT subsidiary, will operate all of our properties pursuant to franchise or license agreements with nationally recognized hotel brands. These franchise agreements may contain specific standards for, and restrictions and limitations on, the operation and maintenance of our properties in order to maintain uniformity within the franchiser system. We do not know whether those limitations may conflict with our ability to create specific business plans tailored to each property and to each market.

The standards are subject to change over time, in some cases at the direction of the franchisor, and may restrict Apple Hospitality Five Management’s ability, as franchisee, to make improvements or modifications to a property without the consent of the franchisor. In addition, compliance with the standards could require us or Apple Hospitality Five Management, as franchisee, to incur significant expenses or capital expenditures. Action or inaction on our part or by Apple Hospitality Five Management could result in a breach of those standards or other terms and conditions of the franchise agreements and could result in the loss or cancellation of a franchise license.

In connection with terminating or changing the franchise affiliation of a property, we may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the property covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

There is a possible lack of diversification and our shareholders may recognize a lower return due to the minimum size of our offering.

We initially will be funded with contributions of not less than $50,000,000. Our profitability could be affected if we do not sell more than the minimum offering. In the event we sell only the minimum offering of 4,761,905 Units, we will invest in fewer properties. The fewer properties purchased, the greater the potential adverse effect of a single unproductive property upon our profitability since a reduced degree of diversification will exist among our properties. In addition, the returns on the Units sold will be reduced as a result of allocating our expenses among the smaller number of Units. While we cannot say with certainty how many properties we would purchase if we do not sell more than the minimum offering, we would hope to purchase a minimum of two properties. We are not limited in the number or the size of any properties we may purchase. Neither are we limited in the percentage of the proceeds we may invest on any single property.

There may be delays in investment in real property, and this delay may decrease the return to shareholders.

We may experience delays in finding suitable properties to acquire. Pending investment of the proceeds of this offering in real estate, and to the extent the proceeds are not invested in real estate, the proceeds may be invested in permitted temporary investments such as U.S. government securities, certificates of deposit, or commercial paper. The rate of return on those investments has fluctuated in recent years and most likely will be less than the return obtainable from real property or other investments.

The actual amount of proceeds available for investment in properties is uncertain and we cannot guarantee that investors will receive a specific return on their investment.

Although we estimate in this prospectus the net amount of offering proceeds that will be available for investment in properties, the actual amount available for investment may be less. For example, we might deem it necessary to establish a larger than expected working capital or contingency reserve to cover unexpected environmental liabilities from unexpected lawsuits or governmental regulatory judgments or fines. Any liabilities of this sort, or other unanticipated expenses or debts, would reduce the amount we have available for investment in properties.

Our board may in its sole discretion determine the amount and nature of our aggregate debt and as a result may achieve a debt ratio that decreases shareholder returns.

Subject to the limitations in our bylaws on the permitted maximum amount of debt, there is no limitation on the number of mortgages or deeds of trust that may be placed against any particular property. Our bylaws will prohibit us from incurring debt if the debt would result in our total debt exceeding 100% of the value of our assets at cost. The bylaws also will prohibit us from allowing total borrowing to exceed 50% of the fair market value of our assets. However, our bylaws allow us to incur debt in excess of these limitations when the excess borrowing is approved by a majority of the directors and disclosed to the shareholders. In addition, the bylaws will provide that our borrowings must be reasonable in relation to our net assets and must be reviewed quarterly by the directors.

The per-Unit offering prices have been established arbitrarily by us and may not reflect the true value of the Units; therefore, investors may be paying more for a Unit than the Unit is actually worth.

If we were to list the Units on a national securities exchange, the Unit price might drop below our shareholder’s original investment. Neither prospective investors nor shareholders should assume that the per-Unit prices reflect the intrinsic or realizable value of the Units or otherwise reflect our value, earnings or other objective measures of worth. The increase in the per-Unit offering price from $10.50 to $11 once the minimum offering is achieved is also not based upon or reflective of any meaningful measure of our share value or in any increase in the share value.

We may be unable to make distributions to our stockholders.

If our properties do not generate sufficient revenue to meet operating expenses, our cash flow and our ability to make distributions to shareholders may be adversely affected. Our properties are subject to all operating risks common to hotel properties. These risks might adversely affect occupancy or room rates. Increases in operating costs due to inflation and other factors may not necessarily be offset by increased room rates. The local, regional and national hotel markets may limit the extent to which room rates may be increased to meet increased operating expenses without decreasing occupancy rates. While we intend to make monthly distributions to shareholders, there can be no assurance that we will be able to make distributions at any particular time or rate, or at all. Further, there is no assurance that a distribution rate achieved for a particular period will be maintained in the future. Also, while management may establish goals as to particular rates of distribution or have an intention to make distributions at a particular rate, there can be no assurance that such goals or intentions will be realized.

While we continue to seek generally to make distributions from our operating revenues, we might make distributions (although there is no obligation to do so) in certain circumstances in part from financing proceeds or other sources, such as proceeds from our offering of Units. While distributions from such sources would result in the shareholder receiving cash, the consequences to us would differ from a distribution out of our operating revenues. For example, if financing is the source of a distribution, that financing would have to be repaid, and if proceeds from the offering of Units are distributed, those proceeds would not then be available for other uses (such as property acquisitions or improvements).

We will face competition in the hotel industry, which may limit our profitability and return to our shareholders.

The upper-end, extended-stay hotel industry is highly competitive. This competition could reduce occupancy levels and rental revenues at our properties, which would adversely affect our operations. We expect to face competition from many sources. We will face competition from other hotels both in the immediate vicinity and the geographic market where our hotels will be located. Over-building in the hotel industry will increase the number of rooms available and may decrease occupancy and room rates. In addition, increases in operating costs due to inflation may not be offset by increased room rates. We will also face competition from nationally recognized hotel brands with which we will not be associated.

We will also face competition for investment opportunities. These competitors may be other real estate investment trusts, national hotel chains and other entities that may have substantially greater financial resources than we do. We will also face competition for investors from other hotel real estate investment trusts and real estate entities.

Investors may wait up to one year before receiving their Units or a refund of their money if the minimum offering is not achieved.

Until the minimum offering of 4,761,905 Units is achieved, investors will not receive their Units. If at least 4,761,905 Units have not been sold within one year after the date of this prospectus, we will terminate this offering of Units. If the minimum offering is sold within one year, investors will receive their Units plus interest on their subscription monies at the time of closing. If the offering is terminated, investors will have their money promptly refunded with interest.

There would be significant adverse consequences of our failure to qualify as a REIT, including our ability to make distributions to shareholders.

Qualification as a real estate investment trust, or REIT, involves the application of highly technical and complex Internal Revenue Code provisions for which there are limited judicial or administrative interpretations. If we were to fail to qualify as a REIT for any taxable year, we would be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to our shareholders because of the additional tax liability. In addition, distributions to our shareholders would no longer qualify for the dividends paid deduction and we would no longer be required to make distributions. To the extent we would have made distributions in anticipation of qualifying as a REIT, we might be required to borrow funds or liquidate investments in order to pay the applicable tax.

Our real estate investments will be relatively illiquid and may adversely affect returns to our shareholders.

Real estate investments are, in general, relatively difficult to sell. This illiquidity will tend to limit our ability to promptly vary our portfolio in response to changes in economic or other conditions. In addition, provisions of the Internal Revenue Code relating to REITs limit our ability to sell properties held for fewer than four years. This limitation may affect our ability to sell properties without adversely affecting returns to our shareholders.

We have no restriction on changes in our investment and financing policies and our board may change these policies without shareholder approval.

Our board of directors approves our investment and financing policies, including our policies with respect to growth, debt, capitalization and payment of distributions. Although the board of directors has no present intention to amend or waive its current policies, it could do so at any time, or from time to time, at its discretion without a vote of our shareholders. For example, our board could determine without shareholder’s approval that it is in the best interests of the shareholders to cease all investments in extended-stay hotel properties, to make investments in other types of assets or to dissolve the business. Further, our board may in its sole discretion determine the amount and nature of our aggregate debt.

Our shareholders’ interests may be diluted in various ways, which may result in lower returns to our shareholders.

The board of directors is authorized, without shareholder approval, to cause us to issue additional common shares and, therefore, additional Series A preferred shares, or to raise capital through the issuance of preferred shares, options, warrants and other rights, on terms and for consideration as the board of directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of the shareholders. The board of directors may, in its sole discretion, authorize us to issue common shares or other equity or debt securities, (1) to persons from whom we purchase property, as part or all of the purchase price of the property, or (2) to Apple Hospitality Five Advisors, Apple Suites Advisors, Inc. or Apple Suites Realty Group, Inc. in lieu of cash payments required under the Advisory Agreement or other contract or obligation. The board of directors, in its sole discretion, may determine the value of any common shares or other equity or debt securities issued in consideration of property or services provided, or to be provided, to us, except that while common shares are offered by us to the public, the public offering price of the shares shall be deemed their value.

We have adopted two stock incentive plans for the benefit of our directors and a limited number of our employees, if any. The effect of the exercise of those options could be to dilute the value of the shareholders’ investments to the extent of any difference between the exercise price of an option and the value of the shares purchased at the time of the exercise of the option.

In addition, we expressly reserve the right to implement a dividend reinvestment plan involving the issuance of additional shares by us, at an issue price determined by the board of directors.

You are limited in your ability to sell your Units pursuant to the share redemption program.

Even though our share redemption program provides you with the opportunity to redeem your Units for $11 per share (or the price you paid for the Units, if lower than $11) after you have held them for a period of one year, you should be fully aware that our share redemption program contains certain restrictions and limitations. Units will be redeemed on a first-come, first-served basis and will be limited to the lesser of (1) during any calendar year, three percent (3%) of the weighted average number of Units outstanding during the prior calendar year, or (2) net proceeds we receive from the sale of Units under our Additional Share Option plan so that in no event will the aggregate amount of redemptions under our share redemption program exceed aggregate net proceeds received by us (after commissions) from the sale of Units pursuant to our Additional Share Option plan. In addition, the board of directors reserves the right to reject any request for redemption or to amend or terminate the share redemption program at any time. Therefore, in making a decision to purchase Units, you should not assume that you will be able to sell any of your Units back to us pursuant to our share redemption program. In addition, if you redeem Units under the share redemption program you will not be permitted to purchase additional Units in this offering for a period of one year from the date of redemption.

Our articles and bylaws contain antitakeover provisions and ownership limits, which may impede our shareholders’ ability to change our management.

Our bylaws contain restrictions on stock ownership that may discourage third parties from making acquisition proposals. These same antitakeover provisions may also impede our shareholders’ ability to change our management.

In order to maintain our qualification as a REIT, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals or entities. As a result, our bylaws prohibit ownership, either directly or indirectly, of more than 9.8% of the outstanding shares by any shareholder. Our board may waive this ownership limitation on a case-by-case basis. As a result, without our board’s approval, no person may acquire more than 9.8% of our outstanding shares, limiting a third-party’s ability to acquire control of us.

Our articles of incorporation authorize the board to issue up to 15,000,000 preferred shares and to establish the preference and rights of those shares. These preferred shares would be in addition to the Series A preferred shares. Thus, our board could create a new class of preferred shares with voting or other rights senior to any existing class of stock. These rights could delay or prevent a change in control even if a change were in our shareholders’ best interest.

We may become subject to environmental liabilities, which may decrease profitability and shareholder’s return.

Although we will subject our properties to an environmental assessment prior to acquisition, we may not be made aware of all the environmental liabilities associated with a property prior to its purchase. There may be hidden environmental hazards that may not be discovered prior to acquisition. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to remediate properly a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral.

Various federal, state and local environmental laws impose responsibilities on an owner or operator of real estate and subject those persons to potential joint and several liabilities. Typical provisions of those laws include:

•
Responsibility and liability for the costs of removal or remediation of hazardous substances released on or in real property, generally without regard to knowledge of or responsibility for the presence of the contaminants.

•	Liability for the costs of removal or remediation of hazardous substances at disposal facilities for persons who arrange for the disposal or treatment of those substances.

•	Potential liability under common law claims by third parties based on damages and costs of environmental contaminants.

We may incur significant costs complying with the Americans with Disabilities Act and similar laws, which may decrease profitability and shareholder return.

Our properties will be required to meet federal requirements related to access and use by disabled persons as a result of the Americans with Disabilities Act of 1990. In addition, a number of additional federal, state and local laws may require modifications to any properties we purchase, or may restrict further renovations thereof, with respect to access by disabled persons. Noncompliance with these laws or regulations could result in the imposition of fines or an award of damages to private litigants. Additional legislation could impose additional financial obligations or restrictions with respect to access by disabled persons. If required changes involve greater expenditures than we currently anticipate, or if the changes must be made on a more accelerated basis, our ability to make expected distributions could be adversely affected.

We make forward-looking statements in this prospectus which may prove to be inaccurate.

This prospectus contains forward-looking statements within the meaning of the federal securities laws which are intended to be covered by the safe harbors created by those laws. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds. These forward-looking statements are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

USE OF PROCEEDS

We intend to invest the net proceeds of this offering in equity ownership interests in upper-end, extended-stay and other limited-service hotel properties located in selected metropolitan areas of the United States. Pending investment in real estate, the proceeds may be invested in temporary investments consistent with our bylaws and the Internal Revenue Code. These temporary investments include U.S. government securities, certificates of deposit, or commercial paper. All proceeds of this offering received by us must be invested in properties or allocated to working capital reserves within the later of two years after commencement of the offering or one year after termination of the offering. Any proceeds not invested in properties or allocated to working capital reserves by the end of this time period will be returned to investors within 30 days after the expiration of the period. We may elect to return the proceeds earlier if required by applicable law, including to the extent necessary to avoid characterization as an “investment company”. The proceeds of this offering will be received and held in trust for the benefit of investors in compliance with applicable securities laws, to be used only for the purposes set forth in this prospectus.

Our bylaws prohibit our total organizational and offering expenses from exceeding 15% of the amount raised in this offering. Organizational and offering expenses are all expenses incurred in organizing us and offering and selling the Units, including: selling commissions and fees, legal fees and accounting fees, and federal, state and other regulatory filing fees. The bylaws also prohibit the total of all acquisition fees and acquisition expenses paid in connection with an acquisition of a property from exceeding 6% of the contract price for the property unless these excess fees or expenses are approved by the board of directors. Acquisition fees are all fees and commissions paid by any party in connection with our purchase of real property. Acquisition expenses are all expenses related to the selection or acquisition of properties by us. Any organizational and offering expenses or acquisition fees and acquisition expenses incurred by us in excess of the permitted limits will be payable by Apple Hospitality Five Advisors or Apple Suites Advisors to us immediately upon our demand.

We have obtained an unsecured line of credit in a principal amount of up to $300,000 to fund our start-up costs. The lender is Wachovia Bank, N.A. The line of credit bears interest at the bank’s prime rate. Interest is payable monthly. Glade M. Knight, our president and chairman of the board, will guarantee repayment of the line of credit. Mr. Knight will not receive any consideration in exchange for providing the guarantee. We would expect to repay this debt with proceeds from the sale of Units.

As indicated below, we expect, that once the minimum offering of 4,761,905 Units is completed, that 84.14% of the gross offering proceeds will be available for investment in properties and 0.5% will be allocated to our working capital reserve. However, the percentage of gross offering proceeds available for investment could be less if the offering expenses or the acquisition fees are greater than the amounts indicated or if we feel it prudent to establish a larger working capital reserve. For example, we might feel it prudent to establish a larger working capital reserve to cover possible unanticipated costs or liabilities. If we only receive the proceeds from the minimum offering, we will invest in fewer properties than if we were to receive the proceeds from the maximum offering of 45,670,995 Units.

The following table reflects the intended application of the proceeds from the sale of the Units.

	Minimum Offering		Maximum Offering
	Gross Amount	% of Proceeds	Gross Amount	% of Proceeds
Gross Proceeds (1)	$50,000,000	100.00%	$500,000,000	100.00%
Less
Offering Expenses (2)	750,000	1.50%	2,500,000	0.50%
Selling Commissions (3)	3,750,000	7.50%	37,500,000	7.50%
Marketing Expense Allowance (3)	1,250,000	2.50%	12,500,000	2.50%

Net Proceeds after Offering Costs	$44,250,000	88.50%	$447,500,000	89.50%
Less Acquisition Fees (4)	1,682,000	3.36%	17,000,000	3.40%
Less Acquisition Expenses (5)	250,000	0.50%	2,500,000	0.50%

Proceeds Available for Investment and Working Capital	$42,318,000	84.64%	$428,000,000	85.60%
Less Working Capital Reserve (6)	250,000	0.50%	2,500,000	0.50%

Net Amount Available for Investment in Properties (7)	$42,068,000	84.14%	$425,500,000	85.10%

(1)	The Units are being offered on a “best-efforts” basis.
(2)
These amounts reflect our estimate of offering expenses, exclusive of the selling commissions and the marketing expense allowance payable to David Lerner Associates, Inc., such as filing and registration fees, legal, accounting and financial printing fees, and an expense reserve. If the offering expenses are greater than the amounts indicated, the amount of proceeds available for investment will decrease, and if these expenses are less, the amount available for investment will increase.

(3)	Payable to David Lerner Associates, Inc.
(4)
These amounts include our estimate of real estate commissions payable to Apple Suites Realty Group, Inc. in an amount equal to 2% of the gross purchase price of each property acquired (including debt) as initially capped under the bylaws, not including amounts budgeted for repairs and improvements.

(5)
These amounts include our estimate of acquisition expenses such as title insurance, surveys, environmental examination fees, recording costs, transfer taxes and other routine real estate transactional expenses incurred on our behalf in connection with property acquisitions.

(6)
Until used, amounts in our working capital reserve, together with any other proceeds not invested in properties or used for other company purposes, will be invested in permitted temporary investments such as U.S. Government securities or similar liquid instruments.

(7)	We expect the investment properties to be upper-end, extended-stay and other limited-service hotel properties located in selected metropolitan areas of the United States.

COMPENSATION

The table below describes all the compensation, fees, reimbursement and other benefits which we will pay to Apple Hospitality Five Advisors, Inc. (“Apple Hospitality Five Advisors”) and Apple Suites Realty Group, Inc. (“Apple Suites Realty”). Any payment to Apple Hospitality Five Advisors will be passed through to Apple Suites Advisors, Inc., (“Apple Suites Advisors”) by virtue of the subcontract from Apple Hospitality Five Advisors to Apple Suites Advisors. Currently, Mr. Knight is the sole shareholder of Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty. Mr. Knight is also our sole executive officer. As sole shareholder of Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty, Mr. Knight will receive income from Apple Hospitality Advisors, Apple Suites Advisors and Apple Suites Realty. As described under “Conflicts of Interest—Transactions with Affiliates and Related Parties,” Apple Suites Advisors may become a wholly-owned subsidiary of Apple Hospitality Two, Inc. If that were to occur, by virtue of the subcontract from Apple Hospitality Five Advisors to Apple Suites Advisors, Apple Hospitality Two would indirectly receive an asset management fee from us. Mr. Knight will receive no compensation directly from us, except that as described in various places throughout this prospectus (including, without limitation, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Series B Convertible Preferred Shares”), the issuance to Mr. Knight of his Series B convertible preferred shares will result in us recognizing compensation expense for accounting purposes if certain events occur. Consistent with the accounting treatment, the Series B convertible preferred shares will constitute an economic benefit to Mr. Knight measured by the difference between the purchase price for the Series B convertible preferred shares and the value of Units into which they are converted.

Our officers and directors may receive grants of options and/or restricted stock under the Incentive Plan or the Director’s Plan.

We will pay David Lerner Associates, Inc. selling commissions equal to 7.5% of the purchase price of the Units and a marketing expense allowance equal to 2.5% of the purchase price of the Units. If the minimum offering of $50,000,000 is sold, the selling commissions would be $3,750,000 and the marketing expense allowance would be $1,250,000. If the maximum offering of $500,000,000 is sold, the selling commissions would be $37,500,000 and the marketing expense allowance would be $12,500,000. David Lerner Associates, Inc. is not related to nor an affiliate of, either Apple Hospitality Five Advisors, Apple Suites Advisors or Apple Suites Realty.

Person Receiving Compensation (1)	Type of Compensation	Amount of Compensation (2)

Acquisition Phase

Apple Suites Realty	Real estate commission for acquiring our properties and real estate acquisition expenses
2% of the gross purchase price of the properties purchased by us—estimated at $1,682,000 if the minimum offering is sold and at $17 million if the maximum offering is sold. In addition, typical real estate acquisition expenses are estimated to be $250,000 if the minimum offering is sold and $2,500,000 if the maximum offering is sold. (3)

Operational Phase

Apple Hospitality Five Advisors	Asset management fee for managing our day-to-day-operations
Annual fee payable quarterly based upon a ratio of our modified funds from operations to the amount raised in this offering ranging from 0.1% to 0.25% of the amount raised in this offering—a maximum of $125,000 per year if the minimum offering is sold; a maximum of $1,250,000 per year if the maximum offering is sold. (4)

Apple Hospitality Five Advisors and Apple Suites Realty	Reimbursement for certain costs and expenses incurred on our behalf, as described in Note (5)	Estimated to be $50,000 if the minimum offering is sold and $250,000 if the maximum offering is sold.

Person Receiving Compensation (1)	Type of Compensation	Amount of Compensation (2)

Disposition Phase

Apple Suites Realty	Real estate commission for selling our properties	Up to 2% of the gross sales prices of the properties sold by us. (6)

All Phases

Apple Hospitality Five Advisors and Apple Suites Realty	Payment for certain services and property provided to us (7)	Amount is indeterminate

(1)
Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty will receive different types of compensation for services rendered in connection with the acquisition and disposition of our properties, as well as the management of our day-to-day operations. As discussed under “Conflicts of Interest,” the receipt of these fees could result in potential conflicts of interest for persons who participate in decision making on behalf of both our company and these other entities.

(2)
Except as otherwise indicated in this table, the specific amounts of compensation or reimbursement payable to Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty are not now known and generally will depend upon factors determinable only at the time of payment. Compensation payable to these entities may be shared or reallocated among them or their affiliates in their sole discretion as they may agree. However, compensation and reimbursements which would exceed specified limits or ceilings cannot be recovered by them or their affiliates through reclassification into a different category.

(3)
Under a Property Acquisition/Disposition Agreement with us, Apple Suites Realty has agreed to serve as the real estate advisor in connection with both our purchases and sales of properties. In exchange for these services, Apple Suites Realty will be entitled to a fee from us of 2% of the gross purchase price of each property purchased (including any debt assumed or incurred in connection with the purchase of the property) by us not including amounts budgeted for repairs and improvements. Under our bylaws, the maximum leverage initially permitted is equal to half of the purchase price of all properties bought by us. If the person from whom we purchase or to whom we sell a property pays any fee to Apple Suites Realty that amount will decrease the amount of our obligation to Apple Suites Realty. We estimate typical real estate acquisition expenses, such as title insurance, surveys, environmental examination fees, recording costs, transfer taxes and other routine real estate transactional expenses to be approximately $250,000 if the minimum offering is sold and $2,500,000 if the maximum offering is sold.

(4)
Under an Advisory Agreement with Apple Hospitality Five Advisors we are obligated to pay an asset management fee which is a percentage of the gross offering proceeds which have been received from time to time from the sale of the Units. The percentage used to calculate the asset management fee is based on the “return ratio.” The return ratio is the ratio of our modified funds from operations to the amount raised in this offering for the preceding calendar quarter. The per annum asset management fee is equal to the following with respect to each calendar quarter: 0.1% of the amount raised in this offering if the return ratio for the preceding calendar quarter is 6% or less; 0.15% of the amount raised in this offering if the return ratio for the preceding calendar quarter is more than 6% but not more than 8%; and 0.25% of the amount raised in this offering if the return ratio for the preceding calendar quarter is above 8%. Assuming the minimum offering of $50,000,000 is sold, the annual asset management fee would be between $50,000 and $125,000 Assuming the maximum offering of $500,000,000 is sold, the annual asset management fee would be between $500,000 and $1,250,000. This fee will be passed through to Apple Suites Advisors under a subcontract with Apple Hospitality Five Advisors.

(5)
Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty will be reimbursed for certain direct costs incurred on our behalf for acquiring and operating our properties and for goods and materials used for or by us and obtained from entities that are not affiliated with Apple Hospitality Five Advisors, Apple Suites Advisors. These costs and expenses include, but are not limited to, expenses relating to shareholder communications, costs of appraisals, non-refundable option payments on property not acquired, title insurance, and all other fees, costs and expenses directly attributable to the acquisition and ownership of our properties. These expenses also include ongoing accounting, reporting and filing obligations of ours that are provided to us by Apple Suites Advisors and payments made to third-parties that are made by Apple Suites Advisors on our behalf. These expenses will not include any amounts for overhead of either Apple Hospitality Five Advisors or Apple Suites Advisors. In addition, there will be no “mark-up” of these expenses by either of these entities. Operating expenses reimbursable to Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty are subject to the overall limitation on operating expenses discussed under “Apple Hospitality Five Advisors and Affiliates—The Advisory Agreement,” but the amount of reimbursement is not otherwise limited.

(6)
Under the Property Acquisition/Disposition Agreement described in note (3), Apple Suites Realty also will be entitled to a fee from us in connection with our sale of each property equal to 2% of the gross sales price of the property if, and only if, the sales price exceeds the sum of (1) our cost basis in the property (consisting of the original purchase price plus any and all capitalized costs and expenditures connected with the property) plus (2)10% of the cost basis. For purposes of this calculation, our cost basis will not be reduced by depreciation.

(7)
Apple Hospitality Five Advisors and Apple Suites Realty may provide other services or property to us, and will be entitled under certain conditions to compensation or payment for those services or property. Those conditions, which are summarized under “Conflicts of Interest—Transactions with Affiliates and Related Parties,” include the requirement that each transaction be approved by the affirmative vote of a majority of the directors. Currently, there are no arrangements or proposed arrangements between us, on the one hand, and these two entities, on the other hand, for the provision of other services or property to us or the payment of compensation or reimbursement. If any other arrangements arise in the future, the terms of the arrangements, including the compensation or reimbursement payable, will be subject to the restrictions in our bylaws. The compensation, reimbursement or payment could take the form of cash or property, including Units.

CONFLICTS OF INTERESTS

General

We may be subject to various conflicts of interest arising from our relationship with Apple Hospitality Five Advisors, Apple Suites Advisors, Apple Suites Realty and Glade M. Knight, our chairman of the board. Mr. Knight is currently the sole shareholder of Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty.

Apple Suites Advisors, through its subcontract with Apple Hospitality Five Advisors, and Apple Suites Realty and Mr. Knight are not restricted from engaging for their own account in business activities of the type conducted by us. Occasions may arise when our interests conflict with those of one or more of Mr. Knight, Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty. Apple Hospitality Five Advisors, Apple Suites Advisors, Apple Suites Realty and Mr. Knight are accountable to us and our shareholders as fiduciaries, and consequently must exercise good faith and integrity in handling our affairs.

Apple Hospitality Five Advisors and Apple Suites Realty will assist us in acquisition, organization, servicing, management and disposition of investments. Apple Hospitality Five Advisors will subcontract with Apple Suites Advisors for these services. At this time, Apple Suites Advisors and Apple Suites Realty do not provide services exclusively to us, but perform similar services for Apple Suites, Inc., a Virginia corporation and real estate investment trust (“Apple Suites”) and Apple Hospitality Two, Inc., a Virginia corporation and real estate investment trust (“Apple Hospitality Two”). Apple Suites Advisors and Apple Suites Realty may perform similar services to other parties, both affiliated and unaffiliated, in the future.

Although we do not currently anticipate entering into joint ventures with other entities, including Apple Hospitality Five Advisors, Apple Suites Advisors or Apple Suites Realty, we may do so in order to obtain an interest in hotel properties. These joint ventures may have divergent interests or goals which may be inconsistent with our goals. In addition, we are represented by the same legal counsel that represents Apple Hospitality Five Advisors, Apple Suites Advisors or Apple Suites Realty. To the extent a conflict arises regarding legal representation, Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty will obtain separate independent counsel.

Conflicts with Respect to Fees Paid by us to Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty

The receipt of various fees from us by Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty may result in potential conflicts of interest for persons, particularly Mr. Knight, who participate in decision making on behalf of both us and these other entities.

Conflicts With Respect To Commissions.    For example, Apple Suites Realty will receive a 2% commission upon each purchase by us of a property, and a commission of 2% upon each sale by us of a property. Therefore, its compensation will increase in proportion to the number of properties purchased and sold by us and the properties’ gross purchase and sale prices. Apple Suites Realty has an incentive to see that multiple properties are purchased and sold by us. In addition, since Apple Suites Realty’s commission is based on gross purchase price, it has an incentive to encourage us to purchase highly-leveraged properties in order to maximize commissions.

Conflicts With Respect To Asset Management Fees.    Apple Hospitality Five Advisors asset management fee is a percentage of total proceeds received from time to time by us from the sales of our Units. Accordingly, it has an incentive to see that sales of Units are closed as quickly as possible by us. Apple Suites Advisors, under its subcontract with Apple Hospitality Five Advisors, will have the same conflict with respect to its asset management fees.

Series B Convertible Preferred Shares

We issued to Mr. Knight all of the 240,000 outstanding Series B convertible preferred shares. Each Series B convertible preferred share was issued in exchange for $0.10 per share. Under limited circumstances these shares may be converted into common shares thereby resulting in dilution of the shareholders’ interest in us. Upon conversion of the Series B convertible preferred shares into common shares, the Series A preferred shares will terminate and will no longer have the priority distribution in liquidation associated with the Series A preferred shares. Mr. Knight, as our chief executive officer, can influence both the timing and conversion of the Series B convertible preferred shares issued to him and the resulting dilution of other shareholders. There are no dividends payable on the Series B convertible shares. The effect of the conversion of the Series B convertible preferred shares is that Mr. Knight would own approximately 4.45% to 5.99% of the total number of common shares outstanding in exchange for an aggregate payment of $24,000. For a description of the Series B convertible shares see “Principal and Management Shareholders” and “Description of Capital Stock.”

Policies to Address Conflicts

The board of directors, Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty will also be subject to the various conflicts of interest described below. Policies and procedures will be implemented to try to ameliorate the effect of potential conflicts of interest. By way of illustration, the bylaws place limitations on the terms of contracts between us and Apple Hospitality Five Advisors, Apple Suites Advisors or Apple Suites Realty designed to ensure that these contracts are not less favorable to us than would be available from an unaffiliated party. However, some potential conflicts of interest are not easily susceptible to resolution.

Prospective shareholders are entitled to rely on the general fiduciary duties of the directors, Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty as well as the specific policies and procedures designed to ameliorate potential conflicts of interest. Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty believe that general legal principles dealing with fiduciary and similar duties of corporate officers and directors, combined with specific contractual provisions in the agreements between us, on the one hand, and Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty on the other hand, will provide substantial protection for the interests of the shareholders. We do not believe that the potential conflicts of interests described above will have a material adverse effect upon our ability to realize our investment objectives.

Transactions with Affiliates and Related Parties

Under the bylaws, transactions between us and Apple Hospitality Five Advisors, Apple Suites Advisors or Apple Suites Realty must be in all respects fair and reasonable to our shareholders. If any proposed transaction involves the purchase of property, the purchase must be on terms not less favorable to us than those prevailing for arm’s-length transactions concerning comparable property, and at a price to us no greater than the cost of the asset to the seller unless a majority of the directors determines that substantial justification for the excess exists. Examples of substantial justification might include, without limitation, an extended holding period or capital improvements by the seller which would support a higher purchase price.

Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty will receive compensation from us for providing many different services. The fees payable and expenses reimbursable are subject to the general limitation on operation expenses. The board of directors will have oversight responsibility with respect to our relationships with Apple Hospitality Five Advisors, Apple Suites Advisors or Apple Suites Realty and will attempt to ensure that they are structured to be no less favorable to us than our relationships with unrelated persons or entities and are consistent with our objectives and policies. Otherwise, there are no limitations on the reimbursements we may make to Apple Suite Advisors, Apple Hospitality Five Advisors or Apple Suites Realty for expenses they incur on our behalf.

Apple Suites Advisors, Inc., is, in addition to its other duties, responsible for locating suitable properties for us. Apple Suites Advisors has in the past performed the same service for Apple Suites and Apple Hospitality Two. It is anticipated that after February 1, 2003, Apple Hospitality Two will have largely completed its intended property acquisitions. Therefore, it is anticipated that by then Apple Suites Advisors will concentrate its property acquisition efforts on behalf of us rather than Apple Hospitality Two.

Apple Suites may merge into a subsidiary of Apple Hospitality Two. In connection with that merger, Apple Suites Advisors, with which Apple Hospitality Five Advisors has subcontracted all of its obligations to us, will become a wholly-owned subsidiary of Apple Hospitality Two. If these transactions occur, our day-to-day management would be provided to us by a subsidiary of a real estate investment trust that engages in the ownership of extended-stay hotel properties and that may compete with us for properties.

After the acquisition of Apple Suites Advisors by Apple Hospitality Two, our board will have oversight responsibility for Apple Suites Advisors in two separate capacities that may conflict with each other. On the one hand, our board will be responsible for ensuring that services provided to us by Apple Suites Advisors are fair and adequate to us. On the other hand, the same board will be responsible for ensuring that Apple Suites Advisors maximizes profits for Apple Hospitality Two. Therefore, the same board will be monitoring the performance of the entity providing us with our day-to-day management as will be benefiting from that contract in its capacity as the board of directors of Apple Hospitality Two.

Interlocking Boards of Directors

Glade M. Knight, Lisa B. Kern, Bruce H. Matson, Michael S. Waters and Robert M. Wily will serve as directors on our board and concurrently serve as directors for Apple Hospitality Two and Apple Suites, Mr. Knight is chairman and president of Apple Hospitality Two and Apple Suites. There may be instances where our hotels are in the same markets as hotels owned by Apple Hospitality Two and Apple Suites. However, because the hotels are managed by third party management companies and neither our board of directors nor the board of directors of Apple Hospitality Two and Apple Suites play a direct role in the management of the hotels, we do not believe that having the same board of directors as Apple Hospitality Two and Apple Suites or being in the same markets as Apple Hospitality Two and Apple Suites will present a conflict of interest. The board will endeavor to act in the best interests of each company.

Competition Between Us and Mr. Knight

Mr. Knight or other companies organized by him, may form additional REITs, limited partnerships and other entities to engage in activities similar to ours. We have no contractual rights with Mr. Knight, such as a right of first refusal, that obligates him to sell any property to us or specifies a minimum standard of time and attention that he is required to devote to us.

The competing activities of Apple Hospitality Five Advisors, Apple Suites Advisors, Apple Suites Realty and Mr. Knight may involve conflicts of interest. For example, Mr. Knight is interested in the continuing success of previously formed ventures because he has existing fiduciary responsibilities to investors in those ventures, he may be personally liable on obligations of those ventures and he has equity and incentive interests in those ventures. Those ventures are Cornerstone Realty Income Trust, Inc., (“Cornerstone”) Apple Hospitality Two, and Apple Suites. Apple Hospitality Two and Apple Suites have similar investment objectives as we do and, in addition, may compete against us for properties. Conflicts of interest would also exist if properties acquired by us compete with properties owned or managed by Mr. Knight or affiliates of Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty. Conflicts of interest may also arise in the future if we sell, finance or refinance properties at the same time as ventures developed by Mr. Knight or affiliates of Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty.

We have obtained an unsecured line of credit in a principal amount of up to $300,000 to fund our start-up costs. This line of credit will be guaranteed by Glade M. Knight, our president and chairman of the board. We would expect to repay this debt with proceeds of this offering. Because Mr. Knight is personally liable for repayment of this debt, he would have an incentive to see that at least the minimum offering is raised. This could present a conflict of interest for Mr. Knight since his personal interests would be adversely affected if the offering is not successful for any reason.

Competition for Management Services

Mr. Knight is and in the future will be an officer or director of one or more entities, which engage in the brokerage, sale, operation, or management of real estate. These entities include Cornerstone, Apple Hospitality Two, and Apple Suites. Accordingly, Mr. Knight may have conflicts of interest in allocating management time and services between us and those entities. None of the organizational documents for us, Apple Hospitality Two, Cornerstone or Apple Suites specify a minimum standard of time and attention that Apple Hospitality Five Advisors, Apple Suites Advisors, Apple Suites Realty or Mr. Knight are required to provide to each of those entities.

INVESTMENT OBJECTIVES AND POLICIES

The following is a discussion of our current policies with respect to investments, financing and other activities. These policies have been established by our management. These policies may be amended or waived from time to time at the discretion of our board of directors without a vote of our shareholders. No assurance can be given that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

Our primary business objective is to maximize shareholder value by achieving long-term growth in cash distributions to our shareholders. We intend to pursue this objective by acquiring upper-end, extended-stay hotel properties and other limited-service hotels for long-term ownership. We intend to acquire fee ownership of our hotel properties. We seek to maximize current and long-term net income and the value of our assets. Our policy is to acquire assets where we believe opportunities exist for acceptable investment returns.

We expect to pursue our objectives primarily through the direct ownership of upper-end, extended-stay hotel and other limited-service hotel properties located in selected metropolitan areas. However, future investment activities will not be limited to any geographic area or product type or to a specified percentage of our assets.

Although we are not currently doing so, we may also participate with other entities in property ownership, through joint ventures or other types of common ownership. We will only enter into joint ventures to the extent that such ventures are consistent with our goal of acquiring upper-end, extended-stay hotel and other limited-service hotel properties which we believe will provide acceptable investment returns. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over our equity interests. We do not anticipate investing in the securities of other issuers for the purpose of exercising control.

It is possible that we may purchase properties from affiliates. We have no limitation on the portion of our portfolio that my be purchased from our affiliates. However, we have no present plan or intention to purchase properties from any affiliates.

We reserve the right to dispose of any property if we determine the disposition of a property is in our best interests and the best interests of our shareholders.

Borrowing Policies

We intend to purchase our properties using cash or interim borrowings. We will endeavor to repay any interim borrowings with proceeds from the sale of Units. However, we may not necessarily hold our properties on an unleveraged basis. When advisable, we may incur, medium or long-term debt secured by our properties. One purpose of borrowing could be to permit our acquisition of additional properties through the “leveraging” of shareholders’ equity contributions. Alternatively, we might find it necessary to borrow to permit the payment of operating deficits at properties we already own. Furthermore, properties may be financed or refinanced if the board of directors deems it in the best interests of shareholders because, for example, indebtedness can be incurred on favorable terms and the incurring of indebtedness is expected to improve the shareholders’ after-tax cash return on invested capital.

Loans we obtain may be evidenced by promissory notes secured by mortgages on our properties. As a general policy, we would seek to obtain mortgages securing indebtedness which encumber only the particular property to which the indebtedness relates, but recourse on these loans may include all of our assets. If recourse on any loan incurred by us to acquire or refinance any particular property includes all of our assets, the equity in other properties could be reduced or eliminated through foreclosure on that loan.

Subject to the approval of the board of directors, we may borrow from Apple Hospitality Five Advisors, Apple Suites Advisors or Apple Suites Realty. Those entities are under no obligation to make any loans, however. After the initial closing of $50,000,000, any loans made by Apple Hospitality Five Advisors, Apple Suites Advisors or Apple Suites Realty must be approved by a majority of the independent directors as being fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated lenders and borrowers under the same circumstances.

After the initial closing of $50,000,000, our bylaws will prohibit us from incurring debt if the debt would result in aggregate debt exceeding 100% of “Net Assets,” defined generally to mean assets at cost, before subtracting liabilities, unless the excess borrowing is approved by a majority of the directors and disclosed to the shareholders as required by the bylaws. The bylaws also will prohibit us from allowing aggregate borrowings to exceed 50% of our “Adjusted Net Asset Value,” defined generally to mean assets at fair market value, before subtracting liabilities, subject to the same exception described in the previous sentence. In addition, the bylaws will provide that the aggregate borrowings must be reasonable in relation to our net assets and must be reviewed quarterly by the directors. Subject to the limitations on the permitted maximum amount of debt, there is no limitation on the number of mortgages or deeds of trust which may be placed against any particular property.

Assuming the directors approve, we may borrow in excess of the debt limitations described in the previous paragraph in order to acquire a portfolio of extended-stay and other limited-service hotel properties. If attainable, the acquisition of a portfolio of properties early in our existence would, in the opinion of our management, provide us with greater ability to acquire extended-stay and other limited-service hotel properties in the future as proceeds from the sale of Units are received and provide us with economies of scale from the outset. We have no current plan or intention to make loans to other persons or entities.

Reserves

A portion of the proceeds of this offering will be reserved to meet working capital needs and contingencies associated with our operations. We will initially allocate to our working capital reserve not less than 0.5% of the proceeds of the offering. As long as we own any properties, we will retain as working capital reserves an amount equal to at least 0.5% of the proceeds of the offering, subject to review and re-evaluation by the board of directors. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties.

Sale Policies

We are under no obligation to sell our properties, and currently anticipate that we will hold our properties for a minimum of seven years. However, a sale of one or more properties may occur at any time if Apple Hospitality Five Advisors, or, through the subcontract, Apple Suites Advisors deems it advisable for us based upon current economic considerations, and the board of directors concurs with the decision. In deciding whether to sell a property, Apple Hospitality Five Advisors and Apple Suites Advisors will also take into consideration factors such as: the amount of appreciation in value, if any, to be realized; federal, state and local tax consequences; the possible risks of continued ownership; and the anticipated advantages to be gained for the shareholders from sale of a property versus continuing to hold property.

Currently, we expect that within approximately seven years from the initial closing, we will:

(1)  cause the common shares to be listed on a national securities exchange or quoted on the NASDAQ National Market System,

(2)  dispose of all of our properties in a manner which will permit distributions to our shareholders of cash, or

(3)  merge, consolidate or otherwise combine with a real estate investment trust or similar investment vehicle.

The taking of any of these actions would be conditioned on the board of directors determining the action to be prudent and in the best interests of the shareholders. Virginia law and our articles of incorporation state that a majority of the common shares then outstanding and entitled to vote is required to approve the sale of all or substantially all our assets. However, we are under no obligation to take any of these actions, and these actions, if taken, might be taken after the seven-year period mentioned above.

Changes in Objectives and Policies

Subject to the limitations in the articles of incorporation, the bylaws and the Virginia Stock Corporation Act, the powers of our company will be exercised by or under the authority of, and the business and affairs of our company will be controlled by, the board of directors. The board of directors also has the right and power to establish policies concerning investments and the right, power and obligation to monitor our procedures, investment operations and performance of our company.

In general, the articles of incorporation and the bylaws can be amended only with the affirmative vote of a majority of the outstanding common shares, except that the bylaws may be amended by the board of directors if necessary to comply with the real estate investment trust provisions of the Internal Revenue Code or with other applicable laws, regulations or requirements of any state securities regulator. The bylaws can also be amended by the board of directors to:

•	correct any ambiguity in the bylaws or resolve inconsistencies between the bylaws and the Articles;

•	make changes that are not materially adverse to the rights of shareholders; or

•	allow us to take any action or fulfill any obligation which we are legally obligated or permitted to take.

Within the express restrictions and prohibitions of the bylaws, the articles of incorporation and applicable law, however, the board of directors has significant discretion to modify our investment objectives and policies, as stated in this prospectus. We have no present intention to modify any of our investment objectives and policies, and it is anticipated that any modification would occur only if business and economic factors affecting us made our stated investment objectives and policies unworkable or imprudent. By way of illustration only, the board of directors could elect to acquire residential apartment communities or to acquire one or more commercial properties in addition to extended-stay and other limited-service hotel properties.

Thus, while this prospectus accurately and fully discloses our current investment objectives and policies, prospective shareholders must be aware that the board of directors, acting consistently with our organizational documents, applicable law and their fiduciary obligations, may elect to modify or expand our objectives and policies from time to time. Any action by the board of directors would be based upon the perceived best interests of us and our shareholders.

DISTRIBUTIONS POLICY

Distributions will be at the discretion of our board of directors and will depend upon factors including:

•	the gross revenues we receive from our properties,

•	our operating expenses,

•	our interest expense incurred in borrowing,

•	capital expenditures, and

•	our need for cash reserves.

While we intend to make monthly distributions, there can be no assurance that we will be able to make distributions at any particular time or rate, or at all.

In accordance with applicable real estate investment trust requirements, we will make distributions in compliance with the Internal Revenue Code.

We anticipate distributions will exceed net income determined in accordance with generally accepted accounting principles in the U.S. due to non-cash expenses, primarily depreciation and amortization.

BUSINESS

General

We are based in Richmond, Virginia. We plan to elect to be treated as a real estate investment trust for federal income tax purposes beginning with our taxable year ending December 31, 2003. We plan to purchase and own upper-end, extended-stay and other limited-service hotel properties located in selected metropolitan areas in the United States. We plan to acquire a diverse portfolio of strong performing properties in markets that we believe will continue to perform well over time. There is no specific geographic area in which we propose to acquire or not acquire properties. However, we currently own no properties.

Business Strategies

Our primary business objective is to maximize shareholder value by maintaining long-term growth in cash distributions to our shareholders. To achieve this objective, we will focus on maximizing the internal growth of our portfolio by selecting properties that have strong cash flow growth potential. We intend to pursue this objective by acquiring upper-end, extended-stay and other limited-service hotel properties for long-term ownership by purchasing properties in fee simple. We will seek associations with distinctive brands in the upper-end, extended-stay and other limited-service hotel markets. However, we do not anticipate affiliating ourselves with only one brand of franchise or license. Because we are prohibited under the federal tax laws pertaining to qualifying as a real estate investment trust from operating our extended stay hotel properties directly, we will lease each of our hotel properties to our wholly-owned, taxable REIT subsidiary, Apple Hospitality Five Management, Inc. (“Apple Hospitality Five Management”), or another lessee for their management. We anticipate that substantially all of our hotel properties will be leased to Apple Hospitality Five Management, a Virginia corporation that will qualify as a taxable REIT subsidiary.

With the enactment of the REIT Modernization Act, we can own up to 100% of the stock of a taxable REIT subsidiary. The REIT Modernization Act permits us to lease the hotels that we own to Apple Hospitality Five Management, rather than requiring us to lease our hotels to a separate, unaffiliated entity. The hotels that we lease to Apple Hospitality Five Management will still have to be managed by an unaffiliated third party. Any net profit from the leases held by Apple Hospitality Five Management, after payment of any applicable corporate tax, will be available for distribution to us.

Leases

We expect that our leases with Apple Hospitality Five Management will be long-term leases. We anticipate that each lease will provide for an initial term of ten (10) years. We anticipate that we will have identified and secured an unaffiliated manager and licensor at or prior to entering into a lease agreement with Apple Hospitality Five Management. We anticipate that each lease will provide that rents will be based on a base amount and a percentage of gross income. We anticipate that Apple Hospitality Five Management will pay (1) fixed monthly base rent, (2) on a monthly basis, the excess of “participating rent” over base rent, with participating rent based on percentages of room revenue, food and beverage revenue and telephone and other revenue at each property, and (3) other amounts, including interest accrued on any late payments or charges. Base rent may increase annually by a percentage equal to the percentage increase in the consumer price index compared to the prior year. Base rent will be payable monthly in advance. Participating rent may be payable in arrears based on a monthly schedule adjusted to reflect the seasonal variations in the property’s revenue.

In addition to rent, the leases may require Apple Hospitality Five Management to pay the following items: liability insurance and all costs, expenses, utility and other charges incurred in the operation of the properties. The leases may also provide for rent reductions and abatements in the event of damage or destruction or a partial condemnation of any property. We expect to be responsible for the following items: real estate and personal property taxes and assessments; and casualty insurance, including loss of income insurance.

Upper-End, Extended-Stay Hotels

The upper-end, extended-stay sector of the limited-service hotel industry offers upscale, high-quality, residential-style lodging with a comprehensive package of guest services and amenities, for extended-stay business and leisure travelers. Our properties are designed to meet the needs of the business and leisure traveler whose stay is typically more than one or two nights.

Our upper-end, extended-stay hotels are designed for people working on field assignments, relocating to a new community, attending seminars and conventions, participating in corporate training programs, taking an extended vacation or attending a family event. It is anticipated that these properties will provide their guests with spacious residential-style quarters with separate living and sleeping areas large enough for work, study, entertaining or relaxation. Typically, the properties feature a fully equipped kitchen and work site with telephone(s) featuring data ports and voice mail. Often the facility features an executive center with fax machine and photocopier in addition to an exercise center, swimming pool and other recreational facilities.

Other Real Estate Investments

Although we anticipate that our focus will be on upper-end, extended-stay and other limited-service hotel properties, our bylaws and articles of incorporation do not preclude us from acquiring other properties. Although we currently own no properties we may acquire other real estate assets including, but not limited to, multi-family residential properties and other income producing properties in addition to extended-stay and other limited-service hotel properties. The purchase of any property will be based upon our perceived best interests and those of our shareholders. Regardless of the mix of properties we may own, our primary business objective is to maximize shareholder value by acquiring properties that have strong cash flow growth potential.

Legal Proceedings

We are not presently subject to any material litigation. To our knowledge, there is no material litigation threatened against us. We may become subject in the future to litigation, including routine litigation arising in the ordinary course of business.

Regulation

Our properties may be subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, activity centers and other common areas. We intend to acquire the necessary permits and approvals under present laws, ordinances and regulations to operate our business.

Americans With Disabilities Act.

Our properties will need to comply with Title III of the Americans with Disabilities Act of 1990 (the “ADA”) to the extent they are “public accommodations” and/or “commercial facilities” under the ADA. Compliance with ADA requirements could require removal of structural barriers to handicapped access in public areas of the properties where removal is readily achievable.

Environmental Matters

Under federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and remediate hazardous or toxic substances or petroleum product releases at a property. In addition, the owner or operator may be held liable to a government entity or third party for property damage and investigation and remediation costs incurred by parties in connection with the contamination. These laws typically impose cleanup responsibility and liability without regard to whether the owner or operator knew of, or caused the presence of, the contaminants. The costs of investigation, remediation or removal of substances may be substantial, and the presence of these substances, or the failure to properly remediate these substances, may adversely affect the owner’s ability to sell or rent the real estate or to borrow using the real estate as collateral.

In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Individuals who arrange for the disposal or treatment of hazardous or toxic substances may be held liable for the costs of investigation, remediation or removal of hazardous or toxic substances at or from the disposal or treatment facility regardless of whether the facility is owned or operated by the person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

Federal, state and local laws, ordinances and regulations also govern the removal, encapsulation or disturbance of asbestos-containing materials (“ACMs”) when the materials are in poor condition or in the event of the remodeling, renovation or demolition of a building. These laws may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of real estate for personal injury associated with ACMs. In connection with the ownership and operation of its properties, we may be potentially liable for costs in connection with ACMs or other hazardous or toxic substances.

Prior to acquisition, all of our properties will have been the subject of environmental assessments, which are intended to reveal information regarding, and to evaluate the environmental condition of, the surveyed properties and surrounding properties. These assessments will generally include:

—a historical review,

—a public records review,

—a preliminary site investigation of the site and surrounding properties,

—examining for the presence of asbestos,

—examining for equipment containing polychlorinated biphenyls,

—examining for underground storage tanks, and

—the preparation of a written report.

These assessments generally will not include soil sampling or subsurface investigations.

Nevertheless, it is possible that these assessments will not reveal all environmental liabilities or that there are unknown material environmental liabilities. Moreover, we cannot guarantee that

—future laws, ordinances or regulations will not require any material expenditures by or impose any material liabilities in connection with environmental conditions by or on us or our properties,

—the environmental condition of a property we purchase will not be adversely affected by residents and occupants of the property, by the condition of properties in the vicinity, such as the presence of underground storage tanks, or by unrelated third parties, or

—prior owners of any property we purchase will not have created unknown environmental problems.

We will endeavor to ensure our properties will be in compliance in all material respects with all Federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products.

Insurance

We will carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to any property we acquire, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses, such as losses arising from earthquakes or wars, that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in the affected property, as well as the anticipated future revenues from the property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. We could be adversely affected by any such loss.

Available Information

We have filed a registration statement, of which this prospectus is a part, on Form S-11 with the Securities and Exchange Commission (the “Commission”) relating to this offering of Units. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. If we describe the contents of any contract or other document in this prospectus, the description may not necessarily be a complete description. You should refer to the copy of the document filed as an exhibit to the registration statement or incorporated by reference for a complete description. You can obtain copies of the registration statement and the exhibits for a fee from the Commission at its principal office in Washington, D.C.

We will also file periodic reports, proxy statements and other information with the Commission. You can review and copy these documents at the offices of the Commission in Washington, D.C. and at the Commission’s regional offices in Chicago, Illinois and New York, New York. The Commission also maintains an Internet web site that contains these documents and other information regarding registrants that file electronically. The Internet address of the Commission’s web site is: http://www.sec.gov.

We will furnish our shareholders with annual reports containing financial statements audited by our independent auditors.

MANAGEMENT

We are managed by our board of directors, elected by our shareholders. The directors are responsible for appointing our executive officers and for determining our strategic direction. The executive officers serve at the discretion of the board and are chosen annually by the board at its first meeting following the annual meeting of shareholders. Currently, Glade M. Knight is our sole director and executive officer. The following table sets forth the names and ages of Mr. Knight and those additional persons who will be elected as directors at the time of initial closing of the minimum 4,761,905 Units.

Name	Age	Position
Glade M. Knight	58	Chairman, Chief Executive Officer, and President
Lisa B. Kern	42	Director*
Bruce H. Matson	45	Director*
Michael S. Waters	47	Director*
Robert M. Wily	53	Director*

*	To be elected prior to the initial closing.

Glade M. Knight.    Mr. Knight is our chairman of the board, chief executive officer and President. He is also the chief executive officer and sole shareholder of Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty.

Mr. Knight founded and serves as chairman of the board and president of Apple Hospitality Two, Inc., Apple Suites, Inc. and Cornerstone Realty Income Trust, Inc., which are real estate investment trusts. Cornerstone, a publicly traded company, which began operations in 1993, acquires, owns and operates apartment complexes in Texas and the mid-Atlantic and southeastern regions of the United States. The common shares of Cornerstone trade on the New York Stock Exchange under the symbol “TCR”. Apple Suites, which began operations in 1999, acquires and owns extended-stay hotels in selected metropolitan areas throughout the United States. Apple Hospitality Two, which began operation in 2001, acquires and owns upper-end, extended-stay hotels in select metropolitan areas throughout the U.S.

Mr. Knight is chairman of the board of trustees of Southern Virginia College in Buena Vista, Virginia. Mr. Knight is also a member of the advisory board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University. He has served on a National Advisory Council for Brigham Young University and is a founding member of and active lecturer for the university’s Entrepreneurial Department of the Graduate School of Business Management.

Lisa B. Kern.    Ms. Kern is a portfolio manager and vice president of Davenport & Co., LLC, an investment banking firm in Richmond, Virginia. She has held that position since 1996. Previously, Ms. Kern was a vice president with Crestar Bank’s Trust and Investment Management Group from 1989 to 1996. Ms. Kern is also a director of Apple Suites and Apple Hospitality Two.

Bruce H. Matson.    Mr. Matson is a vice president and director of the law firm of LeClair Ryan, a Professional Corporation in Richmond, Virginia. He has been with LeClair Ryan since 1994. Mr. Matson has practiced law since 1983. He is also a director of Apple Suites and Apple Hospitality Two.

Michael S. Waters.    Mr. Waters is President and co-founder of Partnership Marketing, Inc. He has held that position since 1999. From 1995 through 1998, Mr. Waters served as a vice president and general manager of GT Foods, a division of GoodTimes Home Video. From 1987 to 1995, he served as a vice president and general manager for two U.S. subsidiaries (Instant Products of America and Chocolate Products) of George Weston Ltd. (Canada), a fully-integrated food retailer and manufacturer. He is also a director of Apple Suites and Apple Hospitality Two.

Robert M. Wily.    Mr. Wily is a retired federal court executive. He resides in Lindon, Utah. Mr. Wily was the Director of Client Services of the Center for Claims Resolution from November 2000 through June 2001. Prior to that position, he served as the Deputy Chief, Article III Judges Division, of the Administrative Office of the U.S. Courts from 1999 to 2000. He has served as the Clerk of Court for both the United States Bankruptcy Court for the Eastern District of Virginia from 1986 to 1999 and the District of Utah from 1981 to 1986. Prior to those positions, Mr. Wily was in the private practice of law. He is also a director of Apple Suites and Apple Hospitality Two.

Classification of the Board

The board is divided into three classes. The terms of the first, second and third classes expire in 2003, 2004, and 2005, respectively. Directors of each class are elected for three year terms upon the expiration of the current class’ term. The staggered terms for directors may affect our shareholders’ ability to effect a change in control even if a change in control were in our shareholders’ best interest. Mr. Knight’s term expires in 2005.

Committees of the Board

The board has an Executive Committee, an Audit Committee and a Compensation Committee.

The Executive Committee has all powers of the board except for those which require action by all directors under our Articles or Bylaws or under applicable law. The Executive Committee will consist of Messrs. Knight, Matson and Wily.

The Audit Committee’s function is to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. The Audit Committee will consist of Ms. Kern, Mr. Waters and Mr. Wily.

The Compensation Committee will administer our stock incentive plans. The Compensation Committee will consist of Messrs. Matson and Wily.

Director Compensation

We will pay to each director (other than Glade M. Knight) an annual fee of $6,000 plus $1,000 for each meeting of the full board of directors attended by each director in person ($100 if any are attended by telephonic means). There will be no additional compensation for serving on a committee or attending a committee meeting. We will, however, reimburse all directors for their travel and other out-of-pocket expenses incurred in connection with attending any meeting of the board of directors or any committee, and for carrying on the business of our company, including reimbursement for expenses for any on-site review of properties presented for acquisition or of new markets.

Indemnification and Insurance

We intend to obtain, and pay the cost of, directors’ and officers’ liability insurance coverage which insures (1) the directors and officers from any claim arising out of an alleged wrongful act by the directors and officers in their respective capacities as directors and officers of our company, and (2) us to the extent that we have indemnified the directors and officers for loss.

Officer Compensation

Our officers are not paid salaries by us. Mr. Knight is currently our sole executive officer. In addition, he is currently the sole shareholder of Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty which are entitled to fees for services rendered by them to us. Mr. Knight will not receive any compensation from Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty but will receive dividend income due to his ownership of those entities. See, “Compensation” for a description of the fees payable to Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty.

Stock Incentive Plans

We plan to adopt two stock incentive plans, which are described below. For purposes of the description below, the term “Offering” means the Initial Offering plus all additional offerings and sales of Units which may occur before termination of the Plans. The term “Initial Offering” means the offering of Units made pursuant to this prospectus.

The aggregate number of Units reserved for issuance under the two stock incentive plans is (1) 80,000 shares, plus (2) 6.425% of the number of shares sold in the Initial Offering in excess of the minimum offering, plus (3) 6.8% of the number of shares sold in the Offering above the Initial Offering.

The Incentive Plan

Under one plan (the “Incentive Plan”), incentive awards may be granted to employees (including officers and directors who are employees) of us. Of the directors, initially Mr. Knight will be a participant in the Incentive Plan. Incentive awards may be in the form of stock options or restricted stock. Under the Incentive Plan, the number of Shares reserved for issuance is equal to an aggregate of (1) 35,000 Units, plus (2) 4.625% of the number of Units sold in the Initial Offering in excess of the minimum offering, plus (3) 5.0% of the number of the Units sold in the Offering above the Initial Offering. If an option is canceled, terminates or lapses unexercised, any un-issued Units allocable to the option may be subjected again to an incentive award. The purpose of the Incentive Plan is to attract and retain the services of experienced and qualified employees who are acting on behalf of us, in a way that enhances the identification of the employees’ interests with those of the shareholders.

The Incentive Plan will be administered by a Compensation Committee of the board of directors (the “Committee”). Notwithstanding anything to the contrary in this prospectus, the Committee must have a minimum of two members who are not eligible to participate in the Incentive Plan or any similar plan other than the Directors’ Plan (described below).

Subject to the provisions of the Incentive Plan, the Committee has authority to determine (1) when to grant incentive awards, (2) which eligible employees will receive incentive awards, and (3) whether the award will be an option or restricted stock, and the number of Units to be allocated to each incentive award. The Committee may impose conditions on the exercise of options and upon the transfer of restricted stock received under the Plan, and may impose other restrictions and requirements as it may deem appropriate.

Stock Options

An option granted under the Incentive Plan will not be transferable by the option holder except by will or under the intestacy laws, and will be exercisable only at the times specified by the Committee. During the lifetime of the option holder the option may be exercised only while the option holder is in our employ, or within 60 days after termination of employment. In the event the termination is due to death or disability, the option will be exercisable for a 180-day period thereafter.

The exercise price of the options will be not less than 100% of the fair market value of the Units as of the date of grant of the option. Unless the common shares are listed, the fair market value will be determined by the Committee using any reasonable method in good faith.

The Committee has discretion to take action as it deems appropriate with respect to outstanding options in the event of a sale of substantially all of our stock or assets, or the occurrence of similar events. Adjustments will be made in the terms of options and the number of Units which may be issued under the Incentive Plan in the event of a future stock dividend, stock split or similar pro rata change in the number of outstanding shares or the future creation or issuance to shareholders generally of rights, options or warrants for the purchase of common shares.

Options granted under the Incentive Plan are non-qualified stock options. Non-qualified stock options are options that are not intended to qualify for favorable incentive stock option tax treatment under the Internal Revenue Code.

Restricted Stock

Restricted stock issued pursuant to the Incentive Plan is subject to the following general restrictions: (1) none of those shares may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on those shares shall have lapsed or been removed under the provisions of the Incentive Plan, and (2) if a holder of restricted stock ceases to be employed by us, he will forfeit any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed.

The Committee will establish as to each share of restricted stock issued under the Incentive Plan the terms and conditions upon which the restrictions on those shares shall lapse. The terms and conditions may include, without limitation, the lapsing of those restrictions at the end of a specified period of time, or as a result of the disability, death or retirement of the participant. In addition, the Committee may, at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any or all restrictions.

Amendment of the Incentive Plan and Incentive Awards

The board of directors may amend the Incentive Plan as it deems advisable; provided that our shareholders must approve any amendment that would (1) materially increase the benefits accruing to participants under the Incentive Plan, (2) materially increase the number of Units that may be issued under the Incentive Plan, or (3) materially modify the requirements of eligibility for participation in the Incentive Plan. Incentive awards granted under the Incentive Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Plan.

Directors’ Plan

We also plan to adopt a stock option plan for members of our board of directors who are not our employees or employees of the Apple Suites Companies (the “Directors’ Plan”). Under the Directors’ Plan, the number of shares reserved for issuance is equal to 45,000 shares plus 1.8% of the number of Shares sold in the Offering in excess of the minimum offering of 4,761,905 Units.

A director is eligible to receive an option under the Directors’ Plan if the director is not otherwise our employee or an employee of any subsidiary of ours and was not an employee of any of these entities for a period of at least one year before the date of grant of an option under the Plan. Four members of the board (all of the directors except Mr. Knight) are expected initially to qualify to receive options under the Directors’ Plan.

The Directors’ Plan will be administered by the board of directors. Grants of stock options to eligible directors under the Plan will be automatic. However, the board of directors has powers vested in it by the terms of the Plan, including, without limitation, the authority to prescribe the form of the agreement embodying awards of stock options under the Plan, to construe the Plan, to determine all questions arising under the Plan, and to adopt and amend rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the board of directors in the administration of the Directors’ Plan will be final and conclusive. The board of directors may act only by a majority of its members in office, except members thereof may authorize any one or more of their number, or any officer, to execute and deliver documents on behalf of the board of directors.

The Directors’ Plan provides for the following automatic option awards:

(1) As of the initial closing of the Units, each eligible director will receive an option to purchase 5,500 Units plus 0.0125% of the number of Units in excess of the minimum offering sold by the initial closing.

(2) As of each June 1 during the years 2003 through 2008 (inclusive), each eligible director shall automatically receive an option to purchase 0.02% of the number of Units issued and outstanding on that date.

(3) As of the election as a director of any new person who qualifies as an eligible director, the eligible director will automatically receive an option to purchase 5,500 Units.

The purpose of the Directors’ Plan is to enhance the identification of the participating directors’ interests with those of the shareholders.

The exercise price for each option granted under the Directors’ Plan will be 100% of the fair market value on the date of grant; no consideration will be paid to us for the granting of the option. Options granted under the Directors’ Plan will have a term of 10 years and will be fully exercisable six months after the date of grant. If an optionee ceases to serve as a director prior to the expiration of the six-month period following the date of grant, the option will terminate on the date of termination of service as a director. If an optionee ceases to serve as a director after the expiration of the six-month period following the date of grant, the option will terminate three years after the date of termination of service, or on expiration of the option, whichever is earlier.

Options granted under the Directors’ Plan are non-transferable other than by will or the laws of descent and distribution upon the death of the optionee and, during the lifetime of the optionee, are exercisable only by him. Payment upon exercise of an option under the Directors’ Plan may be made in cash or with our Units of equivalent value.

The board of directors may suspend or discontinue the Directors’ Plan or revise or amend the Plan in any respect; provided, however, that without approval of the shareholders no revision or amendment may increase the number of Units subject to the Plan or materially increase the benefits accruing under the Plan. In addition, the Directors’ Plan may not be amended more than once every six months other than to comply with changes in the Internal Revenue Code or ERISA.

Stock Option Grants

As of the date of this prospectus, there have been no grants under the Incentive Plan or the Directors’ Plan.

APPLE HOSPITALITY FIVE ADVISORS, INC. AND APPLE SUITES REALTY GROUP, INC.

General

On or before the initial closing of the minimum offering of $50,000,000, we will enter into an advisory agreement with Apple Hospitality Five Advisors, who will, among other things, (a) seek to obtain, investigate, evaluate and recommend property investment opportunities for us, (b) serve as property investment advisor and consultant in connection with investment policy decisions made by the board of directors and, (c) subject to the direction of the board, supervise our day-to-day operations. Apple Hospitality Five Advisors is a Virginia corporation and all of its outstanding common shares are owned by Glade M. Knight. Glade M. Knight is the sole director of Apple Hospitality Five Advisors and its sole executive officer.

Apple Hospitality Five Advisors will subcontract with Apple Suites Advisors to provide the services described in the preceding paragraph to us. The fees we pay to Apple Hospitality Five Advisors will flow through to Apple Suites Advisors.

Apple Suites Realty is engaged in the business of management of real property and the solution of financial and marketing problems related to investments in real property. Glade M. Knight is the sole shareholder and director of Apple Suites Realty as well as its sole executive officer.

Apple Suites Advisors and Apple Suites Realty will be staffed in a manner at all times sufficient to fully serve us. We will not obtain, and neither will Apple Suites Advisors nor Apple Suites Realty obtain, “key-man” life insurance on the life of any officer. In the event a key person ceases to serve us, Apple Suites Advisors or Apple Suites Realty the staff of these companies will be adjusted to serve us.

The term “affiliate” as used in this document refers generally to a person or entity which is related to another specific person or entity through common control, through significant (10% or more) equity ownership, or by serving as an officer or director with the specified entity. Affiliates of Apple Hospitality Five Advisors include Apple Suites Advisors include Apple Suites Realty and Glade M. Knight.

The Advisory Agreement

The advisory agreement will have a seven-year term and will be renewable for additional two-year terms thereafter by the board of directors. The advisory agreement provides that it may be terminated at any time by a majority of the directors or Apple Hospitality Five Advisors upon 60 days’ written notice. There is no termination fee payable at the time of termination of the advisory agreement. Under the advisory agreement, Apple Hospitality Five Advisors and, through its subcontract, Apple Suites Advisors undertake to use their best efforts (1) to supervise and arrange for the day-to-day management of our operations and (2) to assist us in maintaining a continuing and suitable property investment program consistent with our investment policies and objectives. Under the advisory agreement, generally, Apple Hospitality Five Advisors and, through its subcontract, Apple Suites Advisors is not required to, and will not, advise us on investments in securities, i.e., the temporary investment of offering proceeds pending investment of those proceeds in real property. It is expected that we will generally make our own decisions with respect to temporary investments.

Pursuant to the advisory agreement, Apple Hospitality Five Advisors, and through its subcontract, Apple Suites Advisors will be entitled to an annual asset management fee. The asset management fee is payable quarterly in arrears. The amount of the asset management fee is a percentage of the amount raised in this offering. The applicable percentage used to calculate the asset management fee is based on the ratio of our modified funds from operations to the amount raised in this offering for the preceding calendar quarter. This ratio is referred to as the “return ratio.” The per annum asset management fee is initially equal to the following with respect to each calendar quarter:

•	0.1% if the return ratio for the preceding calendar quarter is 6% or less;

•	0.15% if the return ratio for the preceding calendar quarter is more than 6% but not more than 8%; and

•	0.25% if the return ratio for the preceding calendar quarter is above 8%.

Our modified funds from operations is defined as net income excluding gains or losses from debt restructuring and sales of property, plus depreciation of real property, after adjustments for significant non-recurring items and unconsolidated partnerships and joint ventures, if any.

We believe that modified funds from operations is an appropriate measure to use in determining the fees to be paid to Apple Hospitality Five Advisors and, ultimately, Apple Suites Advisors. Modified funds from operations differs from funds from operations as defined by the National Association of Real Estate Investment Trust’s (“NAREIT”) October 1999 White Paper. Funds from operations is defined by NAREIT as net income (computed in accordance with generally accepted accounting principles), excluding gains on sales of depreciable property, plus depreciation and amortization of real estate property used in operations, less preferred dividends and after adjustments for unconsolidated partnerships and joint ventures. Modified funds from operations includes the NAREIT definition but allows for add back of non-recurring items which are not indicative of on-going performance. Modified funds from operations does not represent cash flow from operating, investing or financing activities in accordance with GAAP and is not indicative of cash available to fund all of our cash needs. Modified funds from operations should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends.

The bylaws require our directors to monitor Apple Hospitality Five Advisors’ and Apple Suites Advisors’ performance under the advisory agreement and to determine at least annually that the amount of compensation we pay to Apple Hospitality Five Advisors and, ultimately, Apple Suites Advisors is reasonable, based on factors as they deem appropriate, including:

•	the amount of the asset management fee in relation to the size, composition and profitability of our investments;

•	the success of Apple Hospitality Five Advisors and Apple Suites Advisors in selecting opportunities that meet our investment objectives;

•	the rates charged by other investment advisors performing comparable services;

•	the amount of additional revenues realized by it for other services performed for us;

•	the quality and extent of service and advice furnished by it;

•	the performance of our investments; and

•	the quality of our investments in relation to any investments generated by it for its own account.

Our bylaws generally prohibit our operating expenses from exceeding in any year the greater of 2% of our total “Average Invested Assets” or 25% of our “Company Net Income” for the year. Operating expense means, generally, all operating, general and administrative expenses, but excluding depreciation and similar non-cash items and expenses of raising capital, interest, taxes and costs related to asset acquisition, operation and disposition. Average Invested Assets means, generally, the monthly average of the aggregate book value of assets invested in real estate, before deducting depreciation. Company Net Income means, generally, the revenues for any period, less expenses other than depreciation or similar non-cash items.

Unless the directors conclude that a higher level of expenses is justified based upon unusual and nonrecurring factors which they deem sufficient, Apple Hospitality Five Advisors and Apple Suites Advisors must reimburse us for the amount of any excess operating expenses. It must make reimbursement within 120 days from the end of our fiscal year. Apple Hospitality Five Advisors and Apple Suites Advisors will be entitled to be repaid reimbursements in succeeding fiscal years to the extent actual operating expenses are less than the permitted levels. In determining that unusual and nonrecurring factors are present, the directors will be entitled to consider all relevant factors pertaining to our business and operations, and will be required to explain their conclusion in written disclosure to the shareholders. Apple Hospitality Five Advisors and Apple Suites Advisors generally would expect to pay any required reimbursement out of compensation received from us in the current or prior years. However, there can be no assurance that it would have the financial ability to fulfill its reimbursement obligations.

Our bylaws further prohibit the total organizational and offering expenses, including selling commissions from exceeding 15% of the amount raised in this offering. Furthermore, the total of all acquisition fees and acquisition expenses paid by us in connection with the purchase of a property by us shall be reasonable and shall in no event exceed an amount equal to 6% of the contract price for the property, unless a majority of the board of directors approves the transaction as being commercially competitive, fair and reasonable to us. For purposes of this limitation, the “contract price for the property” means the amount actually paid or allocated to the purchase, development, construction or improvement of the property, exclusive of acquisition fees and acquisition expenses. Any organizational and offering expenses or acquisition fees and acquisition expenses incurred by us in excess of the permitted limits shall be payable by Apple Hospitality Five Advisors and Apple Suites Advisors immediately upon our demand.

In addition, we issued to Glade M. Knight 240,000 Series B convertible preferred shares. We issued the Series B convertible preferred shares for payment by Mr. Knight of $24,000. Upon the occurrence of certain events, including termination of the Advisory Agreement by us, the Series B convertible preferred shares are convertible into common shares. No additional consideration is due upon the conversion of the Series B convertible preferred shares into Units. In addition, to the extent not previously converted, upon our liquidation, the holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares into which each Series B convertible preferred share would be convertible, subject to and after the priority liquidation payment to the holders of the Series A preferred shares of $11 per Series A preferred share. In the event that the liquidation of our assets results in proceeds that exceed the priority distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis. The priority distribution to the holders of the Series A preferred shares will terminate upon the conversion of the Series B convertible preferred shares into common shares. If we terminate or fail to renew the Advisory Agreement with Apple Hospitality Five Advisors, the Series B convertible preferred shares will be entitled to dividend distributions and voting rights on an as converted basis. In this event, the liquidation preference of the Series A preferred shares will continue.

The conversion of the Series B convertible preferred shares into common shares will result in an economic benefit for the holder of those shares.

This discussion is only a summary of the material terms of the Advisory Agreement. A copy of the form of agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Please refer to the agreement for a complete statement of its provisions.

Apple Suites Realty Group, Inc.

We will enter into a Property Acquisition/Disposition Agreement with Apple Suites Realty under which Apple Suites Realty has agreed to act as a real estate broker in connection with our purchases and sales of properties. Under the agreement, Apple Suites Realty is entitled to a real estate commission equal to 2% of the gross purchase prices of our properties, payable by us in connection with each purchase, including any debt incurred in order to purchase the property. Under the agreement, Apple Suites Realty is also entitled to a real estate commission equal to 2% of the gross sales prices of our properties, payable by us in connection with each property sale if, but only if, any property is sold and the sales price exceeds the sum of (1) our cost basis in the property plus (2)10% of the cost basis. The cost basis is the original purchase price plus any and all capitalized costs and expenditures connected with the property. For purposes of this calculation, our cost basis will not be reduced by depreciation. If the sales price of a particular property does not equal the required amount, no real estate commission is payable, but Apple Suites Realty is still entitled to payment from us of certain of its costs incurred on our behalf in marketing the property. If the person from whom we purchase or to whom we sell a property pays any fee to Apple Suites Realty that amount will decrease the amount of our obligation to Apple Suites Realty. The agreement will have an initial term of five years and will renew automatically for successive terms of five years unless either party to the agreement elects not to renew by notice sent to the other party within 60 days before the end of any term.

This discussion is only a summary of the material terms of the Property Acquisition/Disposition Agreement. A copy of the form of Property Acquisition/Disposition Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Please refer to the agreement for a complete description of its provisions.

Subject to the conditions applicable generally to transactions between us and affiliates of Apple Hospitality Five Advisors, Apple Suites Advisors, Apple Suites Realty or an affiliate may render services to us in connection with our financings or refinancings, and would be entitled to compensation for those services. As of the date of this prospectus, there are no specific agreements for any of these services.

Prior Performance of Programs Sponsored by Glade M. Knight

The following paragraphs contain information on prior programs sponsored by Glade M. Knight to invest in real estate. This discussion is a narrative summary of Mr. Knight’s experience in the last ten years (and, in certain contexts, a longer period) with all other programs sponsored by him, both public and nonpublic, that have invested in real estate regardless of the investment objectives of the program. The information set forth is current as of December 31, 2001, except where a different date is specified. This information should not be considered to be indicative of our capitalization or operations. Purchasers of our Units will not have any interest in the entities referred to in this section or in any of the properties owned by those entities.

Prior REITS—Cornerstone and Apple Residential

Mr. Knight was responsible for the organization of Cornerstone, a real estate investment trust organized to acquire, own and operate apartment complexes in the mid-Atlantic and southeastern regions of the country. Mr. Knight is the chairman, chief executive officer and president of Cornerstone. Between December 1992 and October 1996, Cornerstone sold approximately $300 million in common shares in a continuous best-efforts offering to approximately 12,000 investors. Since that initial offering, Cornerstone has completed additional firm-commitment offerings. Cornerstone currently has approximately 25,000 investors and its common shares are traded on the New York Stock Exchange under the symbol “TCR.” The net proceeds of the Cornerstone best-efforts public offering and subsequent offerings were used to acquire apartment communities in Virginia, North and South Carolina, and Georgia. Cornerstone currently owns 80 apartment communities. We will, upon request of any investor or prospective investor, provide at no cost a copy of the most recent Report on Form 10-K filed by Cornerstone with the Securities and Exchange Commission. For a reasonable charge, we will also provide copies of the exhibits to the Report on Form 10-K.

In addition, Mr. Knight was responsible for the organization of Apple Residential Income Trust, Inc. (“Apple Residential”), a real estate investment trust organized to acquire, own and operate apartment complexes in the southwestern region of the country. Mr. Knight was the chairman, chief executive officer and president of Apple Residential. Between January 1997 and February 1999, Apple Residential sold approximately $300 million in common shares in a continuous best-effort offering to approximately 11,000 investors. The net proceeds of the Apple Residential public offering were used to acquire 28 apartment communities in Texas. We will, upon request of any investor or prospective investor, provide at no cost a copy of the most recent Report on Form 10-K filed by Apple Residential with the Securities and Exchange Commission. For a reasonable charge, we will also provide copies of the exhibits to the Report on Form 10-K.

On July 23, 1999, Apple Residential was merged into a subsidiary of Cornerstone. Thus, as a result of that merger, Apple Residential ceased to exist and its properties became properties of Cornerstone.

Cornerstone’s common shares are listed and traded on the New York Stock Exchange under the symbol “TCR.” At December 31, 2001, Cornerstone owned a total of 80 apartment communities in Texas, North Carolina, Virginia, Georgia and South Carolina.

Additional Information on Cornerstone, Apple Suites and Apple Hospitality Two Acquisitions

Part II of our registration statement (which is not a part of this prospectus) contains a more detailed summary of the 80 property acquisitions by Cornerstone (excluding properties subsequently disposed of), 17 property acquisitions by Apple Suites, and 10 property acquisitions by Apple Hospitality Two on or before December 31, 2001. We will provide a copy of the summary without charge upon request of any investor or prospective investor.

Prior REITS—Apple Suites

Mr. Knight was responsible for the organization of Apple Suites, a real estate investment trust formed to acquire and own extended-stay hotels in selected metropolitan areas. Mr. Knight is the chairman, chief executive officer and president of Apple Suites. Between August 1999 and April 2001, Apple Suites sold approximately $125 million in common shares in a continuous best-effort offering to approximately 4,500 investors. The net proceeds of the Apple Suites public offering were used to acquire 17 extended-stay hotels in select metropolitan areas in the United States. All hotels owned by Apple Suites are franchised with Homewood Suites® by Hilton. We will, upon request of any investor or prospective investor, provide at no cost a copy of the most recent Report on Form 10-K filed by Apple Suites with the Securities and Exchange Commission. For a reasonable charge, we will also provide copies of the exhibits to the Report on Form 10-K.

Prior REITS—Apple Hospitality Two

Mr. Knight was responsible for the organization of Apple Hospitality Two, a real estate investment trust formed to acquire and own upper-end, extended-stay hotels in selected metropolitan areas. Mr. Knight is the chairman, chief executive officer and president of Apple Hospitality Two. Between May 1, 2001 and August 26, 2002, Apple Hospitality Two sold approximately $258 million in Units in a continuous best-effort offering to approximately 8,785 investors. The net proceeds of the Apple Hospitality Two public offering were used to acquire 48 extended-stay hotels in select metropolitan areas in the United States. All hotels owned by Apple Hospitality Two are franchised with Residence Inc.® by Marriott®. We will, upon request of any investor or prospective investor, provide at no cost a copy of the most recent Report on Form 10-K filed by Apple Hospitality Two with the Securities and Exchange Commission. For a reasonable charge, we will also provide copies of the exhibits to the Report on Form 10-K.

Potential Merger of Apple Suites with Apple Hospitality Two

On October 23, 2002, the respective boards of directors of Apple Suites and Apple Hospitality Two unanimously approved the merger of Apple Suites with and into a subsidiary of Apple Hospitality Two. This merger is subject to approval by the required vote of the shareholders of Apple Hospitality Two and the shareholders of Apple Suites at special meetings to be called to consider the merger.

Prior Partnerships

Mr. Knight, between 1981 and 1989, organized 40 partnerships for the purpose of investing in real estate. Interests in 38 of these partnerships, in which Mr. Knight served as a general partner and all but one of which were limited partnerships, were sold to investors in privately-offered transactions. Two of the partnerships were publicly-offered.

Publicly-Offered Partnerships

Two partnerships sponsored by Mr. Knight were issuers in public offerings of assignee units of limited partnership interest. One publicly-offered partnership, Southeastern Income Properties Limited Partnership (“Southeastern I”), was organized in 1987 and raised $25,000,000 from 2,714 investors. Southeastern I acquired four apartment complexes comprising 833 apartment units. The other publicly-offered partnership, Southeastern Income Properties II Limited Partnership (“Southeastern II”), was also organized in 1987 and raised $17,883,780 from 1,710 investors. Southeastern II acquired four apartment complexes comprising 794 apartment units. The aggregate cost of the eight properties purchased by Southeastern I and Southeastern II, including capital improvements thereto, was approximately $41,178,606. The affiliates of Mr. Knight which originally served as the general partners for these two partnerships transferred management control over these partnerships to a third party in February 1992 by converting to limited partner status. Thus, those affiliates of Mr. Knight ceased to serve as the general partners. Thereafter, those affiliates ceased to hold their limited partnership interests.

Privately-Offered Partnerships

The 38 privately-offered partnerships were all organized in the 1980’s, and a majority of them were organized before 1985. All of the privately-offered partnerships were formed before and had investment objectives dissimilar to those of Apple Hospitality Five, Inc. The dissimilar nature of the investment objectives is described below in this section.

The privately-offered partnerships collectively owned and operated 40 apartment complexes with a total of 5,972 apartment units and one motel with 144 rooms. A total of 733 investors in these partnerships contributed an aggregate of approximately $47,788,965 to the capital of the partnerships. The aggregate cost of the 41 properties purchased by these 38 privately-offered partnerships was approximately $129,088,000. Interests in all but one of the privately-offered partnerships were offered and sold in the period preceding 1987. One private partnership offered and sold its interests in 1989 (with a final closing in early 1990). This 1989 partnership acquired and later sold a single property and did not experience any of the adverse business developments experienced by certain of the other privately-offered partnerships, as described below.

The privately-offered partnerships used borrowings which varied from substantial to 100% of required funds in the acquisition of their properties. In addition, a significant objective of the privately-offered partnerships was the realization of tax losses which could be used to offset some or all of investors’ other sources of income. The investment objectives of these partnerships were dissimilar to our investment objectives in that we do not seek to generate tax losses based in part on high levels of borrowing. Rather, we seek to realize increasing cash distributions to shareholders with no, low, or at most moderate levels of debt.

Seven of these partnerships with investment objectives dissimilar to ours filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Five of these seven partnerships subsequently reached agreements with their lenders to allow foreclosure on their properties on terms which were more favorable to the partnerships than were available before the filing of the petition for reorganization. The other two of the seven partnerships emerged from their Chapter 11 reorganizations with restructured debt. In addition, two other partnerships in which Mr. Knight formerly served as a general partner filed for reorganization under Chapter 11 of the United States Bankruptcy Code within two years after Mr. Knight ceased to serve as general partner.

Six of the dissimilar partnerships acquiesced to negotiated foreclosures on their properties upon terms which were more favorable to the partners than would have been available in the absence of negotiation.

Mr. Knight no longer holds any interests in any of the partnerships organized by him.

Each of the partnerships described in the preceding two paragraphs owned a single property, and the adverse business development affecting the partnership therefore resulted in the partnership ceasing all cash distributions to investors. In the opinion of Mr. Knight, the bankruptcy filings and foreclosures described above were attributable to a combination of high borrowing, a downturn in economic conditions generally and the real estate industry in particular, a fundamental change in tax laws, which decreased the perceived value of real estate to potential buyers and lenders, and the unavailability of favorable financing. As a result of these factors, each of the partnerships was unable to meet debt obligations or dispose of its property on terms that would allow repayment of its debt obligations.

Mr. Knight does not expect that the combination of factors applicable to those privately-offered partnerships will be applicable to our operations.

The privately-offered partnerships that experienced adverse business developments were “tax-shelter” investments, a principal objective of which was to generate tax losses for investors. A large portion of the tax losses resulted from interest deductions on mortgage debt on the properties. Since more mortgage debt resulted in higher tax losses to investors, there was an incentive to place a large amount of debt on the properties. We do not have as an objective to, and as a real estate investment trust we cannot, generate tax losses for shareholders.

The properties owned by the privately-offered partnerships were purchased by those partnerships when federal income tax laws permitted partnership investors to use partnership losses to offset their income from other sources. When this law was changed in 1986 to, in effect, prohibit the use of such losses, the value of such real estate decreased, making sale or refinancing of the properties at an amount sufficient to pay off the high mortgage debt difficult or impossible. Again, since our objectives do not include the generation of tax losses to shareholders, we do not expect this to be a risk for us.

In the private partnerships, the generation of tax losses was in general a much more important investment objective than the making of cash distributions to partners, either from operations or property dispositions. Our principal business objective is to maximize shareholder value by achieving long-term growth in cash distributions to our shareholders, and we do not plan to generate tax losses for investors. The fact that our investment objectives are radically different from those of the privately-offered partnerships means that we expect key operating policies (such as the amount of debt) to be substantially different and that the basic causes of the operating difficulties of the privately-offered partnerships should not be present in our operations.

Finally, the privately-offered partnerships, which incurred much debt, had little equity investment (some had no equity investment while the equity investment in others was less than $1 million). The privately-offered partnerships had no property diversification and small, if any, reserves to fund operational difficulties. Even if only our minimum offering is raised, we expect to have some property diversification and a reasonable reserve fund. To the extent more than our minimum offering is raised, property diversification and reserve amounts will increase.

Additional Information on Prior Programs

Prospective investors should also refer to the tabular information on prior programs sponsored by Mr. Knight appearing under the heading “Experience of Prior Programs” in this prospectus.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

Beneficial ownership of our Units, and options to purchase our Units, held by our directors and officers as of the date of this prospectus, are indicated in the table below. Each person named in the table has sole voting and investment powers as to the shares or shares those powers with his spouse and minor children, if any.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Units	Glade M. Knight* 10 South Third Street Richmond, VA 23233	10 Units	100%

*Glade M. Knight is the sole beneficial owner of Apple Hospitality Five Advisors, Inc., which is the record owner of the ten Units issued and outstanding.

In addition to the foregoing, Glade M. Knight, who is our director, chairman of the board and president, owns 240,000 Series B convertible preferred shares. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below. We issued the Series B convertible preferred shares to Mr. Knight in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $24,000.

There are no dividends payable on the Series B convertible preferred shares unless and until we terminate or fail to renew the Advisory Agreement with Apple Hospitality Five Advisors. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the Articles of Incorporation that would adversely affect the Series B convertible preferred shares.

Upon our liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of our assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

The Series B convertible preferred shares are convertible into common shares upon and for 180 days following the occurrence of either of the following events: (1) we transfer substantially all of our assets, stock or business as a going concern, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business, or (2) our common shares are listed on any securities exchange or quotation system or in any established market. If we terminate or fail to renew the Advisory Agreement with Apple Hospitality Five Advisors, the Series B convertible preferred shares will be entitled to dividend distributions and voting rights on an as converted basis. In this event, the liquidation preference of the Series A preferred shares will continue. Termination of the Advisory Agreement by Apple Hospitality Five Advisors will not result in conversion of the Series B convertible preferred shares and will not entitle the Series B convertible preferred shares to dividend distributions and voting rights on an as converted basis. Upon the occurrence of any triggering event and for purposes of determining the liquidation payment due to the holder of a Series B convertible preferred share, each Series B convertible preferred share is convertible into a number of common shares based upon the gross proceeds raised through the date of conversion in the $500 million offering made by this prospectus according to the following formula:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$ 50 million	0.92321
$100 million	1.83239
$150 million	3.19885
$200 million	4.83721
$250 million	6.11068
$300 million	7.29150
$350 million	8.49719
$400 million	9.70287
$450 million	10.90855
$500 million	12.11423

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

FEDERAL INCOME TAX CONSIDERATIONS

General

The following summary of material United States federal income tax considerations that may be relevant to a holder of Units is based on current law and is not intended as tax advice. The statements of law and legal conclusions set forth in this summary represents the opinion of McGuireWoods LLP, special tax counsel to Apple Hospitality Five, Inc. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. It does not discuss all of the aspects of United States federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances. Nor does it discuss United States federal income tax consequences to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the United States federal income tax laws.

The statements in this discussion are based on current provisions of the Internal Revenue Code; existing, temporary and currently proposed Treasury Regulations under the Code; the legislative history of the Code; existing administrative rulings and practices of the IRS; and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this prospectus with respect to transactions entered into or contemplated prior to the effective date of the changes.

This discussion is not intended as a substitute for careful tax planning. Each prospective purchaser of Units is advised to consult with his or her own tax advisor regarding the specific tax consequences to him or her of the purchase, ownership and disposition of units in an entity electing to be taxed as a REIT, including the United States federal, state, local, foreign and other tax consequences of the purchase, ownership, disposition and election, and of potential changes in applicable tax laws.

We will elect to be treated as a REIT for United States federal income tax purposes commencing with our taxable year ended December 31, 2003. Based on certain representations as to factual matters provided by us, McGuireWoods LLP, our legal counsel, is of the opinion that beginning with our taxable year ended December 31, 2003:

—we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and

—our proposed method of operations described in this prospectus will enable us to satisfy the requirements for qualification as a REIT.

The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operations and, in addition, an election under sections 856 through 860 of the Code. McGuireWoods LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, we cannot ensure we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our shareholders. The following is a summary of the material federal income tax considerations affecting us as a REIT and our shareholders.

REIT Qualification

In order to maintain our REIT qualification, we must meet the following criteria:

—We must be organized as an entity that would, if we did not maintain our REIT status, be taxable as a regular corporation;

—We must not be either a financial institution referred to in section 582(c)(2) of the Code or an insurance company to which subchapter L of the Code applies;

—We must be managed by one or more directors;

—Our taxable year must be the calendar year;

—Our beneficial ownership must be evidenced by transferable shares;

—Our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months; and

—Not more than 50% of the value of our shares of capital stock may be held, directly or indirectly, applying constructive ownership rules, by five or fewer individuals at any time during the last half of each our taxable years.

To protect against violations of these requirements, our bylaws provide restrictions on transfers of our shares, as well as provisions that automatically convert shares into nonvoting, non-dividend paying excess shares to the extent that the ownership otherwise might jeopardize our REIT status.

To monitor our compliance with the share ownership requirements, we are required to and will maintain records disclosing the actual ownership of common shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares. A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and other information.

We expect to satisfy each of the requirements discussed above. We also expect to satisfy the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

Sources of Gross Income

In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of our income. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. In evaluating a REIT’s income, the REIT will be treated as receiving its proportionate share of the income produced by any partnership in which the REIT holds an interest as a partner, and that income will retain the character that it has in the hands of the partnership. The Code allows us to own and operate a number of our properties through wholly-owned subsidiaries which are “qualified REIT subsidiaries.” The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of the REIT.

75% Gross Income Test

At least 75% of a REIT’s gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to us are:

—rents from real property;

—interest on loans secured by real property;

—gain from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of a company’s trade or business, referred to below as “dealer property”);

—income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property (“foreclosure property”);

—distributions on, or gain from the sale of, shares of other qualifying REITs;

—abatements and refunds of real property taxes; and “qualified temporary investment income” (described below).

In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from “prohibited transactions.” In general, a prohibited transaction is one involving a sale of dealer property, and does not include foreclosure property and dealer property held by us for at least four years.

We expect that substantially all of our operating gross income will be considered rent from real property. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is less than 15% of the total rent. We do not expect to earn material amounts in these categories. Rent from real property generally does not include rent based on the income or profits derived from the property. We do not intend to lease property and receive rentals based on the tenant’s net income or profit. However, rent based on a percentage of gross income is permitted as rent from real property, and we will have leases where rent is based on a percentage of gross income.

With the exception for certain rents received from a taxable REIT subsidiary, “rents from real property” also excludes amounts received from a person or corporation in which we (or any of our 10% or greater owners) directly or indirectly through the constructive ownership rules contained in section 318 of the Code, own a 10% or greater interest. As described below, we expect that amounts received from Apple Hospitality Five Management, our wholly-owned, taxable REIT subsidiary, will satisfy the conditions of the exception for rents received from a taxable REIT subsidiary with the result that such amounts will be considered rents from real property. A third exclusion covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an “independent contractor” from whom we do not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if the services provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant. Further, if the value of the non-customary service income with respect to a property (valued at no less than 150% of our direct cost of performing the services) is 1% or less of the total income derived from the property, then all rental income from that property except the non-customary service income will qualify as rents from real property.

A REIT may jointly elect with a corporation, in which the REIT directly or indirectly owns stock, to cause the corporation to be treated as a taxable REIT subsidiary. We expect to make a joint election that would cause Apple Hospitality Five Management to be treated as a taxable REIT subsidiary. In connection with that election, we intend to lease all our hotels to Apple Hospitality Five Management.

Amounts received as rent from a taxable REIT subsidiary are not excluded from rents from real property by reason of the related party rule described above, if the activities of the taxable REIT subsidiary and the nature of the properties it leases meet certain requirements. Generally, amounts received by us from Apple Hospitality Five Management with respect to any hotels we own will be considered rents from real property only if the following conditions are met:

—each hotel must not be managed or operated by Apple Hospitality Five Management, but rather must be managed or operated by an entity that qualifies for federal tax purposes as an independent contractor that is actively engaged in the trade or business of operating lodging facilities for persons not related to us or Apple Hospitality Five Management;

—Apple Hospitality Five Management may not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which the any hotel facility is operated, except with respect to an independent contractor in relation to facilities it owns or leases from us; and

—no wagering activities may be conducted at or in connection with our hotels by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business.

We expect that all our hotels will be operated in accordance with these requirements with the result that amounts received from Apple Hospitality Five Management will be considered rents from real property. Apple Hospitality Five Management, as a taxable REIT subsidiary, will pay regular corporate rates on any income it earns from the lease of our hotels.

Upon the ultimate sale of any of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

95% Gross Income Test

In addition to earning 75% of its gross income from the sources listed above, at least an additional 20% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional “passive” investment sources that are not necessarily real estate related. The term “interest” (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

Failing the 75% or 95% Tests; Reasonable Cause

As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources such as brokerage commissions or other fees for services rendered. We may receive this type income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant, and this income, together with other non-qualifying income, is expected to be at all times less than 5% of our annual gross income. While we do not anticipate we will earn substantial amounts of non-qualifying income, if non-qualifying income exceeds 5% of our gross income, we could lose our status as a REIT. As described above, we will establish one or more taxable REIT subsidiaries with whom we will enter into leases for all of our hotels. The gross income generated by these taxable REIT subsidiaries would not be included in our gross income, however, we will realize gross income from these subsidiaries in the form of rents. In addition, any dividends from subsidiaries to us would be included in our gross income and qualify for the 95% income test.

If we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if

—we report the source and nature of each item of our gross income in our federal income tax return for that year;

—the inclusion of any incorrect information in our return is not due to fraud with intent to evade tax; and

—the failure to meet the tests is due to reasonable cause and not to willful neglect.

However, in that case, we would be subject to a 100% tax based on (i) the greater of (a) the amount by which we fail either the 75% income tests for the year or (b) the amount by which 90% of our gross income exceeds the amount of gross income we derive from sources that count toward satisfying the 95% gross income test (ii) multiplied by a fraction intended to reflect our profitability.

Character of Assets Owned

On the last day of each calendar quarter, we also must meet two tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items and government securities. For this purpose, real estate assets include interests in real property, interests in loans secured by mortgages on real property or by interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital.

Second, although the balance of our assets generally may be invested without restriction, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Also, with exception for securities includible for purposes of the 75% test as well as the securities of a taxable REIT subsidiary and qualified REIT subsidiary, we will not be permitted to own (1) securities of any one issuer that represent more than 5% of the value of our total assets; (2) more than 10% of the outstanding voting securities of any single issuer; or (3) more than 10% of the value of the outstanding securities of any single issuer. As noted, a REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. In evaluating a REIT’s assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership. We expect to satisfy these asset tests.

Annual Distributions to Shareholders

To maintain REIT status, we generally must distribute to our shareholders in each taxable year at least 90% of our net ordinary income. More precisely, we must distribute an amount equal to (1) 90% of the sum of (a) our REIT taxable income before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on the income, minus (2) limited categories of excess non-cash income (including, cancellation of indebtedness and original issue discount income).

REIT taxable income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.

A REIT may satisfy the 90% distribution test with dividends paid during the taxable year and with dividends paid after the end of the taxable year if the dividends fall within one of the following categories:

—Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year are treated as paid in the prior year for ourselves and our shareholders.

—Dividends declared before the due date of our tax return for the taxable year (including extensions) also will be treated as paid in the prior year for ourselves if they are paid (1) within 12 months of the end of the taxable year and (2) no later than our next regular distribution payment occurring after that declaration.

Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed on a company for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (a) 85% of a company’s “ordinary income” plus (b) 95% of a company’s capital gain net income plus (c) any undistributed income from prior periods.

We will be taxed at regular corporate rates to the extent we retain any portion of our taxable income. It is possible that we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or because of timing differences between tax reporting and cash receipts and disbursements. Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event this occurs, we may arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends and meet the 90% distribution requirement.

If we fail to meet the 90% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to retroactively cure the failure by paying a deficiency dividend, as well as applicable interest and penalties, within a specified period.

Taxation as a REIT

As a REIT, we generally will not be subject to federal corporate income tax to the extent we currently distribute our REIT taxable income to our shareholders. This treatment effectively eliminates the double taxation imposed on investments in most corporations. We generally will be taxed only on the portion of our taxable income which we retain, including any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent a class is entitled to a preference. We do not anticipate we will pay any preferential dividends.

Even as a REIT, we will be subject to tax in the following circumstances:

•	certain income or gain from foreclosure property will be taxed at the highest corporate rate;

•
a tax of 100% applies to any net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than sales of foreclosure property;

•
if we fail to meet either the 75% or 95% source of income tests, a 100% tax would be imposed equal to the amount obtained by multiplying (1) the greater of the amount, if any, by which we failed either the 75% income test or the 95% income test, times (2) the ratio of our REIT taxable income to our gross income (excluding capital gain and other items);

•	items of tax preference, excluding items specifically allocable to our shareholders, will be subject to the alternative minimum tax;

•
if we fail to distribute with respect to each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed; and

•
under regulations that are not promulgated yet, we also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets we acquire in tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire the assets.

Failure to Qualify as a REIT

If we fail to qualify as a REIT and are not successful in seeking relief, we will be taxed at regular corporate rates on all of our taxable income. Distributions to our shareholders would not be deductible in computing that taxable income, and we would no longer be required to make distributions. Any corporate level taxes generally would reduce the amount of cash available for distribution to our shareholders and, because our shareholders would continue to be taxed on any distributions they receive, the net after tax yield to our shareholders likely would be substantially reduced.

As a result, our failure to qualify as a REIT during any taxable year could have a material adverse effect upon us and our shareholders. If we lose our REIT status, unless we are able to obtain relief, we will not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated.

Taxation of U.S. Shareholders

In general, distributions will be taxable to shareholders as ordinary income to the extent of our earnings and profits. Specifically, dividends and distributions will be treated as follows:

•
Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year are generally treated as if received by the shareholders on December 31 of the calendar year during which they were declared.

•
Distributions paid to shareholders will not constitute passive activity income, and as a result generally cannot be offset by losses from passive activities of a shareholder who is subject to the passive activity rules.

•
Distributions we designate as capital gains dividends generally will be taxed as long-term capital gains to shareholders to the extent that the distributions do not exceed our actual net capital gain for the taxable year. Corporate shareholders may be required to treat up to 20% of any capital gains dividends as ordinary income.

•
If we elect to retain and pay income tax on any net long-term capital gain, our shareholders would include in their income as long-term capital gain their proportionate share of net long-term capital gain. Our shareholders would receive a credit for the shareholder’s proportionate share of the tax paid by us on retained capital gains and an increase in basis in their shares in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax we paid.

•	Any distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations.

•	Shareholders are not permitted to deduct our losses or loss carry-forwards.

We may generate cash in excess of our net earnings. If we distribute cash to our shareholders in excess of our current and accumulated earnings and profits, other than as a capital gain dividend, the excess cash will be deemed to be a return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder’s shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A shareholder who has received a distribution in excess of our current and accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss.

Generally, gain or loss realized by a shareholder upon the sale of shares will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

In any year in which we fail to qualify as a REIT, our shareholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate shareholders will qualify for the dividends received deduction, and the shareholders will not be required to report any share of our tax preference items.

Backup Withholding

We will report to our shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under current law, if a shareholder is subject to backup withholding, we will be required to deduct and withhold from any dividends payable to that shareholder a tax of 30% for taxable years 2002 and 2003, 29% for taxable years 2004 and 2005, and 28% for taxable years 2006 and thereafter. These rules may apply in the following circumstances:

•	when a shareholder fails to supply a correct taxpayer identification number,

•	when the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number, or

•	in the case of corporations or others within exempt categories, when they fail to demonstrate that fact when required.

A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder’s federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non-foreign status.

Prospective investors should consult their own tax advisors concerning the adoption of the final withholding and information reporting regulations effective January 1, 2001, and the potential effect on their ownership of Units.

Taxation of Tax Exempt Entities

In general, a tax-exempt entity that is a shareholder will not be subject to tax on distributions with respect to our shares or gain realized on the sale of our shares. In Revenue Ruling 66-106, the IRS confirmed that a REIT’s distributions to a tax-exempt employees’ pension trust did not constitute unrelated business taxable income (“UBTI”). A tax-exempt entity may be subject to UBTI, however, to the extent that it has financed the acquisition of its shares with acquisition indebtedness within the meaning of the Code. The Revenue Reconciliation Act of 1993 has modified the rules for tax exempt employees’ pension and profit sharing trusts which qualify under section 401(a) of the Code and are exempt from tax under section 501(a) of the Code for tax years beginning after December 31, 1993. In determining the number of shareholders a REIT has for purposes of the “50% test” described above, any stock held by a qualified trust will be treated as held directly by its beneficiaries in proportion to their actuarial interests in the trust and will not be treated as held by the trust.

A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT’s gross income, less direct expenses related thereto, derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the change in the 50% test discussed above and if the trust is predominantly held by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment our securities will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by the investment our securities. These prospective investors should consult their own tax advisors concerning the set aside and reserve requirements.

Taxation of Foreign Investors

The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in Units, including any withholding and reporting requirements, as well as the tax treatment of an investment under the laws of their home country.

State and Local Taxes

We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business. In addition, it is not clear that subsequent to December 31, 2000, all of the states will have legislation similar to the federal legislation permitting taxable REIT subsidiaries. In those states where legislation similar to the federal legislation regarding taxable REIT subsidiaries is not in force, the state tax treatment will not conform to the federal treatment described above. If we were to transact business in a state whose tax laws do not conform to the Internal Revenue Code, the rents received from Apple Hospitality Five Management may be treated as related party rents with the result that for state income tax purposes we may not qualify as a REIT. In addition, our shareholders may also be subject to state or local taxation. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

ERISA CONSIDERATIONS

ERISA and the Internal Revenue Code impose requirements on Plans and Plan fiduciaries. The term “Plan” means an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA; a plan, as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), that is subject to Section 4975 of the Code, including individual retirement accounts and Keogh plans; and an entity whose underlying assets include plan assets by reason of a plan’s investment in that entity, including insurance company general accounts. A Plan fiduciary considering an investment in the Units should determine, among other factors, whether that investment is permitted under the governing Plan, is appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio and is prudent considering the factors discussed in this prospectus.

ERISA and the Internal Revenue Code prohibit various transactions involving the assets of a Plan and persons referred to as parties in interest under ERISA or disqualified persons under the Internal Revenue Code. A prohibited transaction could subject disqualified persons to excise taxes and Plan fiduciaries to other liabilities, unless exemptive relief is available under an applicable statutory or administrative exemption. The administrative exemptions include Prohibited Transaction Class Exemption (“PTCE”) 96-23, for certain transactions effected by in-house asset managers, PTCE 95-60, for certain transactions involving insurance company general accounts, PTCE 91-38, for certain transactions involving bank collective investment funds, PTCE 90-1, for certain transactions involving insurance company pooled separate accounts, and PTCE 84-14, for certain transactions determined by independent qualified professional asset managers. A Plan fiduciary considering an investment in the Units should consider whether that investment might constitute a prohibited transaction under ERISA or the Code and whether exemptive relief is available.

A number of employee benefit plans, such as foreign plans, governmental plans, as defined in Section 3(32) of ERISA, and certain church plans, as defined in Section 3(33) of ERISA, are not subject to the restrictions of ERISA. As a result, assets of these plans may be invested in the Units without regard to the ERISA restrictions, subject to the provisions of any other applicable federal or state law. You should note, however, that any governmental plan or church plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code is subject to the prohibited transaction rules set forth in Section 503 of the Internal Revenue Code.

Prohibited Transaction Considerations

Treatment of REIT Assets as Plan Assets.    A transaction involving the operation of the REIT might constitute a prohibited transaction under ERISA and the Internal Revenue Code if assets of the REIT were deemed to be assets of an investing Plan. The United States Department of Labor has issued regulations, called the plan asset regulations, addressing whether the assets of a Plan would include the assets of an entity in which the Plan has invested for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Internal Revenue Code. In general, under the plan asset regulations, when a Plan acquires an equity interest in an entity such as a REIT, the assets of the Plan include both the equity interest and an undivided interest in each of the underlying assets of the entity unless the exceptions set forth in the regulations apply. In general, an equity interest is defined under the plan asset regulations as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and has no substantial equity features, and includes a beneficial interest in a trust.

If the assets of the REIT are deemed to be the assets of an investing Plan, any person who has discretionary authority or control with respect to the REIT assets, and any person who provides investment advice for a fee with respect to the REIT assets, will be a fiduciary of the investing Plan. This fiduciary status would increase the scope of activities that would constitute prohibited transactions under ERISA and the Code.

Exception for Real Estate Operating Company.    The plan asset regulations provide an exception where a Plan acquires an interest in certain operating companies. In particular, when a Plan acquires an equity interest in a real estate operating company, the assets of the Plan will include the equity interest but not an undivided interest in the assets of the operating company. An entity is a real estate operating company for purposes of the plan asset regulations if (i) at least 50% of its assets are invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate in management or development activities, and (ii) such entity in the ordinary course of its business is engaged directly in real estate management or development activities. If an entity satisfies these requirements on the date it first makes a long-term investment (the “initial investment date”), or at any time during the entity’s first annual valuation period, it will be considered a real estate operating company for the entire period beginning on the initial investment date and ending on the last day of the first annual valuation period. Because the company is a blind pool company, we cannot assure you that it will be a real estate operating company within the meaning of the plan asset regulations.

Exception for Insignificant Participation by Benefit Plan Investors.    The plan asset regulations provide that the assets of an entity such as the REIT will not be deemed to be the assets of an investing Plan if equity participation in the entity by benefit plan investors, such as employee benefit plans or individual retirement accounts, is not significant. An equity participation in an entity is not deemed to be significant if benefit plan investors hold less than 25% of the value of each class of equity interests in that entity. In calculating the value of a class of equity interests, the value of any equity interests held by us or any of our affiliates must be excluded. We cannot assure you that benefit plan investors will hold less than 25% of the value of each class of equity interests in the REIT.

Exception for Publicly Offered Securities.    The plan asset regulations provide that the issuer of a publicly-offered security acquired by a Plan will not be deemed to hold Plan assets solely because of that acquisition. A publicly-offered security is a security that is “freely transferable,” part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another and either:

•	part of a class of securities registered under the Exchange Act; or

•
sold to the Plan as part of an offering of securities to the public under the Securities Act; provided, however, that the class of securities of which the security is a part must be registered under the Exchange Act within 120 days, or later if allowed by the SEC, after the end of the fiscal year of the issuer during which the offering of the securities to the public occurred.

The plan asset regulations further provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The regulations provide that when a security is part of an offering in which the minimum investment is $10,000 or less, the existence of certain restrictions ordinarily will not, alone or in combination, affect the finding that the securities are freely transferable.

The Units offered are securities that will be registered under the Securities Act and are or will be registered under the Exchange Act. Furthermore, we believe that the restrictions imposed under our bylaws on the transfer of the Units are limited to the restrictions on transfer generally permitted under the plan asset regulation, and are not likely to result in the failure of the Units to be “freely transferable.” We also believe that the restrictions that apply to the Units held by us, or which may be derived from contractual arrangements requested by David Lerner Associates in connection with Units, are unlikely to result in the failure of the Units to be “freely transferable.” Nonetheless, no assurance can be given that the Department of Labor could not reach a contrary conclusion.

In addition, we cannot assure you that the Units will be held by 100 or more independent investors, and no monitoring or other measures will be taken to insure that this requirement of the publicly offered security exception will be satisfied. If the Units do not qualify as publicly offered securities under the plan asset regulations, the assets of the REIT may be deemed the assets of any Plan that invests in the Units. In that event, transactions involving the REIT and either parties in interest or disqualified persons with respect to an investing

Plan might be prohibited under ERISA or the Code and could subject disqualified persons to excise taxes and impose other liabilities on Plan fiduciaries, unless exemptive relief is available under an applicable statutory or administrative exemption.

We suggest that Plan fiduciaries or other persons considering an investment in the Units on behalf of or with the assets of a Plan consult their own counsel regarding the consequences to the Plan of that investment, including the consequence to the Plan if the assets of the REIT were to become subject to the fiduciary and prohibited transaction rules of ERISA and the Code.

Additional Considerations for Insurance Company General Accounts

In John Hancock Mut. Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), the United States Supreme Court held that, under some circumstances, assets held in an insurance company’s general account may be deemed to be assets of Plans that were issued policies supported by that general account.

The Small Business Job Protection Act of 1996 added a new section of ERISA relating to the status of the assets of insurance company general accounts under ERISA and the Internal Revenue Code. This new section provides that assets underlying general account policies issued before December 31, 1998 will not be considered assets of a Plan to the extent the criteria set forth in DOL regulations are satisfied. This new section also requires the DOL to issue regulations establishing those criteria. On January 5, 2000, the DOL issued final regulations, called the general account regulations, for this purpose. The general account regulations became generally applicable July 5, 2001. The general account regulations provide that, when a Plan acquires a policy issued by an insurance company on or before December 31, 1998 which is supported by assets of the insurance company’s general account, the assets of the Plan will include the policy but not the underlying assets of the general account to the extent the requirements set forth in the general account regulations are satisfied. The general account regulations do not apply to any general account policies issued after December 31, 1998.

We suggest that Plan fiduciaries or other persons considering an investment in the Units on behalf of an insurance company general account consult their own counsel regarding the effect of the John Hancock decision and the general account regulations on that investment.

CAPITALIZATION

Our capitalization as of September 20, 2002, and as adjusted to reflect the issuance and sale of the Units offered assuming the minimum offering and maximum offering and after deducting anticipated offering expenses, selling commissions and the marketing expense allowance is as follows:

	As Adjusted
	Actual	Minimum Offering	Maximum Offering
Units; no par value; 10 Units issued, 4,761,905 and 45,670,995 Units issued as adjusted, respectively, and 240,000 Series B preferred shares issued	$24,110	$50,024,110	$500,024,110

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were organized on September 20, 2002 and have no significant operations to date. In addition, we currently own no properties. We intend to qualify as a REIT under the Internal Revenue Code.

The proceeds of this offering and the cash flow generated from properties we will acquire and any short term investments will be our principal source of liquidity. In addition, we may borrow funds, subject to the approval of our board of directors.

Liquidity and Capital Resources

We have obtained an unsecured line of credit in a principal amount of up to $300,000 to fund our start-up costs. The lender is Wachovia Bank, N.A. The line of credit bears interest at the bank’s prime rate. Interest is payable monthly. Glade M. Knight, our president and Chairman of the Board, will guarantee repayment of the line of credit. Mr. Knight will not receive any consideration in exchange for providing this guarantee. We would expect to repay this debt with proceeds from the sale of Units.

We anticipate that our cash flow will be adequate to cover our operating expenses and to permit us to meet our anticipated liquidity requirements, including distribution requirements. Inflation may increase our operating costs, including our costs on bank borrowings, if any. As of the date of this prospectus, we have no material commitments for capital expenditures.

We intend to establish a working capital reserve of at least 0.5% of the proceeds from this offering. This reserve, in combination with income from our properties and short term investments, is anticipated to satisfy our liquidity requirements.

Critical Accounting Policies

The following contains a discussion of what we believe to be critical accounting policies. These items should be read to gain a further understanding of the principals used to prepare our financial statements. These principals include application of judgment; therefore, changes in judgments may have a significant impact on our reported results of operations and financial condition.

Capitalization Policy

We consider expenditures to be capital in nature based on the following criteria: (1) for a single asset, the cost must be at least $300, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (2) for group purchases of 10 or more identical assets; the unit cost for each asset must be at least $50, with the aggregate cost of the group purchase being at least $750, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; and (3) for major repairs to buildings, furniture, fixtures and equipment, the repair must be at least $2,000, and the useful life of the asset must be substantially extended. Most repair costs are considered routine repair and replacement costs and are expensed as incurred to hotel operating expenses.

Related Party Transactions

We have significant transactions with related parties. These transactions cannot be construed to be arms length and the results of our operations may be different if these transactions were conducted with non-related parties.

We will contract with Apple Suites Realty to provide brokerage services for the acquisition and disposition of our real estate assets. In accordance with the contract, Apple Suites Realty is to be paid a fee of 2% of the gross purchase price of any acquisitions or gross sale price of any dispositions of real estate investments, subject to certain conditions.

We will contract with Apple Hospitality Five Advisors to advise and provide day-to-day management services for us and due-diligence services on acquisitions. In accordance with the contract, we will pay Apple Hospitality Five Advisors a fee equal to .1% to .25% of total equity contributions received by us in addition to certain reimbursable expenses. Apple Hospitality Five Advisors will also hold a three-year contract for the monthly maintenance and support of accounting software. All of these services will be subcontracted to Apple Suites Advisors.

Apple Hospitality Five Advisors, Apple Suites Realty and Apple Suites Advisors are 100% owned by Mr. Knight. Apple Hospitality Five Advisors, Apple Suites Realty and Apple Suites Advisors may purchase in the “best efforts” offering up to 2.5% of the total number of our shares sold in the “best efforts” offering, once the minimum offering is completed.

We issued 240,000 Series B preferred convertible shares to Mr. Knight. The Series B preferred convertible shares were issued in exchange for payment of $0.10 per Series B preferred convertible share, or an aggregate of $24,000. There are no dividend payable on the Series B preferred convertible shares. On liquidation, the holder of the Series B preferred convertible shares will be entitled to a liquidation payment of $11 per share before any distributions of liquidation proceeds to holders of the common shares. However, the priority liquidation payment of the holder of the Series B preferred convertible shares is junior to the holders of the Series A preferred shares distribution rights. In the event that the liquidation of our assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred share, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares on an as converted basis.

Each holder of outstanding Series B preferred convertible shares has the right to convert any of such shares into common shares upon and for 180 days following the occurrence of any of the following conversion events:

(1) substantially all of our assets, stock or business, is transferred as a going concern, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business; or

(2) our common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each of the Series B preferred convertible shares may be converted into a maximum of 2,907,415 common shares, based upon the gross proceeds raised through the date of conversion in this $500 million offering made by our prospectus. In addition, upon conversion of the Series B convertible preferred shares into common shares, the Series A preferred shares will terminate and the priority distribution in liquidation associated with the Series A preferred shares will disappear. If we terminate or fail to renew the Advisory Agreement with Apple Hospitality Five Advisors, the Series B convertible preferred shares will be entitled to dividend distributions and voting rights on an as converted basis. In this event, the liquidation preference of the Series A preferred shares will continue.

No additional consideration is due upon the conversion of the Series B preferred convertible shares. Upon the probable occurrence of a conversion event, we will record expense for the difference between the fair value of our common stock and issue price of the Series B preferred convertible shares.

Compensation expense related to issuance of 240,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares is probable. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares.

PLAN OF DISTRIBUTION

We are selling the Units using the service of David Lerner Associates, Inc. as the managing dealer, and other broker-dealers selected by the managing dealer. The Units are being offered on a “best efforts” basis, meaning that the managing dealer and other broker-dealers are not obligated to purchase any Units. No Units will be sold unless at least a minimum of 4,761,905 Units has been sold no later than one year after the date of this prospectus. Our officers and directors and those of Apple Hospitality Five Advisors, Apple Suites Advisors, Apple Suites Realty and Apple Hospitality Five Management will not be permitted to purchase Units in order to reach the minimum offering of 4,761,905 Units. If the minimum offering of Units is not sold by that date, the offering will terminate and all funds deposited by investors into the interest-bearing escrow account will be promptly refunded in full, with interest. Wachovia Bank, National Association (“Wachovia Bank”) will act as escrow agent for the escrow account until the minimum offering of Units is sold.

The Units are offered at $10.50 per unit until the minimum offering of $50,000,000 in Units is achieved and the minimum 4,761,905 Units have been sold. Thereafter, the Units will be offered at $11 per share.

Neither prospective investors nor shareholders should assume that the per-Unit prices reflect the intrinsic or realizable value of the Units or otherwise reflect our value, earnings or other objective measures of worth. The increase in the per-Unit offering price from $10.50 to $11 once the minimum offering is achieved is also not based upon or reflective of any meaningful measure of our share value or in any increase in the share value. If we were to list the Units on a national securities exchange, the Unit price might drop below our shareholder’s original investment.

The offering of Units is expected to terminate when all Units offered by this prospectus have been sold or one year from the date hereof, unless extended by us for up to an additional year in order to achieve the maximum offering of 45,670,995 Units. The States of Colorado, Delaware, New York and Virginia will allow us to extend the offering without taking any further action. In all of the other states where we plan to sell the Units, we may be required to make certain filings, including the filing of new applications, with the state administrators, to extend the offering.

Purchasers will be sold Units at one or more closings. Following the sale of the minimum offering, additional closings will be held monthly during the offering period as orders are received. The final closing will be held shortly after the termination of the offering period or, if earlier, upon the sale of all the Units. It is expected that after the initial closing of the sale of the minimum offering, purchasers will be sold Units no later than the last day of the calendar month following the month in which their orders are received. Funds received during the offering but after the initial disbursement of funds will be held in purchasers’ accounts with David Lerner Associates, Inc. until the next closing, and then disbursed to us.

In no event are we required to accept the subscription of any prospective investor, and no subscription shall become binding on us until a properly completed subscription agreement prepared and executed by the prospective investor has been accepted by our duly authorized representative. We will either accept or reject each subscription within four business days from the receipt of the subscription by David Lerner Associates, Inc. or other broker-dealer.

We intend to hold investors’ funds in escrow in an interest-bearing account with Wachovia Bank until the minimum offering of 4,761,905 Units is achieved and the initial closing has occurred. The account will pay interest to investors from the date the investor’s funds are received until the date of the initial closing. Wachovia Bank will remit the aggregate interest on escrowed funds to David Lerner Associates, Inc., and David Lerner Associates, Inc. will pay the individual investors their interest. After the initial closing, investors’ funds will be held in each purchaser’s account with David Lerner Associates, Inc. or other broker-dealers pending each applicable closing. Investors’ subscriptions will be revocable by written notice delivered to the escrow agent at least five days before the initial closing.

Each investor who desires to purchase Units will be required to complete and sign a Subscription Agreement in the form attached to this prospectus as Exhibit A. In addition to requesting basic identifying information concerning the investor, such as his or her name and address, the number of Units subscribed for, and the manner in which ownership will be held, the Subscription Agreement requires the investor to make a series of representations to us set forth in paragraphs designated “(a)” through “(h).”

We ask for these representations to help us determine whether you have received the disclosure materials pertaining to the investment, meet certain suitability requirements we have established, and understand what you are investing in. Should a dispute later arise between you and us concerning matters that are the subject of any representation, we would expect to rely upon your making of that representation in the Subscription Agreement if you later claim that that representation is not correct.

Set forth below is a brief summary of the nature of each representation in the lettered paragraphs of the Subscription Agreement. You should, however, carefully review the Subscription Agreement in its entirety.

(a)  You acknowledge that you have received a copy of the prospectus and that you understand that your investment will be governed by the terms of that prospectus.

(b)  You represent that you are of majority age and, therefore, can enter into a binding contract to purchase the Units.

(c)  You represent that you have adequate financial resources, understand the financial risks of an investment in Units, and understand that there is no ready ability to sell or otherwise dispose of your investment in Units.

(d)  You specifically represent that you either have a net worth (excluding home, furnishings and automobiles) of at least $50,000 (higher in certain states) and gross income of $50,000 (higher in certain states), or a net worth (with the same exclusions) of at least $100,000 (higher in certain states). This representation helps us determine that your proposed investment is suitable for you based on your financial condition.

(e)  If you are acting on behalf of an entity, you represent that you have authority to bind the entity.

(f)  You represent that the taxpayer identification number (social security number in the case of an individual) provided is correct and that you are not subject to backup withholding. This representation allows us to make distributions to you without any requirement to withhold for income tax purposes.

(g)  You understand that we have the right, in our sole discretion, to accept or reject your subscription for Units.

(h)  You agree to settle by arbitration any controversy between you and your broker concerning the Subscription Agreement and the investment represented by the Subscription Agreement.

It is expected that shareholders will be able to elect to reinvest any distributions from us in additional Units available in this offering, for as long as this offering continues. This option is referred to as the “Additional Share Option.” Any purchase by reinvestment of distributions would be at the same price per share and on the same terms applicable generally to subscriptions in this offering effective at the time of reinvestment. We reserve the right to establish rules governing reinvestment, as well as the right to modify or terminate the Additional Share Option at any time. We estimate that approximately 500,000 Units offered through this prospectus will be purchased through shareholders’ reinvestment of distributions in Units pursuant to the Additional Share Option, but the number of shares which will be purchased cannot be determined at this time.

Subject to the Additional Share Option being available through the broker-dealer which initially sells a shareholder its Units, a shareholder will be able to elect the option by directing, on its subscription agreement, that cash distributions be reinvested in additional Units. Distributions attributable to any calendar quarter will then be used to purchase Units in this offering. As described under “Federal Income Tax Consequences — Federal Income Taxation of the Shareholders,” a shareholder who elects the Additional Share Option will be taxed as if it had received its distributions which are used to purchase additional Units. A shareholder may elect to terminate its participation in the Additional Share Option at any time by written notice sent by it to the broker-dealer through which the shareholder initially purchased Units. The notice will be effective with respect to distributions attributable to any calendar quarter if it is sent at least 10 days before the end of that calendar quarter.

We intend to establish at a later date a dividend reinvestment plan, or DRIP, that will allow you to have your dividends otherwise distributable to you invested in additional Units.

Funds not invested in real properties may be invested by us only in:

(a)  bank accounts, including savings accounts and bank money market accounts (as bank is defined in Section 3(a)(6) of the Securities Exchange Act of 1934) (including bank money market accounts managed by the escrow agent and its affiliates);

(b)  short-term direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America; or

(c)  short-term certificates of deposit issued by any bank (as defined in Section 3(a)(6) of the Securities Exchange Act of 1934) (including the escrow agent and its affiliates) located in the United States and having net worth of at least $50,000,000;

(d)  or similar highly liquid investments to the extent permitted by applicable laws and regulations.

We will pay to David Lerner Associates, Inc. selling commissions on all sales made, including shares sold through the Additional Share Option, in an amount equal to 7.5% of the purchase price of the Units or $0.7875 per Unit purchased at $10.50 per Unit and $0.825 per Unit purchased at $11 per Unit. We will also pay to David Lerner Associates, Inc. a marketing expense allowance equal to 2.5% of the purchase price of the Units, as a non-accountable reimbursement for expenses incurred by it in connection with the offer and sale of the Units. The marketing expense allowance will equal $0.2625 per Unit purchased at $10.50 per Unit and $0.275 per Unit purchased at $11 per Unit. The maximum selling commission payable to David Lerner Associates, Inc. is $37,500,000. The maximum marketing expense allowance payable to David Lerner Associates, Inc. is $12,500,000. The selling commissions and marketing expense allowance are payable to David Lerner Associates, Inc. at the times of the issuance of Units to purchasers.

The following table reflects the compensation payable to David Lerner Associates, Inc.

	Price To Public	Commissions	Marketing Expense Allowance
Per Unit Minimum Offering	$10.50	$0.7875	$0.2625
Per Unit Maximum Offering	$11.00	$0.8250	$0.2750
Total Minimum Offering	$50,000,000	$3,750,000	$1,250,000
Total Maximum Offering	$500,000,000	$37,500,000	$12,500,000

Prospective investors are advised that David Lerner Associates, Inc., reserves the right to purchase Units, on the same terms applicable generally to sales pursuant to this prospectus, for its own account, at any time and in any amounts, to the extent not prohibited by relevant law. However, it is not expected that the managing dealer or other broker-dealers will purchase Units.

The Agency Agreement between us and David Lerner Associates, Inc. permits David Lerner Associates, Inc. to use the services of other broker-dealers in offering and selling the Units, subject to our approval. David Lerner Associates, Inc. will pay the compensation owing to the broker-dealers out of the selling commissions or marketing expense allowance payable to it. Sales by the broker-dealers will be carried on in accordance with customary securities distribution procedures. David Lerner Associates, Inc. may be deemed to be an “underwriter” for purposes of the Securities Act of 1933 in connection with this offering. Purchasers’ checks are to be made payable to David Lerner Associates, Inc. unless the investor elects to use a portion of the proceeds in his or her David Lerner brokerage account. David Lerner Associates, Inc. will forward to the escrow agent funds representing subscription payments by noon of the next business day following receipt by David Lerner Associates, Inc. of the subscription payments.

Purchasers are required to purchase a minimum of $5,000 in Units or $2,000 in Units for Plans. After the minimum offering is achieved, Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty may purchase in this offering up to 2.5% of the total number of Units sold in the offering, on the same terms and conditions as the public. If Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty purchase any Units, they will be permitted to vote on any matters submitted to a vote of holders of the common shares. Any purchase of Units in this offering by Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty must be for investment, and not for resale or distribution. The Units described in this paragraph are exclusive of the Units which may be issued under our stock incentive plans.

There has been no previous market for any of our Units. The initial offering price for the Units is arbitrary and was determined on the basis of our proposed capitalization, market conditions and other relevant factors.

We have agreed to indemnify David Lerner Associates, Inc. and other broker-dealers against a limited number of liabilities under the Securities Act. These liabilities include liabilities arising out of untrue statements of a material fact contained in this registration statement or arising out of the omission of a material fact required to be stated in this registration statement. We will also indemnify David Lerner Associates, Inc. for losses from a breach of any warranties made by us in the agency agreement.

DESCRIPTION OF CAPITAL STOCK

The information set forth below is only a summary of the material terms of our common shares and Series A preferred shares. You should refer to our articles of incorporation, and bylaws for a complete description of the common shares and the Series A preferred shares.

Our authorized capital stock consists of: (i) 200,000,000 common shares, no par value, (ii) 200,000,000 Series A preferred shares, no par value, (iii) 240,000 Series B convertible preferred shares, no par value, and (iv) 15,000,000 additional preferred shares. Each common share and accompanying Series A preferred share will be fully paid and non-assessable upon issuance and payment therefor. As of the date of this prospectus, there were 10 common shares and accompanying Series A preferred share issued and outstanding and 240,000 Series B convertible preferred shares issued and outstanding. All 240,000 authorized Series B convertible preferred shares are held by Glade M. Knight.

Common Shares

Dividend and Distribution Rights

Our common shares have equal rights in connection with:

—dividends

—distributions, and

—liquidations.

If our board of directors determines, in its sole discretion, to declare a dividend, the right to a dividend is subject to the following restrictions:

—the dividend rights of the common shares may be subordinate to any other of our shares ranking senior to the common shares, and

—the amount of the dividend may be limited by law.

If we liquidate our assets or dissolve entirely, the holders of the common shares will share, on a pro rata basis, in the assets we are legally allowed to distribute. We must pay all of our known debts and liabilities or have made adequate provision for payment of these debts and liabilities before holders of common shares can share in our assets. Upon liquidation, the rights of the holders of the common shares will initially arise out of their rights as holders of the Series A preferred shares. In addition, in the event that the liquidation of our company results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the holders of the common shares and the holder of the Series B convertible preferred shares, on an as converted basis.

Holders of common shares do not have the right to convert or redeem their shares. In addition, they do not have rights to a sinking fund or to subscribe for any of our securities.

Voting Rights

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. The holders of common shares have exclusive voting power with respect to the election of directors, except as otherwise required by law or except as provided with respect to any other class or series of stock. There is no cumulative voting in the election of directors. Therefore the holders of a majority of the outstanding common shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Our articles state that a majority of common shares outstanding and entitled to vote on a matter may approve our company to take any of the following actions:

—dissolve,

—amend our charter or articles of incorporation,

—merge,

—sell all or substantially all of our assets, or

—engage in a share exchange or similar transactions;

except for amendments to our articles of incorporation relating to the classification of the board of directors. This matter requires the approval of at least two-thirds of the shares entitled to vote.

The transfer agent and registrar for the common shares will be Wachovia Bank.

Series A Preferred Shares

The Series A preferred shares have no voting rights, no distribution rights and no conversion rights. In addition, the Series A preferred shares are not separately tradable from the common shares to which they relate. The only right associated with each Series A preferred share is a priority distribution upon the sale of our assets in liquidation, dissolution or winding up of our business. The priority distribution will be equal to $11.00 per Series A preferred share, and no more, before any distribution will be made to the holders of any other shares. Upon that distribution the Series A preferred shares will have no other distribution rights.

The Series A preferred shares will terminate and have no liquidation preference or any other rights upon the conversion of the Series B convertible preferred shares into common shares, as described below. Once the Series B convertible preferred shares are converted into common shares, a Unit holder will only hold common shares and will no longer have the priority distribution upon the sale of our assets in liquidation associated with the Series A preferred shares.

Series B Convertible Preferred Shares

Our authorized capital stock includes 240,000 Series B convertible preferred shares. Mr. Knight is the sole holder of the Series B convertible preferred shares. There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the Articles of Incorporation that would adversely affect the Series B convertible preferred shares. Except as described in the preceding two sentences, holders of the Series B convertible preferred shares do not have any voting, dividend or other rights with respect to those shares unless and until we terminate or fail to renew the Advisory Agreement with Apple Hospitality Five Advisors. Upon that event the Series B convertible preferred shares will be entitled to dividend distributions and voting rights on an as converted basis, as described below.

Upon our liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment. However the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of our assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

The Series B convertible preferred shares are convertible into common shares upon and for 180 days following the occurrence of either of the following events:

(1)  substantially all of our assets, stock or business is transferred as a going concern, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business; or

(2) our common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any triggering event and for purposes of determining the liquidation payment due to the holder of a Series B convertible preferred share, each Series B convertible preferred share is convertible into a number of common shares based upon the gross proceeds raised through the date of conversion in the offering made by this prospectus according to the following formula:

Gross Proceeds Raised From Sales of Units Through Date of Conversion	Number of Common Shares Through Conversion of One Series B Convertible Preferred Share
$50 million	0.92321
$100 million	1.83239
$150 million	3.19885
$200 million	4.83721
$250 million	6.11068
$300 million	7.29150
$350 million	8.49719
$400 million	9.70287
$450 million	10.90855
$500 million	12.11423

Mr. Knight, as our chief executive officer, can influence whether substantially all of our assets, stock or business is transferred as a going concern or whether our common shares are listed or quoted. Accordingly, Mr. Knight can influence both the conversion of the Series B convertible preferred shares issued to him and the resulting dilution of other shareholders. If we terminate or fail to renew the Advisory Agreement with Apple Hospitality Five Advisors, the Series B convertible preferred shares will be entitled to dividend distributions and voting rights on an as converted basis. In this event, the liquidation preference of the Series A preferred shares will continue. Termination of the Advisory Agreement by Apple Hospitality Five Advisors will not result in conversion of the Series B convertible preferred shares and will not entitle the Series B convertible preferred shares to dividend distributions and voting rights on an as converted basis. Upon the occurrence of any triggering event and for purposes of determining the liquidation payment due to each holder of a Series B convertible preferred share, each Series B convertible preferred share is convertible into potentially 2,907,415 common shares, based upon the gross proceeds raised through the date of conversion in the offering made by this $500 million prospectus. The effect of the conversion of the Series B convertible preferred shares is that Mr. Knight would own approximately 4.45% to 5.99% of the total number of common shares outstanding in exchange for an aggregate payment $24,000.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Preferred Shares

Our articles of incorporation authorize our issuance of up to 15 million additional preferred shares. No preferred shares other than the Series A preferred shares and the Series B convertible preferred shares have been issued.

We believe that the authorization to issue additional preferred shares benefit us and our shareholders by permitting flexibility in financing additional growth, giving us additional financing options in our corporate planning and in responding to developments in our business, including financing of additional acquisitions and other general corporate purposes. Having authorized preferred shares available for issuance in the future gives us the ability to respond to future developments and allow preferred shares to be issued without the expense and delay of a special shareholders’ meeting.

At present, we have no specific financing or acquisition plans involving the issuance of additional preferred shares and we do not propose to fix the characteristics of any series of preferred shares in anticipation of issuing preferred shares. We cannot now predict whether or to what extent, if any, additional preferred shares will be used or if so used what the characteristics of a particular series may be.

The voting rights and rights to distributions of the holders of common shares will be subject to the prior rights of the holders of any subsequently-issued preferred shares. Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the common shares and on such terms and for such consideration as may be determined by the board of directors. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to rights of holders of common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

Restrictions On Transfer

To qualify as a REIT under the Internal Revenue Code, our common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Further, not more than 50% of the value of our issued and outstanding common shares may be owned, directly or indirectly, by five or fewer individuals or, in limited circumstances, entities such as qualified private pension plans, during the last half of a taxable year or during a proportionate part of a shorter taxable year.

Since our board of directors believes it is essential that we maintain our REIT status, our bylaws provide that no person may own or be deemed to own more than 9.8% of the issued and outstanding common shares. The board may exempt a proposed transferee from this ownership limit. The board may require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as a REIT.

Any acquisition or transfer of common shares that would: (1) result in the common shares and any other stock being owned by fewer than 100 persons or (2) result in our being “closely-held” within the meaning of section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the common shares. These restrictions on transferability and ownership will not apply if the board determines it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and our articles are amended accordingly.

Any purported transfer of common shares or any other stock that would result in a person owning shares of capital stock in excess of the ownership limit will result in the transfer being declared null and void. The shares subject to the purported transfer will be considered to be “excess shares.” Under our bylaws, excess shares will be deemed to have been acquired and to be held on our behalf. The excess shares will not be considered to be outstanding for quorum and voting purposes. The excess shares will not be entitled to receive dividends or any other distributions. Any dividends or distributions paid to a purported transferee of excess shares prior to our discovery that the shares have been transferred in violation of our bylaws must be repaid to us upon demand.

Our bylaws provide that we may redeem any excess shares. The redemption price for any excess share will be equal to:

—the price paid for the excess shares by the intended transferee, or

—if no consideration was paid, the fair market value of the shares measured on the last business day prior to date on which we elect to redeem the excess shares.

Fair market value means the average daily closing price of a share if listed on a national securities exchange. If the shares are quoted on the NASD National Market System, fair market value will be the average of closing bid prices and closing asked prices. If there have been no sales or published bid and asked quotations with respect to the shares, the fair market value will be as determined in good faith by our board.

In addition, each shareholder shall, upon demand, be required to disclose in writing all information regarding the direct and indirect beneficial ownership of shares of capital stock as our board deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any compliance with those provisions or requirements.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of capital stock might receive a premium for their shares over the then-prevailing market price or which these holders might believe to be otherwise in their best interest.

Facilities for Transferring Common Shares

David Lerner Associates may, but is not obligated to, assist shareholders who desire to transfer their Units. In the event David Lerner Associates provides assistance, it will be entitled to receive compensation as specified by it. Any assistance offered by David Lerner Associates may be terminated or modified at any time without notice, and any fee charged for transfer assistance may be modified or terminated at any time and without notice. David Lerner Associates currently has no plans for rendering the type of assistance referred to in this paragraph. This assistance, if offered, would likely consist of informally matching isolated potential buyers and sellers, and would not represent the creation of any “market” for the Units.

No public market for the Units currently exists. We do not plan to cause the common shares nor the Series A preferred shares to be listed on any securities exchange or quoted on any system or in any established market either immediately or at any definite time in the future. While we may cause the Units to be listed or quoted if our board of directors determines that action to be prudent, there can be no assurance that this event will ever occur. In addition, the Units are uncertificated securities, are not represented by stock certificates, and may be difficult to transfer. Prospective shareholders should view the Units as illiquid and must be prepared to hold their investment for an indefinite length of time.

Share Redemption Program

Prior to the time that our Units are listed on a national securities exchange, our shareholders who have held their Units for at least one year may receive the benefit of limited interim liquidity by presenting for redemption all or any portion of their Units to us at any time in accordance with the procedures outline herein. At that time, we may, subject to the conditions and limitations described below, redeem the Units presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption.

If you have held our Units for the required one-year period, you may redeem your Units for a purchase price equal to the lesser of (1) $11 per Unit, or (2) the purchase price per Unit that you actually paid for your Units. In the event that you are redeeming all of your Units, Units purchased pursuant to our Additional Share Option plan may be excluded from the foregoing one-year holding period requirement, in the discretion of the board of directors. The board of directors reserves the right in its sole discretion at any time and from time to time to (1) waive the one-year holding period in the event of the death or bankruptcy of a shareholder or other exigent circumstances, (2) reject any request for redemption, (3) change the purchase price for redemption’s, or (4) otherwise amend the terms of, suspend, or terminate our share redemption program.

Redemption of Units, when requested, will be made quarterly on a first-come, first-served basis. Subject to funds being available, we will limit the number of Units redeemed pursuant to our share redemption program to the lesser of as follows:  (1) during any calendar year, we will not redeem in excess of three percent (3.0%) of the weighted average numbered Units outstanding during the prior calendar year; and (2) funding for the redemption of shares will come exclusively from the net proceeds we receive from the sale of Units under our Additional Share Option plan so that in no event will the aggregate amount of redemption’s under our share redemption program exceed aggregate net proceeds received by us from the sale of Units (after commissions), pursuant to our Additional Share Option plan. The board of directors, in its sole discretion, may choose to suspend or terminate the share redemption program or to reduce the number of Units purchased under the share redemption program if it determines the funds otherwise available to fund our share redemption program are needed for other purposes.

We cannot guarantee that the funds set aside for the share redemption program will be sufficient to accommodate all requests made in any year. If we do not have such funds available, at the time when redemption is requested, you can (1) withdraw your request for redemption, or (2) ask that we honor your request at such time, if any, when sufficient funds become available. Such pending requests will be honored on a first-come, first-served basis.

The shares redemption program is only intended to provide limited interim liquidity for shareholders until a secondary market develops for the Units. No such market presently exists, and we cannot assure you that any market for your Units will ever develop. If you redeem Units under the share redemption program you will not be permitted to purchase additional Units in this offering for a period of one year from the date of redemption.

The Units we purchase under the share redemption program will be cancelled, and will have the status of authorized, but unissued shares. We will not reissue such Units unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933 and under appropriate state securities laws or otherwise issued in compliance with such laws.

If we terminate, suspend, reduce the scope of or otherwise change the share redemption program, we will discloses the changes in reports filed with the Commission.

We intend to establish at a later date a dividend reinvestment plan, or DRIP, that will allow you to have your dividends otherwise distributable to you invested in additional Units. Once the DRIP is established, funding for the redemption of shares will come from the proceeds we receive from the sale of shares under our DRIP. At that time, subject to funds being available, we will limit the number of shares redeemed pursuant to our share redemption program to the lesser of as follows: (1) during any calendar year, we will not redeem in excess of three percent (3.0%) of the weighted average number of shares outstanding during the prior calendar year; and (2) funding for the redemption of shares will come exclusively from the proceeds we receive from the sale of shares under our dividend reinvestment plan provided that in no event will the aggregate amount of redemption’s under our share redemption program exceed aggregate proceeds received from the sale of shares pursuant to our dividend reinvestment plan. Not withstanding the foregoing, we may consider other sources of funding other than the DRIP to fund the redemption of shares under the share redemption program. No commissions will be payable under the dividend reinvestment plan.

SUMMARY OF ORGANIZATIONAL DOCUMENTS

The following is a summary of the material provisions of our articles of incorporation and bylaws, some of which may be described or referred to elsewhere in this prospectus. Neither this summary nor the descriptions appearing elsewhere in this prospectus purport to be, or should be considered, a complete statement of the terms and conditions of the articles of incorporation or bylaws or any specific provision thereof, and this summary and all the descriptions are qualified in their entirety by reference to, and the provisions of, the articles of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part. Our articles of incorporation have been reviewed and approved unanimously by the board of directors.

Board of Directors

The board of directors, subject to specific limitations in the articles of incorporation and those imposed by law, has full, exclusive, and absolute power, control and authority over our property and business. The board of directors, without approval of the shareholders, may alter our investment policies in view of changes in economic circumstances and other relevant factors, subject to the investment restrictions set forth in the bylaws.

A director may be removed if the director is declared of unsound mind by an order of court or if the director has pled guilty to or been convicted of a felony involving moral turpitude. In addition, a director may be removed (1) for cause by the vote or written consent of all directors other than the director whose removal is being considered, or (2) with or without cause at a special meeting of the shareholders by vote of a majority of the outstanding common shares. “For cause” is defined as willful violations of the articles of incorporation or bylaws, or gross negligence in the performance of a director’s duties. Any vacancies in the office of director may be filled by a majority of the directors continuing in office or at a special meeting of shareholders by vote of a majority of the common shares present at a meeting at which there is a quorum. Any director so elected shall hold office for the remainder of his predecessor’s term. The number of directors shall not be less than three nor more than 15. At the time of initial closing, there will be five directors, a majority of whom are independent directors. The holders of the common shares are entitled to vote on the election or removal of the board of directors, with each common share entitled to one vote.

The board of directors is empowered to fix the compensation of all officers and the board of directors. Under the bylaws, directors may receive reasonable compensation for their services as directors and officers and reimbursement of their expenses, and we may pay a director such compensation for special services, including legal and accounting services, as the board of directors deems reasonable. The board of directors may delegate some of its powers to one or more committees, each comprised of at least three directors.

Responsibility of Board of Directors, Apple Hospitality Five Advisors, Inc., Apple Suites Advisors, Inc., Officers and Employees

Our articles of incorporation provide that the directors and officers shall have no liability to us or our shareholders in actions by or in the right of the company unless the officer or director has engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws. The advisory agreement provides that Apple Hospitality Five Advisors shall have no liability to us or our shareholders unless it has engaged in gross negligence or willful misconduct. Under the subcontract with Apple Hospitality Five Advisors, Apple Suites Advisors will be similarly indemnified by us. Generally, claimants must look solely to our property for satisfaction of claims arising in connection with our affairs. The articles of incorporation and the advisory agreement, respectively, provide that we shall indemnify any present or former director, officer, employee or agent, Apple Hospitality Five Advisors, and Apple Suites Advisors against any expense or liability in an action brought against the person if the directors, excluding the indemnified party, determine in good faith that the director, officer, employee or agent, Apple Hospitality Five Advisors, or Apple Suites Advisors was acting in good faith within what he or it reasonably believed to be the scope of his or its employment or authority and for a purpose which he or it reasonably believed to be in our best interests or of our shareholders, and that the liability was not the result of willful misconduct, bad faith, reckless disregard of duties or violation of the criminal law. Indemnification is not allowed for any liability imposed by judgment, and costs associated therewith, including attorneys’ fees, arising from or out of a violation of federal or state securities laws associated with the public offering of the Units unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnity, or (2) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnity, or (3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnity. To the extent that the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission, the indemnification is contrary to public policy and therefore unenforceable.

The exculpation and indemnification provisions in the articles of incorporation and the advisory agreement have been adopted to help induce the beneficiaries of these provisions to agree to serve on our behalf or the behalf of Apple Hospitality Five Advisors and Apple Suites Advisors by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. The exculpation and indemnification provisions have been adopted, in part, in response to a perceived increase generally in shareholders’ litigation alleging director and officer misconduct. The exculpation and indemnification provisions in the articles of incorporation and the advisory agreement may result in a shareholder or our company having a more limited right of action against a director, Apple Hospitality Five Advisors, Apple Suites Advisors or its affiliates than he or it would otherwise have had in the absence of the provisions. Conversely, the presence of these provisions may have the effect of conferring greater discretion upon the directors, Apple Suites Advisors and its affiliates in making decisions and taking actions with respect to us. Subject to the exculpation and indemnification provisions in the articles of incorporation, the advisory agreement, and as otherwise provided by law, Apple Hospitality Five Advisors, Apple Suites Advisors and the directors and officers are accountable to us and our shareholders as fiduciaries and must exercise good faith and integrity in handling our affairs. As noted above, however, the exculpation and indemnification provisions in the articles of incorporation and the advisory agreement represent a material change from the accountability which would be imposed upon the directors, officers, Apple Hospitality Five Advisors, Apple Suites Advisors and its affiliates in the absence of the contractual provisions. Thus, the fiduciary duties will be materially different from the fiduciary duties as they would exist in the absence of the provisions of the articles of incorporation and the advisory agreement.

Issuance of Securities

The board of directors may in its discretion issue additional common shares, preferred shares, or other equity or debt securities, including options, warrants, and other rights, on such terms and for such consideration as it may deem advisable. The board of directors may, in its sole discretion, issue shares of stock or other equity or debt securities, (1) to persons from whom we purchases property, as part or all of the purchase price of the property, or (2) to Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty in lieu of cash payments required under the advisory agreement or other contract or obligation. The board of directors, in its sole discretion, may determine the value of any shares or other equity or debt securities issued in consideration of property or services provided, or to be provided, to us, except that while Units are offered by us to the public, the public offering price of the Units shall be deemed their value.

We have adopted two stock incentive plans for the benefit of our directors and employees.

Redemption and Restrictions on Transfer

For us to qualify as a REIT under the Internal Revenue Code, not more than 50% of our outstanding shares may be owned directly or indirectly by five or fewer individuals during the last half of any year other than the first year, and after the first year all shares must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. As a means of attempting to ensure compliance with these requirements, the bylaws provide that we may prohibit any person from directly or indirectly acquiring ownership, beneficial or otherwise, of more than 9.8% of the issued and outstanding common shares.

Amendment

The articles of incorporation and the bylaws may be amended or altered or we may be dissolved by the affirmative vote of the holders of a majority of the outstanding common shares, with each shareholder entitled to cast one vote per common share held. Our articles and bylaws may not be amended unless approved by the vote of the holders of a majority of the common shares except that the directors may amend the bylaws if they determine the amendment to be necessary to comply with the REIT provisions of the Internal Revenue Code or other applicable laws and regulations or the requirements of any state securities regulator or similar official. The bylaws can also be amended by the board of directors to: correct any ambiguity in the bylaws or resolve inconsistencies between the bylaws and the Articles; make changes that are not materially adverse to the rights of shareholders; or allow us to take any action or fulfill any obligation which we are legally obligated or permitted to take. No amendment that would change any rights with respect to any outstanding common shares, or diminish or eliminate any voting rights pertaining thereto, may be made unless approved by the vote of the holders of two-thirds of the outstanding common shares so affected.

Shareholder Liability

The holders of our shares shall not be liable personally on account of any of our obligations.

SALES LITERATURE

The offering is made only by means of this prospectus. We have not authorized the use of other supplemental literature in connection with the offering.

REPORTS TO SHAREHOLDERS

Financial information contained in all reports to shareholders will be prepared in accordance with generally accepted accounting principles. The annual report, which will contain financial statements audited by a nationally recognized accounting firm, will be furnished within 120 days following the close of each fiscal year. The annual report will contain a complete statement of compensation and fees paid or accrued by us to Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty together with a description of any new agreements. Under the bylaws, we are also obligated to send to our shareholders quarterly reports after the end of the first three calendar quarters of each year. Quarterly reports will include un-audited financial statements prepared in accordance with generally accepted accounting principles, a statement of fees paid during the quarter to Apple Hospitality Five Advisors, Apple Suites Advisors and Apple Suites Realty and a reasonable summary of our activities during the quarter. The shareholders also have the right under applicable law to obtain other information about us.

We will file a report meeting the requirements of Form 8-K under the Securities Exchange Act of 1934 if, after the termination of the offering, a commitment is made involving the use of 10 percent or more of the net proceeds of the offering and will provide the information contained in the report to the shareholders at least once each quarter after the termination of this offering.

LEGAL MATTERS

Certain legal matters in connection with the Units will be passed upon for us by McGuireWoods LLP, Richmond, Virginia.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our balance sheet at September 20, 2002, as set forth in their report. We’ve included our balance sheet in the prospectus and in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

EXPERIENCE OF PRIOR PROGRAMS

The tables following this introduction set forth information with respect to prior real estate programs sponsored by Glade M. Knight, who is sometimes referred to as the “prior program sponsor.” These tables provide information for use in evaluating the programs, the results of the operations of the programs, and compensation paid by the programs. Information in the tables is current as of December 31, 2001. The tables are furnished solely to provide prospective investors with information concerning the past performance of entities formed by Glade M. Knight. Regulatory filings and annual reports of Cornerstone, Apple Hospitality Two and Apple Suites will be provided upon request for no cost (except for exhibits, for which there is a minimal charge). In addition, Part II of our Registration Statement contains detailed information on the property acquisitions of Cornerstone, Apple Hospitality, and Apple Suites and is available without charge upon request of any investor or prospective investor. Please send all requests to Cornerstone Realty Income Trust, Inc., 306 East Main Street, Richmond, VA 23219; telephone: 804-643-1761.

In the five years ending December 31, 2001, Glade M. Knight sponsored only Cornerstone, Apple Residential, Apple Hospitality, and Apple Suites, which have investment objectives similar to ours. Cornerstone, Apple Residential, Apple Hospitality, and Apple Suites were formed to invest in existing residential rental properties and extended-stay hotels for the purpose of providing regular quarterly distributions to shareholders and the possibility of long-term appreciation in the value of properties and shares.

The information in the following tables should not be considered as indicative of our capitalization or operations. Purchasers of shares offered by our offering will not have any interest in the entities referred to in the following tables or in any of the properties owned by those entities as a result of the acquisition of shares in us.

See, “Apple Hospitality Five Advisors, Inc., and Affiliates—Prior Performance of Programs Sponsored by Glade M. Knight” in the prospectus for additional information on certain prior real estate programs sponsored by Mr. Knight, including a description of the investment objectives which are deemed by Mr. Knight to be similar and dissimilar to those of the Company.

The following tables use certain financial terms. The following paragraphs briefly describe the meanings of these terms.

•	“Acquisition Costs” means fees related to the purchase of property, cash down payments, acquisition fees, and legal and other costs related to property acquisitions.

•
“Cash Generated From Operations” means the excess (or the deficiency in the case of a negative number) of operating cash receipts, including interest on investments, over operating cash expenditures, including debt service payments.

•	“GAAP” refers to “Generally Accepted Accounting Principles” in the United States.

•	“Recapture” means the portion of taxable income from property sales or other dispositions that is taxed as ordinary income.

•	“Reserves” refers to offering proceeds designated for repairs and renovations to properties and offering proceeds not committed for expenditure and held for potential unforeseen cash requirements.

•	“Return of Capital” refers to distributions to investors in excess of net income.

TABLE I:    EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I presents a summary of the funds raised and the use of those funds by Apple Hospitality, Apple Suites, Inc., Cornerstone and Apple Residential Income Trust, Inc. whose investment objectives are similar to those of the Company and whose offering closed within three years ending December 31, 2001.

	Apple Hospitality	Apple Suites	Cornerstone	Apple Residential
Dollar Amount Offered	$200,000,000	$300,000,000	$432,309,058	$316,043,668
Dollar Amount Raised	$137,498,266	$125,000,000	$432,309,058	$316,043,668

LESS OFFERING EXPENSES:
Selling Commissions and Discounts	10.00%	10.00%	8.45%	10.00%
Organizational Expenses	1.50%	1.13%	0.75%	1.00%
Other	2.00%	0.00%	0.00%	0.00%
Reserves	0.50%	0.50%	3.00%	0.50%
Percent Available from Investment	86.00%	88.37%	87.79%	88.50%

ACQUISITION COSTS:
Prepaid items and fees to purchase property	85.29%	85.29%	86.79%	86.50%
Cash down payment	0.00%	0.00%	0.00%	0.00%
Acquisition fees	2.00%	3.08%	1.06%	2.00%
Other	0.00%	0.00%	0.00%	0.00%
Total Acquisition Costs	87.29%	88.37%	87.79%	88.50%
Percentage Leverage (excluding unsecured debt)	43.7%	45.49%	57.48%	0.00%
Date offering began	May 2001	August 1999	May 1993	January 1997
Length of offering (in months)	8	21	104	31
Months to investment amount available for investment	8	29	104	31

TABLE II:    COMPENSATION TO SPONSOR AND ITS AFFILIATES

Table II summarizes the compensation paid to the Prior Program Sponsor and its Affiliates (i) by programs organized by it and closed within three years ended December 31, 2001, and (ii) by all other programs during the three years ended December 31, 2001.

	Apple Hospitality	Apple Suites	Cornerstone		Apple Residential
Date offering commenced	May 2001	August 1999	May 1993		January 1997
Dollar amount raised	$137,498,266	$125,000,000	$432,309,058		$316,043,668

Amounts Paid To Prior Program Sponsor For Proceeds Of Offering:
Acquisition fees
Real Estate commission	$2,380,000	$3,389,000	$4,075,337		$4,882,032
Advisory fees	$157,350	$456,423	$515,689		$1,140,874
Other	$0.00	$—	$—		$—
Cash generated from operations before deducting payments to Prior Program Sponsor	$15,468,841	$17,574,799	$300,536,373		$21,265,581

Aggregate Compensation To Prior Program Sponsor
Management and accounting fees	—	$(1)	$3,088,348		$3,859,448
Reimbursements	—	$572,284	$2,717,655		$—
Leasing fees	—	$—	$—		$—
Other fees	—	$—	$13,266,402	(2)	$—

There have been no fees from property sales or refinancings

(1)
Effective January 1, 2001, Apple Suites acquired Apple Suites Management and its subsidiaries. In 2000, Apple Suites paid Mr. Glade M. Knight, its President and Chairman, a deposit of $900,000 in exchange for all of the issued and outstanding stock of Apple Suites Management. For financial reporting purposes, Apple Suites recorded the $900,000 of cash plus the fair value of net liabilities assumed of $513,520 from Apple Suites Management and its subsidiaries as a management termination fee (total of $1,413,520) in 2001. Effective January 1, 2001, all inter-company transactions, including lease revenue and rental expenses, between Apple Suites and Apple Suites Management were eliminated in consolidation.

(2)
Upon the merger transaction in which Cornerstone acquired Apple Residential, the Class B convertible shares of Apple Residential, all of which were held by management of Cornerstone, were converted into Series A convertible preferred shares of Cornerstone. The amount shown is the expense that resulted upon conversion.

TABLE III:    OPERATING RESULTS OF PRIOR PROGRAMS

Table III presents a summary of the annual operating results for Apple Hospitality Two, Apple Suites, Cornerstone and Apple Residential Income Trust, Inc. of the offerings closed in the five years ending December 31, 2001. Table III is shown on both an income tax basis as well as in accordance with generally accepted accounting principles, the only significant difference being the methods of calculating depreciation.

	2001 Apple Hospitality Two	2001 Apple Suites	2001 Cornerstone	2000 Apple Suites	2000 Cornerstone	1999 Apple Suites	1999 Cornerstone	1999 Apple Residential	1998 Cornerstone	1998 Apple Residential	1997 Cornerstone	1997 Apple Residential
Capital contributions by year	$122,888,957	$35,862,615	$6,468,580	$46,631,958	$6,108,737	$28,591,160	$9,168,728	$32,497,218	$38,905,636	$142,800,094	$63,485,868	$109,090,359
Gross revenue	$10,436,765	$45,861,995	$152,667,698	$16,202,929	$146,555,033	$2,687,117	$125,041,524	$26,243,431	$93,637,948	$30,764,904	$71,970,624	$12,005,968
Operating expenses	$2,262,543	$28,886,841	$62,171,562	$2,083,533	$56,105,776	$426,592	$46,940,388	$15,307,051	$33,797,439	$14,958,699	$27,339,955	$5,993,492
Interest income (expense)	$633,466	$(5,833,448)	$(30,454,911)	$(6,611,716)	$(17,125,452)	$(1,245,044)	$(14,953,613)	$(302,919)	$(12,175,940)	$900,669	$(7,230,205)	$(235,708)
Depreciation	$1,084,933	$4,787,486	$39,998,916	$2,990,381	$36,295,408	$496,209	$29,310,325	$5,893,349	$20,741,130	$5,788,476	$15,163,593	$1,898,003
Net income (loss) GAAP basis	$3,316,719	$4,030,649	$17,989,530	$3,469,087	$58,144,303	$365,465	$30,037,102	$(16,328,050)	$23,210,642	$10,079,908	$19,225,553	$3,499,194
Taxable income	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Cash generated from operations	$4,694,360	$9,118,278	$50,826,085	$5,512,154	$53,726,841	$548,015	$62,310,895	$10,680,641	$45,027,655	$17,122,276	$34,973,533	$7,075,025
Less cash distributions to investors	$2,767,054	$10,719,530	$45,905,786	$4,099,158	$40,251,087	$169,990	$42,050,415	$19,346,455	$38,317,602	$13,040,936	$31,324,870	$3,249,098
Cash generated after cash distribution	$1,927,276	$(1,601,252)	$4,920,299	$1,412,996	$13,475,754	$378,025	$20,260,480	$(8,665,814)	$6,710,053	$4,081,340	$3,648,663	$3,825,927
Special items
Capital contributions, net	$122,888,957	$35,862,615	$6,468,580	$46,631,958	$6,108,737	$28,591,160	$9,168,728	$32,497,218	$38,905,636	$142,800,094	$63,485,868	$109,090,359
Fixed asset additions	$121,078,235	$34,148,451	$79,956,049	$11,195,756	$77,213,771	$26,509,326	$332,558,553	$44,755,816	$97,863,162	$125,017,627	$157,859,343	$88,753,814
Line of credit-change in	$—	$—	$—	$—	$—	$—	$(44,392,999)	$—	$50,323,852	$—	$96,166,147	$—
Cash generated	$15,468,741	$5,678,833	$4,515,431	$2,071,714	$(12,127,695)	$581,244	$13,677,972	$(21,366,155)	$(1,923,622)	$15,910,626	$1,331,335	$24,162,472
End of period cash	$15,468,841	$8,331,891	$8,656,072	$2,653,058	$4,140,641	$581,344	$16,268,336	$18,707,044	$2,590,364	$40,073,198	$4,513,986	$24,162,572
Tax and distribution data per $1,000 invested
Federal income tax results
Cornerstone Realty Income Trust, is a REIT and thus is not taxed at the corporate level
Cash distributions to investors
Source (on GAAP basis)
Investment income	$41	$52	$76	$71	$46	$22	$95	$46	$82	$—	$77	$—
Long-term capital gain		$—	$—	$—	$19	$—	$—	$—	$—	$—	$—	$—
Return of capital	$34	$25	$36	$31	$45	$11	$12	$21	$21	$82	$23	$60
Source (on Cash basis)
Sales		$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Refinancings		$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Operations	$75	$77	$112	$102	$110	$33	$107	$67	$103	$82	$100	$60
Other		$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

TABLE IV:    RESULTS OF COMPLETED PROGRAMS

Table IV shows the results of programs sponsored by our Affiliates, which completed operations in the five years ending December 31, 2001. All of these programs other than Apple Residential had investment objectives dissimilar to those of the Company.

Program Name	Teal Point	Apple Residential*
Dollar amount raised	$3,310,620	$316,043,668
Number of properties	1	29
Date of closing of offering	Dec 1989	Jan 1997
Date of first sale of property	Dec 1997	July 1999
Date of final sale of property	Dec 1997	July 1999
Tax and Distribution data per $1,000 investment through—Federal income tax results:
Ordinary income
From operations	$(4)	$46
From recapture	$—	$21
Capital gain	$2,126	$—
Deferred gain
Capital	$—	$—
Ordinary	$—	$—
Cash distributions to investors
Source (On GAAP basis)
Investment income	$(4)	$46
Return of capital	$—	$21
Source (On cash basis)
Sales	$2,126	$—
Refinancings	$—	$—
Operations	$(4)	$67
Other	$—	$—
Receivable on net purchase money financing	$—	$—

*	On July 23, 1999, Apple Residential merged into a subsidiary of Cornerstone Realty Income Trust, Inc. Information provided for Apple Residential is only through the date of the merger.

TABLE V:    SALES OR DISPOSALS OF PROPERTIES

On July 23, 1999, Apple Residential merged with Cornerstone. Prior to the merger, Apple Residential owned 29 apartment communities containing 7,503 apartment homes. The aggregate purchase price of these communities was $311 million. In addition, Apple Residential’s debt of approximately $32 million was assumed by Cornerstone.

Sale of 16 Cornerstone apartment communities:

Selling Price, Net of Closing Costs and GAAP Adjustments

Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvements, Closing and Soft Costs	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Polo Club	Jun-93	Mar-00	$6,981,271	—	—	—	$6,981,271	—	$6,316,249	$6,316,249	$665,022
The Hollows	Jun-93	Mar-00	9,022,300	—	—	—	9,022,300	—	5,399,048	5,399,048	3,623,252
County Green	Dec-93	Mar-00	6,968,193	—	—	—	6,968,193	—	4,513,698	4,513,698	2,454,495
Wimbledon Chase	Feb-94	Mar-00	9,642,424	—	—	—	9,642,424	—	4,921,443	4,921,443	4,720,981
Chase Mooring	Aug-94	Mar-00	9,708,525	—	—	—	9,708,525	—	6,349,566	6,349,566	3,358,959
Wind Lake	Apr-95	Mar-00	11,719,900	—	—	—	11,719,900	—	10,034,679	10,034,679	1,685,221
Magnolia Run	Jun-95	Mar-00	7,083,707	—	—	—	7,083,707	—	6,062,839	6,062,839	1,020,868
Breckinridge	Jun-95	Mar-00	7,087,026	—	—	—	7,087,026	—	6,482,929	6,482,929	604,097
Bay Watch Pointe	Jul-95	Mar-00	5,202,102	—	—	—	5,202,102	—	4,629,336	4,629,336	572,766
Hanover Landing	Aug-95	Mar-00	7,844,760	—	—	—	7,844,760	—	6,912,569	6,912,569	932,191
Osprey Landing	Nov-95	Mar-00	7,117,989	—	—	—	7,117,989	—	5,187,648	5,187,648	1,930,341
Sailboat Bay	Nov-95	Mar-00	14,033,626	—	—	—	14,033,626	—	13,618,785	13,618,785	414,841
West Eagle Green	Mar-96	Mar-00	6,270,754	—	—	—	6,270,754	—	5,681,319	5,681,319	589,435
Savannah West	Jul-96	Mar-00	12,477,233	—	—	—	12,477,233	—	12,738,393	12,738,393	(261,160)
Paces Arbor	Mar-97	Mar-00	6,135,943	—	—	—	6,135,943	—	5,894,202	5,894,202	241,741
Paces Forest	Mar-97	Mar-00	7,158,690	—	—	—	7,158,690	—	6,781,827	6,781,827	376,863

			$134,454,443				$134,454,443		$111,524,530	$111,524,530	$22,929,913

APPLE HOSPITALITY FIVE, INC.

INDEX TO BALANCE SHEET

September 20, 2002

Page
Report of Independent Auditors	F-2
Balance Sheet at September 20, 2002 .	F-3
Notes to Balance Sheet	F-4

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholder of Apple Hospitality Five, Inc.

We have audited the accompanying balance sheet of Apple Hospitality Five, Inc. as of September 20, 2002. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Apple Hospitality Five, Inc. at September 20, 2002 in conformity with accounting principles generally accepted in the United States.

/s/    ERNST & YOUNG LLP

Richmond, Virginia
September 20, 2002

APPLE HOSPITALITY FIVE, INC.

BALANCE SHEET

September 20, 2002

ASSETS
Cash	$24,110

Total Assets	$24,110

STOCKHOLDER’S EQUITY
Preferred stock, authorized 15,000,000 shares; none issued and outstanding	—
Series A preferred stock, no par value, authorized 200,000,000 shares; issued and outstanding 10 shares	—
Series B preferred convertible stock, no par value, authorized 240,000 shares; issued and outstanding 240,000 shares	$24,000
Common stock, no par value, authorized 200,000,000 shares; issued and outstanding 10 shares	110

Total Stockholder’s Equity	$24,110

See accompanying notes to balance sheet.

APPLE HOSPITALITY FIVE, INC.

NOTES TO BALANCE SHEETS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Apple Hospitality Five, Inc. (the “Company”) is a Virginia corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company, which has no operating history, was formed to invest in upper-end, extended-stay and other limited-service hotels. Initial capitalization occurred on September 20, 2002, when 10 shares of common stock and Series A preferred stock were purchased by Apple Suites Advisors, Inc. (see Notes 2 and 3). The Company’s fiscal year end is December 31.

Significant Accounting Policies

Income Taxes

The Company intends to make an election to be treated, and expects to qualify, as a REIT under the Internal Revenue Code of 1986, as amended. As a REIT, the Company will be allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation only at the shareholder level. The Company’s continued qualification as a REIT will depend on its compliance with numerous requirements, including requirements as to the nature of its income and distribution of dividends.

The Company has established Apple Hospitality Five Management, Inc. as a 100% owned taxable REIT subsidiary (“TRS”). The TRS will lease all hotel properties from the Company and be subject to income tax at regular corporate rates on any income that it would earn.

Start Up costs

Start up costs incurred other than offering costs will be expensed upon the successful completion of the minimum offering (see Note 3).

Stock Based Compensation

As permitted under Statement of Financial Accounting Standards Statement No. 123 Accounting for Stock Based Compensation, for stock awards issued to employees, the Company has elected to follow Accounting Principles Board opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and related interpretations. For awards granted to employees, compensation expense, if any, is measured as the difference between the award price and market price of the shares at the date in which both the number of shares and price are known.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.    OFFERING OF SHARES

The Company intends to raise capital through a “best-efforts” offering of shares by David Lerner Associates, Inc. (the “Managing Dealer”), which will receive selling commissions and a marketing expense allowance based on proceeds of the shares sold.

The minimum offering must be sold within one year from the beginning of this offering or the offering will terminate and investors’ subscription payments, with interest, will be refunded to investors. Pending sale of such

APPLE HOSPITALITY FIVE, INC.

NOTES TO BALANCE SHEETS—(Continued)

minimum offering amount, investors’ subscription payments will be placed in an escrow account with Wachovia Bank.

With each purchase of one common share the Company will issue one Series A preferred share. The Series A preferred shares will have no voting rights, no conversion rights and no distribution rights. The only right associated with the Series A preferred shares will be a priority distribution upon the sale of the Company’s assets. The priority would be equal to $11.00 per Series A preferred share, and no more, before any distributions are made to the holders of any other shares. The Series A preferred shares will not be separately tradable from the common shares to which they relate.

3.    RELATED PARTIES

The Company has negotiated, but not signed, a Property Acquisition and Disposition Agreement with Apple Suites Realty Group, Inc. (“ASRG”), to acquire and dispose of real estate assets for the Company. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services.

The Company has negotiated, but not signed, an Advisory Agreement with Apple Hospitality Five Advisors, Inc. (“AHFA”) to provide management of the Company and its assets. An annual fee ranging from .1% to .25% of total equity proceeds received by the Company in addition to certain reimbursable expenses will be payable for these services.

ASRG and AHFA are 100% owned by Glade M. Knight, Chairman and President of the Company. ASRG and AHFA may purchase in the “best efforts” offering up to 2.5% of the total number of shares sold in the offering.

Affiliates of the Company have incurred certain organization and offering costs on behalf of the Company. Upon successful completion of the minimum offering (see Note 2), the Company will reimburse the affiliates for these organizational and offering costs. The Company is not responsible for these costs in the event that the offering is not successfully completed.

4.    STOCK INCENTIVE PLANS

The Company intends to adopt two stock incentive plans (the “Incentive Plan” and “Directors’ Plan”) to provide incentives to attract and retain directors, officers and key employees. The plans provide for the grant of options to purchase a specified number of shares of common stock (“Options”) or grants of restricted shares of common stock (“Restricted Stock”) to selected employees and directors of the Company. Following consummation of the offering, a Compensation Committee (“Committee”) will be established to implement and administer the plans. The Committee will be responsible for granting Options and shares of Restricted Stock and for establishing the exercise price of Options and the terms and conditions of Restricted Stock.

5.    SERIES B PREFERRED CONVERTIBLE STOCK

The Company has authorized 240,000 shares of Series B preferred convertible stock. The Company has issued 240,000 Series B preferred convertible shares to Mr. Glade M. Knight, Chairman and President of the Company, in exchange for the payment by him of $0.10 per Series B preferred convertible share, or an aggregate

APPLE HOSPITALITY FIVE, INC.

NOTES TO BALANCE SHEETS—(Continued)

of $24,000. The Series B preferred convertible shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B preferred convertible shares. Holders of more than two-thirds of the Series B preferred convertible shares must approve any proposed amendment to the Articles of Incorporation that would adversely affect the Series B preferred convertible shares.

Upon our liquidation, the holder of the Series B preferred convertible shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B preferred convertible shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B preferred convertible share is entitled to a liquidation payment of $11 per number of common shares each Series B preferred convertible share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B preferred convertible shares, the remaining proceeds will be distributed between the common shares and the Series B preferred convertible shares, on an as converted basis.

Each holder of outstanding Series B preferred convertible shares shall have the right to convert any of such shares into Common Shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1)  substantially all of the Company’s assets, stock or business is transferred as a going concern, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company; or

(2) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B preferred convertible share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the current $500 million public offering of the Company’s Common Shares made by the Company’s prospectus and according to the following formula:

Number of Units Through
Gross Proceeds Raised From Sales of Units Through Date of Conversion	Conversion of One Series B Preferred Convertible Share (The Initial “Conversion Ratio”)
$50 million	0.92321
$100 million	1.83239
$150 million	3.19885
$200 million	4.83721
$250 million	6.11068
$300 million	7.29150
$350 million	8.49719
$400 million	9.70287
$450 million	10.90855
$500 million	12.11423

No additional consideration is due upon the conversion of the Series B preferred convertible shares.

Compensation expense related to issuance of 240,000 Series B Convertible Preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares is probable. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares.

APPENDIX A
SUBSCRIPTION AGREEMENT
To: Apple Hospitality Five, Inc.  10 South Third Street  Richmond, VA 23219

Gentlemen:

By executing or having executed on my (our) behalf this Subscription Agreement and submitting payment, I (we) hereby subscribe for the number of shares of stock set forth on the reverse hereof in Apple Hospitality Five, Inc. (“REIT”) at a purchase price of              and     /100 Dollars ($            ) per Unit. By executing or having executed on my (our) behalf this Subscription Agreement and submitting payment, I (we) further:

(a)  acknowledge receipt of a copy of the Prospectus of Apple Hospitality Five, Inc., of which this Subscription Agreement is a part, and understand that the shares being acquired will be governed by the terms of such Prospectus and any amendments and supplements thereto;

(b)  represent that I am (we are) of majority age;

(c)  represent that I (we) have adequate means of providing for my (our) current needs and personal contingencies; have no need for liquidity from this investment; and through employment experience, educational level attained, access to advice from qualified advisors, prior experience with similar investments, or a combination thereof, understand the financial risks and lack of liquidity of an investment in the REIT;

(d)  represent that I (we) have either: (i) a net worth (excluding home, home furnishings and automobiles) of at least $50,000 ($30,000 in the case of Pennsylvania purchasers, $60,000 in the case of North Carolina purchasers and $125,000 in the case of New Hampshire purchasers) and estimate that (without regard to investment in the REIT) I (we) will have gross income during the current year of $50,000 ($30,000 in the case of Pennsylvania purchasers, $60,000 in the case of North Carolina purchasers), or (ii) a net worth (excluding home, home furnishings and automobiles) of at least $100,000 ($75,000 in the case of Pennsylvania purchasers, $225,000 in the case of North Carolina purchasers and $250,000 in the case of New Hampshire purchasers);

(e)  represent (if purchasing in a fiduciary or other representative capacity) that I (we) have due authority to execute the Subscription Agreement and to thereby legally bind the trust or other entity of which I am (we are) trustee(s), legal representative(s) or authorized agent(s); and agree to fully indemnify and hold the REIT, its officers and directors, its affiliates and employees, harmless from any and all claims, actions and causes of action whatsoever which may result by a breach or an alleged breach of the representations contained in this paragraph;

(f)  certify, under penalties of perjury, (i) that the taxpayer identification number shown on the signature page of this Subscription Agreement is true, correct and complete (or I am (we are) waiting for a number to be issued to me (us)), and (ii) that I am (we are) not subject to backup withholding either because (a) I am (we are) exempt from backup withholding, or (b) I (we) have not been notified by the Internal Revenue Service that I am (we are) subject to backup withholding as a result of a failure to report all interest or distributions, or (c) the Internal Revenue Service has notified me (us) that I am (we are) no longer subject to backup withholding; and

(g)  it is understood that the REIT shall have the right to accept or reject this subscription in whole or in part in its sole and absolute discretion. The REIT will either accept or reject this subscription within four business days from the receipt of the subscription by the Managing Dealer or Selected Dealer.

To the extent permitted by applicable law, the REIT intends to assert the foregoing representations as a defense to any claim based on factual assertions contrary to those set forth above.

(h)	PRE-DISPUTE ARBITRATION CLAUSE. REGULATORY AUTHORITIES REQUIRE THAT ANY BROKERAGE AGREEMENT CONTAINING A PRE-DISPUTE ARBITRATION AGREEMENT DISCLOSE THE FOLLOWING:

1.	ARBITRATION IS FINAL AND BINDING BETWEEN THE PARTIES.

2.	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

3.	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

4.	THE ARBITRATOR’S AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR SEEK MODIFICATION OR RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

5.	THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

6.
NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION, OR WHO IS A MEMBER OF A PUTATIVE CLASS ACTION WHO HAS OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (I) THE CLASS CERTIFICATION IS DENIED; OR (II) THE CLASS IS DECERTIFIED; OR (III) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

THE CUSTOMER AGREES TO SETTLE BY ARBITRATION ANY CONTROVERSY BETWEEN HIM/HER AND THE BROKER CONCERNING THIS AGREEMENT, HIS/HER ACCOUNTS(S), OR ACCOUNT TRANSACTIONS, OR IN ANY WAY ARISING FROM HIS/HER RELATIONSHIP WITH BROKER WHETHER ENTERED INTO PRIOR, ON OR SUBSEQUENT TO THIS DATE. SUCH ARBITRATION WILL BE CONDUCTED BEFORE AND ACCORDING TO THE ARBITRATION RULES OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. (NASD) OR ANY OTHER SELF-REGULATORY ORGANIZATION OF WHICH BROKER IS A MEMBER. EITHER THE BROKER OR THE CUSTOMER MAY INITIATE ARBITRATION BY MAILING A WRITTEN NOTICE. IF THE CUSTOMER DOES NOT DESIGNATE THE ARBITRATION FORUM IN HIS/HER NOTICE, OR RESPOND IN WRITING WITHIN 5 DAYS AFTER RECEIPT OF BROKER’S NOTICE, CUSTOMER AUTHORIZES BROKER TO DESIGNATE THE ARBITRATION FORUM ON CUSTOMER’S BEHALF. JUDGMENT ON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION, AND CUSTOMER SUBMITS HIMSELF/HERSELF AND PERSONAL REPRESENTATIVES TO THE JURISDICTION OF SUCH COURT.

APPLE HOSPITALITY FIVE, INC.

Signature Page of the Subscription Agreement

1.	SocialSecurity Number(s)

Tax ID Number(s)

Account# (If applicable)

2.	Name(s)in which shares are to be registered:

3.	Mannerin which title is to be held (Please check one).

☐ Individual	☐ Joint Tenants WROS	☐ Corporation	☐ Community Property
☐ Tenants in Common	☐ Partnership	☐ Trust

☐	As Custodian for

☐	For Estate of

☐	Other

4.	Address for correspondence

5.
Are you a non-resident alien individual (other than a non-resident alien who has elected to be taxed as a resident), a foreign corporation, a foreign partnership, a foreign trust, a foreign estate, or otherwise not qualified as a United States person? If so, transaction will not be executed without a completed W-8BEN Form.  ☐  Yes  ☐  No

6.
Amount of Investment $             for                          Units (Investment must be for a minimum of $5,000 in Units or $2,000 in Units for qualified plans). Make check payable to: David Lerner Associates, Inc. (or as otherwise instructed).    ☐ Liquidate funds from money market   ☐ Check enclosed

7.	Instructions for cash distributions ☐ Deposit to money market ☐ Reinvest in additional Shares

8.	I (WE) UNDERSTAND THAT THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT PARAGRAPH (H).

9.	Signature(s) of Investor(s) (Please sign in same manner in which shares are to be registered. Read Subscription Agreement, an important legal document, before signing.)

By executing this Subscription Agreement, the Investor is not waiving any rights under the Federal Securities Laws.

X

Signature                                                                                                               Date

X

Signature                                                                                                               Date

X

Signature                                                                                                               Date

10.	Broker/Dealer Information:

X	Registered Representative’s Name and Number	Second Registered Representative’s Name and Number

X	Broker/Dealer Firm	Registered Representative’s Office Address

X	City/State/Zip	Telephone Number

11.   To substantiate compliance with Appendix F to Article III, Section 34 of the NASD’s Rules of Fair Practice, the undersigned Registered Representative hereby certifies: I have reasonable grounds to believe, based on information obtained from the investor(s) concerning investment objectives, other investments, financial situation and needs and any other information known by me, that investment in the REIT is suitable for such investor(s) in light of financial position, net worth and other suitability characteristics.

Registered Representative                                                                                  Date

General Securities Principal                                                                               Date

Apple Use Only

SUBSCRIPTION AGREEMENT
To: Apple Hospitality Five, Inc.
10 South Third Street
Richmond, VA 23219

Gentlemen:

By executing or having executed on my (our) behalf this Subscription Agreement and submitting payment, I (we) hereby subscribe for the number of shares of stock set forth on the reverse hereof in Apple Hospitality Five, Inc. (“REIT”) at a purchase price of              and     /100 Dollars ($            ) per Unit. By executing or having executed on my (our) behalf this Subscription Agreement and submitting payment, I (we) further:

(a) acknowledge receipt of a copy of the Prospectus of Apple Hospitality Five, Inc., of which this Subscription Agreement is a part, and understand that the shares being acquired will be governed by the terms of such Prospectus and any amendments and supplements thereto;

(b) represent that I am (we are) of majority age;

(c) represent that I (we) have adequate means of providing for my (our) current needs and personal contingencies; have no need for liquidity from this investment; and through employment experience, educational level attained, access to advice from qualified advisors, prior experience with similar investments, or a combination thereof, understand the financial risks and lack of liquidity of an investment in the REIT;

(d) represent that I (we) have either: (i) a net worth (excluding home, home furnishings and automobiles) of at least $50,000 ($30,000 in the case of Pennsylvania purchasers, $60,000 in the case of North Carolina purchasers and $125,000 in the case of New Hampshire purchasers) and estimate that (without regard to investment in the REIT) I (we) will have gross income during the current year of $50,000 ($30,000 in the case of Pennsylvania purchasers, $60,000 in the case of North Carolina purchasers), or (ii) a net worth (excluding home, home furnishings and automobiles) of at least $100,000 ($75,000 in the case of Pennsylvania purchasers, $225,000 in the case of North Carolina purchasers, and $250,000 in the case of New Hampshire purchasers);

(e) represent (if purchasing in a fiduciary or other representative capacity) that I (we) have due authority to execute the Subscription Agreement and to thereby legally bind the trust or other entity of which I am (we are) trustee(s), legal representative(s) or authorized agent(s); and agree to fully indemnify and hold the REIT, its officers and directors, its affiliates and employees, harmless from any and all claims, actions and causes of action whatsoever which may result by a breach or an alleged breach of the representations contained in this paragraph;

(f) certify, under penalties of perjury, (i) that the taxpayer identification number shown on the signature page of this Subscription Agreement is true, correct and complete (or I am (we are) waiting for a number to be issued to me (us)), and (ii) that I am (we are) not subject to backup withholding either because (a) I am (we are) exempt from backup withholding, or (b) I (we) have not been notified by the Internal Revenue Service that I am (we are) subject to backup withholding as a result of a failure to report all interest or distributions, or (c) the Internal Revenue Service has notified me (us) that I am (we are) no longer subject to backup withholding; and

(g) it is understood that the REIT shall have the right to accept or reject this subscription in whole or in part in its sole and absolute discretion. The REIT will either accept or reject this subscription within four business days from the receipt of the subscription by the Managing Dealer or Selected Dealer.

To the extent permitted by applicable law, the REIT intends to assert the foregoing representations as a defense to any claim based on factual assertions contrary to those set forth above.

(h)	PRE-DISPUTE ARBITRATION CLAUSE. REGULATORY AUTHORITIES REQUIRE THAT ANY BROKERAGE AGREEMENT CONTAINING A PRE-DISPUTE ARBITRATION AGREEMENT DISCLOSE THE FOLLOWING:

1.	ARBITRATION IS FINAL AND BINDING BETWEEN THE PARTIES.

2.	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

3.	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

4.	THE ARBITRATOR’S AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR SEEK MODIFICATION OR RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

5.	THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

6.
NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION, OR WHO IS A MEMBER OF A PUTATIVE CLASS ACTION WHO HAS OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (I) THE CLASS CERTIFICATION IS DENIED; OR (II) THE CLASS IS DECERTIFIED; OR (III) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

THE CUSTOMER AGREES TO SETTLE BY ARBITRATION ANY CONTROVERSY BETWEEN HIM/HER AND THE BROKER CONCERNING THIS AGREEMENT, HIS/HER ACCOUNTS(S), OR ACCOUNT TRANSACTIONS, OR IN ANY WAY ARISING FROM HIS/HER RELATIONSHIP WITH BROKER WHETHER ENTERED INTO PRIOR, ON OR SUBSEQUENT TO THIS DATE. SUCH ARBITRATION WILL BE CONDUCTED BEFORE AND ACCORDING TO THE ARBITRATION RULES OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. (NASD) OR ANY OTHER SELF-REGULATORY ORGANIZATION OF WHICH BROKER IS A MEMBER. EITHER THE BROKER OR THE CUSTOMER MAY INITIATE ARBITRATION BY MAILING A WRITTEN NOTICE. IF THE CUSTOMER DOES NOT DESIGNATE THE ARBITRATION FORUM IN HIS/HER NOTICE, OR RESPOND IN WRITING WITHIN 5 DAYS AFTER RECEIPT OF BROKER’S NOTICE, CUSTOMER AUTHORIZES BROKER TO DESIGNATE THE ARBITRATION FORUM ON CUSTOMER’S BEHALF. JUDGMENT ON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION, AND CUSTOMER SUBMITS HIMSELF/HERSELF AND PERSONAL REPRESENTATIVES TO THE JURISDICTION OF SUCH COURT.

APPLE HOSPITALITY FIVE, INC.

Signature Page of the Subscription Agreement

1.	Social Security Number(s)

Tax ID Number(s)

Account # (If applicable)

2.	Name(s) in which shares are to be registered:

3.	Manner in which title is to be held (Please check one).

☐ Individual	☐ Joint Tenants WROS	☐ Corporation	☐ Community Property
☐ Tenants in Common	☐ Partnership	☐ Trust

☐	As Custodian for

☐	For Estate of

☐	Other

4.	Address for correspondence

5.
Are you a non-resident alien individual (other than a non-resident alien who has elected to be taxed as a resident), a foreign corporation, a foreign partnership, a foreign trust, a foreign estate, or otherwise not qualified as a United States person? If so, transaction will not be executed without a completed W-8BEN Form.  ☐  Yes  ☐  No

6.
Amount of Investment $             for                          Units (Investment must be for a minimum of $5,000 in Units or $2,000 in Units for qualified plans). Make check payable to: David Lerner Associates, Inc. (or as otherwise instructed).    ☐ Liquidate funds from money market   ☐ Check enclosed

7.	Instructions for cash distributions ☐ Deposit to money market ☐ Reinvest in additional Shares

8.	I (WE) UNDERSTAND THAT THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT PARAGRAPH (H).

9.	Signature(s) of Investor(s) (Please sign in same manner in which shares are to be registered. Read Subscription Agreement, an important legal document, before signing.)

By executing this Subscription Agreement, the Investor is not waiving any rights under the Federal Securities Laws.

X

Signature                                                                                                               Date

X

Signature                                                                                                               Date

10.	Broker/Dealer Information:

X	Registered Representative’s Name and Number	Second Registered Representative’s Name and Number

X	Broker/Dealer Firm	Registered Representative’s Office Address

X	City/State/Zip	Telephone Number

11.
To substantiate compliance with Appendix F to Article III, Section 34 of the NASD’s Rules of Fair Practice, the undersigned Registered Representative hereby certifies: I have reasonable grounds to believe, based on information obtained from the investor(s) concerning investment objectives, other investments, financial situation and needs and any other information known by me, that investment in the REIT is suitable for such investor(s) in light of financial position, net worth and other suitability characteristics.

Registered Representative                                                                                  Date

General Securities Principal                                                                               Date

Apple Use Only

APPLE HOSPITALITY FIVE, INC.

PROSPECTUS

DAVID LERNER ASSOCIATES, INC.
as Managing Dealer

December 3, 2002

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made by this Prospectus, and, if given or made, any other information or representations must not be relied upon. This Prospectus does not constitute an offer in any state in which an offer may not legally be made. The delivery of this Prospectus at any time does not imply that information contained in this Prospectus has not changed as of any time after its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30.    Other Expenses Of Issuance And Distribution.

The following are estimates of the expenses to be incurred in connection with the issuance and distribution of the securities to be registered:

SEC registration fee	$46,000
NASD filing fee	30,500
Printing and engraving fees	400,000
Legal fees and expenses	500,000
Accounting fees and expenses	250,000
Blue Sky fees and expense	45,000
Transfer Agent and Registrar fees	10,000
Registrant travel expense	10,000
Marketing Expense Allowance	12,500,000
Expense reserve	1,208,500

Total	$15,000,000

Item 31.    Sales To Special Parties.

On September 20, 2002, the Registrant sold 10 Units to Apple Suites Advisors for $110 cash.

On September 20, 2002, Glade M. Knight subscribed to purchase an aggregate of 240,000 Series B convertible preferred shares from the Registrant in exchange for an agreed upon subscription price of $24,000 cash.

Item 32.    Recent Sales Of Unregistered Securities.

On September 20, 2002, the Registrant sold 10 Units to Apple Suites Advisors for $110 cash, in a transaction that was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

On September 20, 2002, Glade M. Knight subscribed to purchase an aggregate of 240,000 Series B convertible preferred shares from the Registrant in exchange for an agreed upon subscription price of $24,000 cash. The transactions with respect to the Class B convertible preferred shares were also exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Item 33.    Indemnification Of Directors And Officers.

The Company will obtain, and pay the cost of, directors’ and officers’ liability insurance coverage which insures (i) the directors and officers of the Company from any claim arising out of an alleged wrongful act by the directors and officers of the Company in their respective capacities as directors and officers of the Company, and (ii) the Company to the extent that the Company has indemnified the directors and officers for such loss.

The Virginia Stock Corporation Act (the Virginia Act) permits, and the Registrant’s Articles of Incorporation and Bylaws require, indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. Under Section 13.1-697 of the Virginia Act, a Virginia corporation generally is authorized to indemnify its directors in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Registrant’s Articles of Incorporation and Bylaws require indemnification of officers and directors with respect to any action except in the case of willful misconduct, bad faith, reckless disregard of duties or violations of the criminal law. In addition, the Registrant may carry insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act of 1933. The Registrant’s Articles of Incorporation, as permitted by the Virginia Act, eliminate the damages that may be assessed against a director or officer of the Registrant in a shareholder or derivative proceeding. This limit on liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or of federal or state securities laws. Reference also is made to the indemnification provisions set forth in the form of Agency Agreement filed as Exhibit 1 hereto.

Item 34.    Treatment Of Proceeds From Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 35.    Financial Statements, Financial Statement Schedules And Exhibits.

(a)  Financial Statements.    See Index to Financial Statements in the Prospectus.

(b)  Financial Statement Schedules:

All financial statement schedules have been omitted because they are not applicable.

(c)  Exhibits.    Except as expressly noted otherwise, the Exhibits have been previously filed.

EXHIBIT INDEX

Exhibit Number	Description Of Documents

1.1	Form of Agency Agreement between the Registrant and David Lerner Associates, Inc. with form of selected Dealer Agreement attached as Exhibit A thereto. Filed Herewith.

1.2	Form of Escrow Agreement. Filed Herewith.

3.1	Articles of Incorporation, as amended, of the Registrant. Filed Herewith.

3.2	Bylaws of the Registrant.

4.1	Promissory Note to Wachovia Bank, N.A.

4.2	Guaranty of Glade M. Knight.

5	Opinion of McGuireWoods LLP as to the legality of the securities being registered. Filed Herewith.

8	Opinion of McGuireWoods LLP as to certain tax matters. Filed Herewith.

10.1	Form of Advisory Agreement between the Registrant and Apple Suites Advisors, Inc. Filed Herewith.

10.2	Form of Property Acquisition/Disposition Agreement between the Registrant and Apple Suites Realty Group, Inc.

10.3	Form of Apple Hospitality Five, Inc. 2002 Incentive Plan. Filed Herewith.

10.4	Form of Apple Hospitality Five, Inc. 2002 Non-Employee Directors Stock Option Plan. Filed Herewith.

23.1	Consent of McGuireWoods LLP (included in Exhibit 5 and 8). Filed Herewith.

23.2	Consent of Ernst & Young LLP. (regarding prospectus). Filed Herewith.

23.3	Consent of Lisa B. Kern, Prospective Director.

23.4	Consent of Bruce H. Matson, Prospective Director.

23.5	Consent of Michael S. Waters, Prospective Director.

23.6	Consent of Robert M. Wily, Prospective Director.

Item 36.    Undertakings.

The undersigned registrant hereby undertakes:

(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 42(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  That all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed.

(d)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant undertakes to send to each Shareholder at least on an annual basis a detailed statement of any transactions with the Advisor or its Affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Advisor or its Affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The Registrant undertakes to provide to the Shareholders the financial statements required by Form 10-K for the first full fiscal year of operations of the Registrant.

The Registrant undertakes to file during the offering period a sticker supplement pursuant to Rule 424(b)(3) under the Act describing each property not identified in the Prospectus at such time as there arises a reasonable probability of investment in such property by the Registrant and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing Shareholders. Each sticker supplement will also disclose all compensation and fees received by the Advisor or its Affiliates in connection with any such investment. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

The Registrant undertakes to file, after the end of the offering period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment not previously disclosed in the Prospectus or a supplement thereto involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the Shareholders at least once each quarter after the end of the offering period.

Offers and sales of the interests may continue after the filing of a post-effective amendment containing information previously disclosed in sticker supplements to the prospectus, as long as the information disclosed in a current sticker supplement accompanying the prospectus is as complete as the information contained in the most recently field post-effective amendment.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for expenses incurred in a successful defense) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

TABLE VI:    ACQUISITIONS OF PROPERTIES BY PROGRAMS

The following is a summary of acquisitions by Apple Hospitality Two, Apple Suites and Cornerstone at December 31, 2001. Apple Hospitality Two and Apple Suites acquired extended stay-hotels and Cornerstone acquired residential communities. Purchasers of our shares will not have any interest in these properties. Cornerstone acquired all of the assets of Apple Residential Income Trust, Inc. effective July 23, 1999.

Apple Hospitality Two

Description	Initial Acquisition Cost	Total Investment *	Date Acquired	Number of Rooms	Average Square Ft. of Rooms
Montgomery, Alabama	$5,989,633	$6,093,331	Sep-01	94	566
Bakersfield, California	9,436,951	9,548,325	Sep-01	114	538
Concord, California	21,741,476	21,829,575	Sep-01	126	535
San Ramon, California	18,989,430	19,084,639	Sep-01	106	560
Meriden, Connecticut	9,092,070	8,737,890	Sep-01	106	548
Atlanta/Hapeville, Georgia	12,177,063	12,256,063	Sep-01	126	609
Boston/Tewksbury, Massachusetts	17,437,874	17,661,555	Sep-01	130	455
Cincinnati/Blue Ash, Ohio	7,045,270	7,196,142	Sep-01	118	595
Las Colinas, Texas	9,667,592	9,778,017	Sep-01	120	520
Houston, Texas	9,862,641	9,977,631	Sep-01	110	540

	$121,380,000	$122,163,168		1,150	5,466

Apple Suites

Description	Initial Acquisition Cost	Total Investment *	Date Acquired	Number of Rooms	Average Square Ft. of Rooms
Dallas/Addison, Texas	$9,500,000	$10,465,034	Sep-99	120	512
Dallas/Las Colinas, Texas	11,200,000	12,253,110	Sep-99	136	589
Dallas/Plano, Texas	5,400,000	5,624,242	Sep-99	99	506
Richmond, Virginia	9,400,000	9,794,179	Sep-99	123	517
Atlanta/Cumberland, Georgia	9,800,000	10,732,488	Oct-99	124	690
Atlanta/Peachtree, Georgia	4,033,000	4,507,792	Nov-99	92	586
Baltimore, Maryland	16,348,000	17,026,552	Nov-99	147	514
Clearwater, Florida	10,416,000	10,752,701	Nov-99	112	521
Detroit, Michigan	4,330,000	4,964,282	Nov-99	76	415
Salt Lake City, Utah	5,153,000	5,423,952	Nov-99	98	614
Jackson, Mississippi	5,846,000	6,090,685	Dec-99	91	633
Malvern, Pennsylvania	15,489,000	16,149,665	May-00	123	517
Boulder, Colorado	14,885,000	15,827,810	Jun-00	112	509
Atlanta/Buckhead, Georgia	12,800,000	13,388,681	Apr-01	92	705
St. Louis, Missouri	11,500,000	11,802,116	Jun-01	145	612
Portland, Oregon	10,500,000	10,792,237	Jun-01	123	522
Dulles/Washington, D.C.	12,750,000	13,115,772	Jun-01	109	527

	$169,350,000	$178,711,298		1,922

*	Includes real estate commissions, closing costs, and improvements capitalized since the date of acquisition for hotels acquired to date

Cornerstone Realty Income Trust, Inc.

Description	Initial Acquisition Cost	Total Investment **	Date Acquired	Number of Units	Average Square Ft. of Units
North Carolina
Raleigh/Durham, North Carolina
The Trestles	$10,350,000	$12,011,949	Dec-94	280	776
The Landing	8,345,000	10,467,942	May-96	200	960
Highland Hills	12,100,000	15,079,971	Sep-96	264	1,000
Parkside at Woodlake	14,663,886	15,699,817	Sep-96	266	865
Deerfield	10,675,000	11,831,786	Nov-96	204	888
Clarion Crossing	10,600,000	13,685,962	Sep-97	228	769
St. Regis	9,800,000	11,043,587	Oct-97	180	840
Remington Place	7,900,000	8,842,840	Oct-97	136	1,098
The Timbers	8,100,000	9,199,470	Jun-98	176	745
Trinity Commons	22,088,181	22,606,680	Oct-01	288	962
Charlotte, North Carolina
Bridgetown Bay	5,025,000	6,270,552	Apr-96	120	867
Meadow Creek	11,100,000	13,304,851	May-96	250	860
Beacon Hill	13,579,203	16,577,955	May-96	349	734
Summerwalk	5,660,000	8,049,516	May-96	160	963
Paces Glen	7,425,000	8,711,573	Jul-96	172	907
Heatherwood	17,630,457	27,071,091	***	476	1,186
Charleston Place	9,475,000	10,747,754	May-97	214	806
Stone Point	9,700,000	10,523,752	Jan-98	192	848
Greystone Crossing	26,800,000	27,597,113	May-00	408	927
Legacy Park	21,888,522	22,361,477	Oct-01	288	1,004
Timber Crest	19,076,149	19,707,332	Oct-01	282	983
Winston-Salem, North Carolina
Mill Creek	8,550,000	10,139,396	Sep-95	220	897
Glen Eagles	16,887,653	18,478,256	******	310	978
Greensville, North Carolina
Autumn Park	20,074,327	20,447,992	Oct-01	264	983
Wilmington, North Carolina
St. Andrews	17,068,136	17,625,685	Oct-01	276	900
Other North Carolina
The Meadows	17,836,000	19,524,586	******	392	1,033
Signature Place	5,462,948	7,725,848	Aug-96	171	1,037
Pinnacle Ridge	5,731,150	7,244,516	Apr-98	168	885

Georgia
Atlanta, Georgia
Ashley Run	18,000,000	21,067,376	Apr-97	348	1,150
Carlyle Club	11,580,000	14,197,515	Apr-97	243	1,089
Dunwoody Springs	15,200,000	20,951,024	Jul-97	350	948
Stone Brooke	7,850,000	9,411,012	Oct-97	188	937
Spring Lake	9,000,000	10,382,008	Aug-98	188	1,009
Poplar Place	34,650,000	37,068,382	Sept-01	524	1,079
Other Georgia

Description	Initial Acquisition Cost	Total Investment**	Date Acquired	Number of Units	Average Square Ft. of Units

Virginia
Richmond, Virginia
Ashley Park	12,205,000	13,698,278	Mar-96	272	765
Trolley Square	10,242,575	14,152,047	****	325	589
Hampton Glen	11,599,931	13,620,168	Aug-96	232	788
The Gables	11,500,000	13,254,051	Jul-98	224	700
Chase Gayton	21,175,000	21,600,048	Jun-01	328	949
Waterford	22,500,000	22,777,691	Dec-01	312	995
Virginia Beach, Virginia
Mayflower Seaside	7,634,144	12,192,525	Oct-93	263	698
Harbour Club	5,250,000	7,126,590	May-94	214	813
Tradewinds	10,200,000	12,258,631	Nov-95	284	930
Arbor Trace	5,000,000	6,284,915	Mar-96	148	850
Other Virginia
Trophy Chase	12,628,991	18,654,551	*****	425	803
Greenbrier	11,099,525	12,750,050	Oct-96	258	251

South Carolina
Columbia, South Carolina
Stone Ridge	3,325,000	6,420,603	Dec-93	191	1,047
The Arbors at Windsor Lake	10,875,000	12,111,457	Jan-97	228	966
Other South Carolina
Westchase	11,000,000	13,876,702	Jan-97	352	806
Hampton Pointe	12,225,000	15,677,670	Mar-98	304	1,035
Cape Landing	17,100,000	20,895,404	Oct-98	288	933

Texas
Dallas, Texas
Brookfield	8,014,533	8,490,180	Jul-99	232	714
Toscana	7,334,023	7,540,212	Jul-99	192	601
Pace Cove	11,712,879	12,393,153	Jul-99	328	670
Timberglen	13,220,605	14,085,559	Jul-99	304	728
Summertree	7,724,156	8,637,493	Jul-99	232	575
Devonshire	7,564,892	8,307,034	Jul-99	144	876
Courts at Pear Ridge	11,843,691	12,204,025	Jul-99	242	774
Irving, Texas
Eagle Crest	21,566,317	22,504,120	Jul-99	484	887
Remington Hills	20,921,219	25,528,454	Jul-99	362	957
Estrada Oaks	10,786,882	11,399,728	Jul-99	248	771
Arlington, Texas
Aspen Hills	7,223,722	7,872,562	Jul-99	240	671
Mill Crossing	5,269,792	5,661,754	Jul-99	184	691
Polo Run	7,556,647	9,092,073	Jul-99	224	854
Cottonwood	6,271,756	7,280,522	Jul-99	200	751
Burney Oaks	9,965,236	10,881,776	Jul-99	240	794
Fort Worth, Texas
Copper Crossing	11,776,983	12,870,441	Jul-99	400	739

Description	Initial Acquisition Cost	Total Investment**	Date Acquired	Number of Units	Average Square Ft. of Units
Bedford, Texas
The Arbors	9,573,954	9,935,417	Jul-99	210	804
Park Village	8,224,541	8,945,300	Jul-99	238	647
Euless, Texas
Wildwood	4,471,294	4,781,051	Jul-99	120	755
Duncanville, Texas
Main Park	9,082,967	9,521,974	Jul-99	192	939
Lewisville, Texas
Paces Point	12,980,245	13,505,672	Jul-99	300	762
Grand Prairie, Texas
Silverbrook I	15,709,893	17,767,295	Jul-99	472	842
Silverbrook II	5,808,250	6,414,505	Jul-99	170	741
Grapevine, Texas
Grayson Square I	9,948,959	11,953,095	Jul-99	200	840
Grayson Square II	12,210,121	12,792,531	Jul-99	250	850
Austin, Texas
The Meridian	7,539,224	8,552,435	Jul-99	200	741
Canyon Hills	12,512,502	12,842,228	Jul-99	229	799
Richardson, Texas
Cutters Point	9,859,840	11,102,704	Jul-99	196	1,010
San Antonio, Texas
Sierra Ridge	6,624,666	8,395,007	Jul-99	230	751

	$938,731,567	$1,074,266,247		20,686

**
Includes real estate commissions, closing costs, and improvements capitalized since the date of acquisition for properties acquired to date, excluding the Apple properties. The Apple properties include the allocated purchase price at the time of the merger and improvements capitalized since the merger.

***
Heatherwood Apartments is comprised of Heatherwood and Italian Village/Villa Marina Apartments acquired in September 1996 and August 1997, respectively, at a cost of $10,205,457 and $7,425,000. They are adjoining properties and are operated as one apartment community.

****
Trolley Square Apartments is comprised of Trolley Square East and Trolley Square West Apartments acquired in June 1996 and December 1996, respectively, at a cost of $6,000,000 and $4,242,575. They are adjacent properties and are operated as one apartment community.

*****
Trophy Chase Apartments is comprised of Trophy Chase and Hunter’s Creek acquired in April 1996 and July 1999, respectively, at a cost of $3,710,000 and $8,918,991. They are adjacent properties and are operated as one apartment community.

******
Glen Eagles Apartments is comprised of Glen Eagles and Prestwick acquired in October 1995 and September 2000, respectively, at a cost of $7,300,000 and $9,587,653. They are adjoining properties and are operated as one apartment community.

*******
The Meadows Apartments is comprised of The Meadows, the Enclave and 48 additional units acquired in January 1996, March 2000 and May 2001, respectively, at a cost of $6,200,000, $8,786,000 and $2,850,000. They are adjoining properties and are operated as one apartment community.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on December 3, 2002.

APPLE HOSPITALITY FIVE, INC.

By:	/s/ GLADE M. KNIGHT
Glade M. Knight President, and as President, the Registrant’s Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, Amendment No. 3 to this Registration Statement has been signed by the following person on behalf of the Registrant and in the capacities and on the date indicated.

Signature	Capacities	Date

/s/ GLADE M. KNIGHT Glade M. Knight	Director and President, and As President, the Registrant’s Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer	December 3, 2002

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENTS

1.1	Form of Agency Agreement between the Registrant and David Lerner Associates, Inc. with form of selected Dealer Agreement attached as Exhibit A thereto. Filed Herewith.

1.2	Form of Escrow Agreement. Filed Herewith.

3.1	Articles of Incorporation, as amended, of the Registrant. Filed Herewith.

3.2	Bylaws of the Registrant.*

4.1	Promissory Note to Wachovia Bank, N.A.*

4.2	Guaranty of Glade M. Knight.*

5	Opinion of McGuireWoods LLP as to the legality of the securities being registered. Filed Herewith.

8	Opinion of McGuireWoods LLP as to certain tax matters. Filed Herewith.

10.1	Form of Advisory Agreement between the Registrant and Apple Suites Advisors, Inc. Filed Herewith.

10.2	Form of Property Acquisition/Disposition Agreement between the Registrant and Apple Suites Realty Group, Inc.*

10.3	Form of Apple Hospitality Five, Inc. 2002 Incentive Plan. Filed Herewith.

10.4	Form of Apple Hospitality Five, Inc. 2002 Non-Employee Directors Stock Option Plan. Filed Herewith.

23.1	Consent of McGuireWoods LLP (included in Exhibit 5 and 8). Filed Herewith.

23.2	Consent of Ernst & Young LLP. (regarding prospectus). Filed Herewith.

23.3	Consent of Lisa B. Kern, Prospective Director.*

23.4	Consent of Bruce H. Matson, Prospective Director.*

23.5	Consent of Michael S. Waters, Prospective Director.*

23.6	Consent of Robert M. Wily, Prospective Director.*

*    Previously filed.